      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1996

                                                    REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                      NELLCOR PURITAN BENNETT INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                      3693
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                   94-2789249
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              4280 HACIENDA DRIVE
                          PLEASANTON, CALIFORNIA 94588
                                 (510) 463-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             C. RAYMOND LARKIN, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      NELLCOR PURITAN BENNETT INCORPORATED
                              4280 HACIENDA DRIVE
                          PLEASANTON, CALIFORNIA 94588
                                 (510) 463-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                          ROBERT M. MATTSON, JR., ESQ.
                              MORRISON & FORESTER
                           19900 MACARTHUR BOULEVARD
                            IRVINE, CALIFORNIA 92715
                                 (714) 251-7500

                             DOUGLAS J. REIN, ESQ.
                          GRAY CARY WARE & FREIDENRICH
                              400 HAMILTON AVENUE
                          PALO ALTO, CALIFORNIA 94301
                                 (415) 833-2260

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

=====================================================================================================

                        CALCULATION OF REGISTRATION FEE

                                                         PROPOSED          PROPOSED
                                                         MAXIMUM           MAXIMUM          AMOUNT OF
       TITLE OF SECURITIES           AMOUNT TO BE     OFFERING PRICE  AGGREGATE OFFERING    REGISTRATION
         TO BE REGISTERED           REGISTERED(1)      PER SHARE(2)        PRICE(2)           FEE(3)
- ----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.....  1,763,950 shares      $5.6875        $64,187,231        $22,133.53
=====================================================================================================

(1) Represents the maximum number of shares of Common Stock issuable upon the consummation of the merger (the "Merger") of Infrasonics, Inc., a California corporation ("Infrasonics") with and into Nellcor Puritan Bennett Incorporated ("NPB") assuming the exercise prior to the Merger of all presently outstanding stock options and warrants to acquire Infrasonics Common Stock and the issuance of shares upon such exercise.

(2) Based on Rule 457(f) and estimated solely for the purpose of calculating the registration fee. This figure is based on the average of the high and low prices of Infrasonics Common Stock on May 23, 1996, to be exchanged in the Merger.

(3) Of the amount, $14,080 of the registration fee was previously paid in connection with Registrant's filing of preliminary proxy materials on April 5, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                            NELLCOR PURITAN BENNETT.

                             CROSS REFERENCE SHEET

                     PURSUANT TO ITEM 501 OF REGULATION S-K

            S-4 ITEM NUMBER AND HEADING                     LOCATION IN PROSPECTUS
            ---------------------------                     ----------------------
 1.   Forepart of Registration Statement and
         Outside Front Cover Page of
         Prospectus...........................  Facing Page of Registration Statement; Cross-
                                                Reference Sheet; Outside Front Cover Page
 2.   Inside Front and Outside Back Cover
         Pages of Prospectus..................  Inside Front Cover Page; Available Information;
                                                Incorporation of Certain Documents by
                                                Reference; Outside Back Cover Page
 3.   Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information........  Summary; Risk Factors
 4.   Terms of the Transaction................  Summary; The Merger; The Merger Agreement
 5.   Pro Forma Financial Information.........  Summary; Unaudited Pro Forma Combined Condensed
                                                Financial Statements; Notes to Unaudited Pro
                                                Forma Combined Condensed Financial Statements
 6.   Material Contacts with the Companies
         being Acquired.......................  Summary; The NPB Special Meeting; the
                                                Infrasonics Special Meeting; The Merger
                                                Agreement
 7.   Additional Information Required for
         Reoffering by Persons and Parties
         Deemed to be Underwriters............  Inapplicable
 8.   Interests of Named Experts and
         Counsel..............................  Legal Matters
 9.   Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities..........................  Inapplicable
10.   Information with Respect to S-3
         Registrants..........................  Summary; Available Information; Incorporation
                                                of Certain Documents by Reference
11.   Incorporation of Certain Information by
         Reference............................  Available Information; Incorporation of
                                                Documents by Reference
12.   Information with Respect to S-2 or S-3
         Registrants..........................  Inapplicable
13.   Incorporation of Certain Information by
         Reference............................  Inapplicable
14.   Information with Respect to Registrants
         Other than S-3 or S-2 Registrants....  Inapplicable
15.   Information with Respect to S-3
         Companies............................  Summary; Available Information; Incorporation
                                                of Certain Documents by Reference
16.   Information with Respect to S-2 or S-3
         Companies............................  Inapplicable
17.   Information with Respect to Companies
         Other than S-3 or S-2 Companies......  Inapplicable
18.   Information if Proxies, Consents or
         Authorizations are to be Solicited...  The Merger Agreement
19.   Information if Proxies, Consents or
         Authorizations are not to be
         Solicited, or in an Exchange Offer...  Inapplicable

                                 [NELLCOR LOGO]


Dear Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders of Nellcor Puritan Bennett Incorporated ("NPB") to be held on June 27, 1996, at the offices of NPB, 4280 Hacienda Drive, Pleasanton, California 94588, commencing at 11:00 a.m., local time.


     At the Special Meeting, you will be asked to consider and vote upon (a) a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of May 14, 1996 (the "Merger Agreement"), by and between NPB and Infrasonics, Inc., a California corporation ("Infrasonics"), and the issuance of shares of common stock, $.001 par value per share, of NPB ("NPB Common Stock") pursuant to the terms thereof (the "Merger Proposal"), and (b) a proposal to approve an amendment to NPB's Restated Certificate of Incorporation to increase the number of authorized shares of NPB Common Stock to 150,000,000 shares and to effect a split of the issued stock of NPB by changing each issued share of NPB Common Stock into two shares of NPB Common Stock (collectively, the "Stock Split Proposal").


     Pursuant to the Merger Agreement (i) Infrasonics will merge with and into NPB (the "Merger"), (ii) each outstanding share of common stock, no par value, of Infrasonics ("Infrasonics Common Stock") will be converted into the right to receive .095 of one share of NPB Common Stock, including the corresponding percentage of an NPB Preferred Stock Purchase Right, subject to adjustment based on the average of the closing prices of NPB Common Stock for the ten trading days preceding the fifth trading day before the Special Meeting (the "Exchange Ratio Formula"), and (iii) each outstanding option or warrant to purchase Infrasonics Common Stock will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of NPB Common Stock based on the merger exchange ratio for the underlying Infrasonics Common Stock.


     The Exchange Ratio Formula adjusts the .095 exchange ratio (and, as a result the number of shares of NPB Common Stock to be received by the holders of Infrasonics Common Stock in the Merger) if the average closing prices of NPB Common Stock for the ten trading days preceding the fifth trading day before the Special Meeting (such average being defined as the "Closing Market Value") exceeds $75.77 per share or is less than $65.77 per share. If the Closing Market Value exceeds $75.77 per share, the number of shares of NPB Common Stock to be received by holders of Infrasonics Common Stock will be equal to $7.20 divided by the Closing Market Value. If the Closing Market Value is less than $65.77 per share, the number of shares of NPB Common Stock to be received by holders of Infrasonics Common Stock will be equal to $6.25 divided by the Closing Market Value. The adjustments provided by the Exchange Ratio Formula are designed to provide that the value of NPB Common Stock to be received by Infrasonics shareholders as calculated by such Exchange Ratio Formula will not be greater than $7.20, nor less than approximately $6.25, per share of Infrasonics Common Stock.



     Based on the closing price of NPB Common Stock on May 24, 1996 of $55.75, under the Exchange Ratio Formula a holder of Infrasonics Common Stock would receive .112 of one share of NPB Common Stock for each share of Infrasonics Common Stock. Based on the capitalization of NPB and Infrasonics as of April 29, 1996, the shares of NPB Common Stock to be issued in the Merger, together with shares of NPB Common Stock subject to warrants and to stock options held by Infrasonics employees, would represent approximately 4% of the shares of NPB Common Stock outstanding or subject to options immediately following the Merger.



     YOUR BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR AND REASONABLE TO, AND IN THE BEST INTERESTS OF, NPB AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF NPB COMMON STOCK

VOTE "FOR" APPROVAL OF BOTH THE MERGER PROPOSAL AND THE STOCK SPLIT PROPOSAL.

     The accompanying Joint Proxy Statement/Prospectus provides detailed information concerning the proposed Merger and Stock Split and additional information concerning NPB and Infrasonics, which you are urged to read carefully. The complete text of the Merger Agreement is attached as Appendix A to the Joint Proxy Statement/Prospectus.


     The required vote of NPB stockholders on approval of the Merger Agreement is a majority of the number of shares of NPB Common Stock actually voted at the Special Meeting. Accordingly, the failure to submit a proxy card or to vote in person at the Special Meeting, the abstention from voting by a stockholder and broker non-votes will not affect the voting on the Merger Proposal. However, since the required vote of NPB stockholders on approval of the Stock Split Proposal is based upon the number of shares of NPB Common Stock outstanding, the failure to submit a proxy card or to vote in person at the Special Meeting, the abstention from voting by a stockholder and broker non-votes will have the same effect as a vote AGAINST approval of the Stock Split Proposal.


     It is important that your shares of NPB Common Stock be represented at the Special Meeting, regardless of the number of shares you hold. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy at any time prior to its exercise by filing a written notice of such revocation with the Secretary of NPB or by signing and delivering to such Secretary a proxy bearing a later date. In addition, you may attend the Special Meeting and vote your shares in person if you wish, even though you have previously returned your proxy.

                                          On Behalf of the Board of Directors,

                                          C. RAYMOND LARKIN, JR.
                                          President and Chief Executive Officer

                      NELLCOR PURITAN BENNETT INCORPORATED
                              4280 HACIENDA DRIVE
                          PLEASANTON, CALIFORNIA 94588
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 27, 1996
                            ------------------------

To the Stockholders of Nellcor Puritan Bennett Incorporated:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Nellcor Puritan Bennett Incorporated, a Delaware corporation ("NPB"), will be held on June 27, 1996, at the offices of NPB, 4280 Hacienda Drive, Pleasanton, California 94588, commencing at 11:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of May 14, 1996 (the "Merger Agreement") by and between NPB and Infrasonics, Inc., a California corporation ("Infrasonics"), and the issuance of shares of common stock, $.001 par value per share, of NPB ("NPB Common Stock") pursuant to the terms thereof (the "Merger Proposal"). Pursuant to the Merger Agreement
        (i) Infrasonics will merge with and into NPB (the "Merger"), (ii) each outstanding share of common stock, no par value, of Infrasonics ("Infrasonics Common Stock") will be converted into the right to receive .095 of one share of NPB Common Stock, including the corresponding percentage of an NPB Preferred Stock Purchase Right, subject to adjustment based on the average of the closing prices of NPB Common Stock for the ten trading days preceding the fifth trading day before the Special Meeting (the "Exchange Ratio Formula"), and (iii) each outstanding option or warrant to purchase Infrasonics Common Stock will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of NPB Common Stock based on the merger exchange ratio for the underlying Infrasonics Common Stock. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

     2. To consider and vote upon a proposal to approve an amendment to the Restated Certificate of Incorporation of NPB to increase the number of authorized shares of NPB Common Stock to 150,000,000 shares and to effect a split of the issued stock of NPB by changing each issued share of NPB Common Stock into two shares of NPB Common Stock (the "Stock Split Proposal").

     3. To transact such other business, incidental to the matters in Proposals No. 1 and No. 2, as may properly come before the meeting.


     The Exchange Ratio Formula adjusts the .095 exchange ratio (and, as a result the number of shares of NPB Common Stock to be received by the holders of Infrasonics Common Stock in the Merger) if the average closing prices of NPB Common Stock for the ten trading days preceding the fifth trading day before the Special Meeting (such average being defined as the "Closing Market Value") exceeds $75.77 per share or is less than $65.77 per share. If the Closing Market Value exceeds $75.77 per share, the number of shares of NPB Common Stock to be received by holders of Infrasonics Common Stock will be equal to $7.20 divided by the Closing Market Value. If the Closing Market Value is less than $65.77 per share, the number of shares of NPB Common Stock to be received by holders of Infrasonics Common Stock will be equal to $6.25 divided by the Closing Market Value. The adjustments provided by the Exchange Ratio Formula are designed to provide that the value of NPB Common Stock to be received by Infrasonics shareholders as calculated by such Exchange Ratio Formula will not be greater than $7.20, nor less than approximately $6.25, per share of Infrasonics Common Stock.



     Based on the closing price of NPB Common Stock on May 24, 1996 of $55.75, under the Exchange Ratio Formula a holder of Infrasonics Common Stock would receive .112 of one share of NPB Common Stock for each share of Infrasonics Common Stock. Based on the capitalization of NPB and Infrasonics as of April 29,

1996, the shares of NPB Common Stock to be issued in the Merger, together with shares of NPB Common Stock subject to warrants and to stock options held by Infrasonics employees, would represent approximately 4% of the shares of NPB Common Stock outstanding or subject to options immediately following the Merger.



     The Board of Directors has fixed the close of business on April 29, 1996 as the record date for the determination of the holders of NPB Common Stock entitled to notice of, and to vote at, the Special Meeting. Although a vote of NPB stockholders approving the Merger Proposal is not required under the General Corporation Law of the State of Delaware (the "DGCL"), NPB has agreed to seek the approval of a majority of the outstanding shares of NPB Common Stock voting thereon at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of NPB Common Stock entitled to vote thereon is necessary for the approval of the Stock Split Proposal.


     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors,

                                          LAUREEN DEBUONO
                                          Executive Vice President, Human
                                          Resources,
                                          General Counsel and Secretary

Pleasanton, California
May   , 1996

                            [INFRASONICS, INC. LOGO]

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders of Infrasonics, Inc. ("Infrasonics") to be held on June 27, 1996, at the offices of Infrasonics, 3911 Sorrento Valley Boulevard, San Diego, California 92121, commencing at 11:00 a.m., local time.


     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of May 14, 1996 (the "Merger Agreement"), by and between Infrasonics and Nellcor Puritan Bennett Incorporated, a Delaware corporation ("NPB") (the "Merger Proposal"). Pursuant to the Merger Agreement (i) Infrasonics will merge with and into NPB (the "Merger"), (ii) each outstanding share of common stock, no par value, of Infrasonics ("Infrasonics Common Stock") will be converted into the right to receive .095 of one share of NPB Common Stock, including the corresponding percentage of an NPB Preferred Stock Purchase Right, subject to adjustment based on the average of the closing prices of NPB Common Stock for the ten trading days preceding the fifth trading day before the Special Meeting (the "Exchange Ratio Formula"), and (iii) each outstanding option or warrant to purchase Infrasonics Common Stock will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of NPB Common Stock based on the merger exchange ratio for the underlying Infrasonics Common Stock.



     The Exchange Ratio Formula adjusts the .095 exchange ratio (and, as a result the number of shares of NPB Common Stock to be received by the holders of Infrasonics Common Stock in the Merger) if the average closing prices of NPB Common Stock for the ten trading days preceding the fifth trading day before the Special Meeting (such average being defined as the "Closing Market Value") exceeds $75.77 per share or is less than $65.77 per share. If the Closing Market Value exceeds $75.77 per share, the number of shares of NPB Common Stock to be received by holders of Infrasonics Common Stock will be equal to $7.20 divided by the Closing Market Value. If the Closing Market Value is less than $65.77 per share, the number of shares of NPB Common Stock to be received by holders of Infrasonics Common Stock will be equal to $6.25 divided by the Closing Market Value. The adjustments provided by the Exchange Ratio Formula are designed to provide that the value of NPB Common Stock to be received by Infrasonics shareholders as calculated by such Exchange Ratio Formula will not be greater than $7.20, nor less than approximately $6.25, per share of Infrasonics Common Stock.



     Based on the closing price of NPB Common Stock on May 24, 1996 of $55.75, under the Exchange Ratio Formula a holder of Infrasonics Common Stock would receive .112 of one share of NPB Common Stock for each share of Infrasonics Common Stock. Based on the capitalization of NPB and Infrasonics as of April 29, 1996, the shares of NPB Common Stock to be issued in the Merger, together with shares of NPB Common Stock subject to warrants and to stock options held by Infrasonics employees, would represent approximately 4% of the shares of NPB Common Stock outstanding or subject to options immediately following the Merger.


     YOUR BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR AND REASONABLE TO, AND IN THE BEST INTERESTS OF, INFRASONICS AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF INFRASONICS COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     The accompanying Joint Proxy Statement/Prospectus provides detailed information concerning the proposed Merger and additional information concerning NPB and Infrasonics, which you are urged to read carefully. The complete text of the Merger Agreement is attached as Appendix A to the Joint Proxy
Statement/Prospectus.

     As a holder of Infrasonics Common Stock you have certain dissenters' rights of appraisal with respect to the proposed Merger. In order to exercise such rights, you must vote against approval of the Merger Agreement. Please note that a signed proxy which does not vote against approval of the Merger Agreement or abstains with respect to such vote will be voted for such approval. Your dissenters' rights of appraisal are governed by specific legal provisions contained in Chapter 13 of the California Corporations Code (the "CCC"). A summary of certain provisions of Chapter 13 of the CCC pertaining to the rights of dissenting shareholders in connection with the Merger is included in this Joint Proxy Statement/Prospectus in the section entitled "Dissenters' Rights of Infrasonics Shareholders." The complete text of Chapter 13 of the CCC is set forth as Appendix E to this Joint Proxy Statement/Prospectus.

     It is important that your shares of Infrasonics Common Stock be represented at the Special Meeting, regardless of the number of shares you hold. The required vote of Infrasonics shareholders on approval of the Merger Agreement is based upon the number of outstanding shares of Infrasonics Common Stock and not the number of shares which are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Special Meeting, the abstention from voting by a stockholder and broker non-votes will each have the same effect as a vote AGAINST approval of the Merger Agreement. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy at any time prior to its exercise by filing a written notice of such revocation with the Secretary of Infrasonics or by signing and delivering to such Secretary a proxy bearing a later date. In addition, you may attend the Special Meeting and vote your shares in person if you wish, even though you have previously returned your proxy.

                                          On Behalf of the Board of Directors,

                                          JIM HITCHIN
                                          President and Chief Executive Officer

                               INFRASONICS, INC.
                         3911 SORRENTO VALLEY BOULEVARD
                          SAN DIEGO, CALIFORNIA 92121
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 27, 1996
                            ------------------------


To the Shareholders of Infrasonics, Inc.:



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Infrasonics, Inc., a California corporation ("Infrasonics"), will be held on June 27, 1996, at the offices of Infrasonics, 3911 Sorrento Valley
Boulevard, San Diego, California 92121, commencing at 11:00 a.m., local time, for the following purpose:


        To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of May 14, 1996 (the "Merger Agreement") by and between Infrasonics and Nellcor Puritan Bennett Incorporated, a Delaware corporation ("NPB"). Pursuant to the Merger Agreement (i) Infrasonics will merge with and into NPB (the "Merger"),
        (ii) each outstanding share of common stock, no par value, of Infrasonics ("Infrasonics Common Stock") will be converted into the right to receive .095 of one share of NPB Common Stock, including the corresponding percentage of an NPB Preferred Stock Purchase Right, subject to adjustment based on the average of the closing prices of NPB Common Stock for the ten trading days preceding the fifth trading day before the Special Meeting (the "Exchange Ratio Formula"), and (iii) each outstanding option or warrant to purchase Infrasonics Common Stock will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of NPB Common Stock based on the merger exchange ratio for the underlying Infrasonics Common Stock. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.


     The Exchange Ratio Formula adjusts the .095 exchange ratio (and, as a result the number of shares of NPB Common Stock to be received by the holders of Infrasonics Common Stock in the Merger) if the average closing prices of NPB Common Stock for the ten trading days preceding the fifth trading day before the Special Meeting (such average being defined as the "Closing Market Value") exceeds $75.77 per share or is less than $65.77 per share. If the Closing Market Value exceeds $75.77 per share, the number of shares of NPB Common Stock to be received by holders of Infrasonics Common Stock will be equal to $7.20 divided by the Closing Market Value. If the Closing Market Value is less than $65.77 per share, the number of shares of NPB Common Stock to be received by holders of Infrasonics Common Stock will be equal to $6.25 divided by the Closing Market Value. The adjustments provided by the Exchange Ratio Formula are designed to provide that the value of NPB Common Stock to be received by Infrasonics shareholders as calculated by such Exchange Ratio Formula will not be greater than $7.20, nor less than approximately $6.25, per share of Infrasonics Common Stock.



     Based on the closing price of NPB Common Stock on May 24, 1996 of $55.75, under the Exchange Ratio Formula a holder of Infrasonics Common Stock would receive .112 of one share of NPB Common Stock for each share of Infrasonic's Common Stock. Based on the capitalization of NPB and Infrasonics as of April 29, 1996, the shares of NPB Common Stock to be issued in the Merger together with shares of NPB Common Stock subject to stock options held by Infrasonics employees and warrants would represent approximately 4% of the shares of NPB Common Stock outstanding or subject to options immediately following the Merger.


     The Board of Directors has fixed the close of business on April 29, 1996 as the record date for the determination of the holders of Infrasonics Common Stock entitled to notice of, and to vote at, the Special Meeting. The affirmative vote of a majority of the total shares outstanding is necessary for approval of the Merger Agreement.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT SHAREHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors,

                                          GUY GANSEL
                                          Secretary

San Diego, California
May   , 1996

                      NELLCOR PURITAN BENNETT INCORPORATED
                             AND INFRASONICS, INC.

                             JOINT PROXY STATEMENT

                      NELLCOR PURITAN BENNETT INCORPORATED

                                   PROSPECTUS

    This Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to the holders of common stock, $.001 par value per share (the "NPB Common Stock"), of Nellcor Puritan Bennett Incorporated, a Delaware corporation ("NPB"), in connection with the solicitation of proxies by the Board of Directors of NPB for use at the Special Meeting of Stockholders of NPB to be held at NPB's offices at 4280 Hacienda Drive, Pleasanton, California 94588 on June 27, 1996, commencing at 11:00 a.m., local time, and at any and all adjournments or postponements thereof (the "NPB Special Meeting").

    This Joint Proxy Statement/Prospectus also is being furnished to the holders of common stock, no par value (the "Infrasonics Common Stock"), of Infrasonics, Inc., a California corporation ("Infrasonics"), in connection with the solicitation of proxies by the Board of Directors of Infrasonics for use at the Special Meeting of Shareholders of Infrasonics to be held at Infrasonics's offices at 3911 Sorrento Valley Boulevard, San Diego, California 92121 on June 27, 1996 at 11:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Infrasonics Special Meeting").


    This Joint Proxy Statement/Prospectus relates to the Amended and Restated Agreement and Plan of Merger, dated as of May 14, 1996 (as amended, the "Merger Agreement"), by and between NPB and Infrasonics, pursuant to which Infrasonics will be merged (the "Merger") with and into NPB and NPB will be the surviving corporation. A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus. In the Merger, each outstanding share of Infrasonics Common Stock (excluding shares held by dissenting shareholders who have asserted appraisal rights (the "Excluded Shares")), will be converted into the right to receive .095 (without giving effect to the proposed stock split) of a fully paid and nonassessable share (the "Exchange Ratio") of NPB Common Stock, including the corresponding percentage of an NPB Preferred Stock Purchase Right (as hereinafter defined). The Exchange Ratio is subject to adjustment, based on the average of the closing prices of NPB Common Stock for the ten trading days preceding the fifth trading day before the date of the NPB and Infrasonics Special Meetings (the "Exchange Ratio Formula"). Cash will be delivered in lieu of fractional shares.



    The Exchange Ratio Formula adjusts the .095 exchange ratio (and, as a result the number of shares of NPB Common Stock to be received by the holders of Infrasonics Common Stock in the Merger) if the average closing prices of NPB Common Stock for the ten trading days preceding the fifth trading day before the Special Meeting (such average being defined as the "Closing Market Value") exceeds $75.77 per share or is less than $65.77 per share. If the Closing Market Value exceeds $75.77 per share, the number of shares of NPB Common Stock to be received by holders of Infrasonics Common Stock will be equal to $7.20 divided by the Closing Market Value. If the Closing Market Value is less than $65.77 per share, the number of shares of NPB Common Stock to be received by holders of Infrasonics Common Stock will be equal to $6.25 divided by the Closing Market Value. The adjustments provided by the Exchange Ratio Formula are designed to provide that the value of NPB Common Stock to be received by Infrasonics shareholders as calculated by such Exchange Ratio Formula will not be greater than $7.20, nor less than approximately $6.25, per share of Infrasonics Common Stock.



    Based on the closing price of NPB Common Stock on May 24, 1996 of $55.75, under the Exchange Ratio Formula a holder of Infrasonics Common Stock would receive .112 of one share of NPB Common Stock for each share of Infrasonics Common Stock. Based on the capitalization of NPB and Infrasonics as of April 29, 1996, the shares of NPB Common Stock to be issued in the Merger, together with shares of NPB Common Stock subject to warrants and to stock options held by Infrasonics employees, would represent approximately 4% of the shares of NPB Common Stock outstanding or subject to options immediately following the Merger. Appendix F to this Joint Proxy Statement/Prospectus sets forth examples of possible Exchange Ratios at varying Closing Market Values and the resulting approximate total number of shares of NPB Common Stock that would be issued in the Merger based on the April 29, 1996 capitalization of NPB and Infrasonics.


    Consummation of the Merger is subject to various conditions, including adoption at the Infrasonics Special Meeting of the Merger Agreement by the holders of a majority of the outstanding shares of Infrasonics Common Stock entitled to vote thereon and approval of the Merger Agreement by a majority of the shares of NPB Common Stock voting thereon at the NPB Special Meeting. At the NPB Special Meeting, NPB stockholders will also be asked to approve an amendment to the Restated Certificate of Incorporation of NPB to increase the number of authorized shares of NPB Common Stock to 150,000,000 shares and to effect a split of the issued stock of NPB by changing each issued share of NPB Common Stock, including the shares issued to the holders of Infrasonics Common Stock, into two shares of NPB Common Stock.


    This Joint Proxy Statement/Prospectus also constitutes a prospectus of NPB for the issuance of up to 1,763,950 shares of NPB Common Stock and associated NPB Preferred Stock Purchase Rights to be issued in connection with the Merger. NPB Common Stock is listed and traded on the Nasdaq National Market ("Nasdaq") under the symbol "NELL." On May 24, 1996, the closing sales price for NPB Common Stock as reported on Nasdaq was $55.75 per share.


    All information contained in this Joint Proxy Statement/Prospectus with respect to NPB has been provided by NPB. All information contained in this Joint Proxy Statement/Prospectus with respect to Infrasonics has been provided by Infrasonics. This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of NPB and shareholders of
Infrasonics on or about [           ], 1996. A stockholder who has given a proxy
may revoke it at any time prior to its exercise. See "The NPB Special
Meeting -- Record Date; Voting Rights; Proxies" and "The Infrasonics Special Meeting -- Record Date; Voting Rights; Proxies."


     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY BOTH NPB STOCKHOLDERS AND INFRASONICS SHAREHOLDERS.


    If you have any questions concerning the Merger, the calculation of the Closing Market Value or the resulting Exchange Ratio or if you need assistance in voting your proxy, please call the proxy solicitor for both NPB and Infrasonics, Corporate Communications, Inc., at 1-800-986-6596. Banks and brokers please call (201) 896-1900.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
       UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

   THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS [            ], 1996.

                             AVAILABLE INFORMATION

     NPB has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (including all amendments, exhibits, annexes and schedules thereto, the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the NPB Common Stock and the associated NPB Preferred Stock Purchase Rights being offered hereby. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Joint Proxy Statement/Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including exhibits filed as a part thereof, is available at the Commission for inspection and copying as set forth below.

     NPB and Infrasonics are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by NPB and Infrasonics can be inspected at the offices of the National Association of Securities Dealers, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO NPB AND TO INFRASONICS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. NPB WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF NPB COMMON STOCK OR INFRASONICS COMMON STOCK, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL SUCH DOCUMENTS RELATING TO NPB (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED HEREIN BY REFERENCE). WRITTEN REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO NELLCOR PURITAN BENNETT INCORPORATED, 4280 HACIENDA DRIVE, PLEASANTON, CALIFORNIA 94588, ATTENTION:
INVESTOR RELATIONS; AND TELEPHONE REQUESTS MAY BE DIRECTED TO NPB'S INVESTOR RELATIONS DEPARTMENT AT (510) 463-4039. INFRASONICS WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF NPB COMMON STOCK OR INFRASONICS COMMON STOCK, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL SUCH DOCUMENTS RELATING TO INFRASONICS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED HEREIN BY REFERENCE). WRITTEN REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO INFRASONICS, INC., 3911 SORRENTO VALLEY BOULEVARD, SAN DIEGO, CALIFORNIA 92121, ATTENTION: INVESTOR RELATIONS, AND TELEPHONE REQUESTS MAY BE DIRECTED TO (619) 450-9898. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY JUNE 14, 1996. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID, WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents previously filed by NPB with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Joint Proxy Statement/Prospectus.

     1. NPB's Annual Report on Form 10-K for the year ended July 2, 1995;

     2. NPB's Quarterly Reports on Form 10-Q for the quarters ended October 1, 1995, December 31, 1995, and March 31, 1996;

     3. NPB's Current Reports on Form 8-K dated July 11, 1995, July 27, 1995, August 25, 1995, March 8, 1996, and April 3, 1996;

     4. The description of the NPB Common Stock contained in the Registration Statement on Form 8-A filed by NPB with the Commission, File No. 0-14980, including any amendments or reports filed for the purpose of updating such description; and

     5. The description of the NPB Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A filed by NPB with the Commission, File No. 0-14980, including any amendments or reports filed for the purpose of updating such description.

     The following documents previously filed by Infrasonics with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Joint Proxy Statement/Prospectus:

     1. Infrasonics's Annual Report on Form 10-K for the year ended June 30,
1995;

     2. Infrasonics's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995, and March 31, 1996;

     3. Infrasonics's Current Report on Form 8-K dated March 8, 1996; and

     4. The description of Infrasonics Common Stock contained in the Registration Statement on Form 8-A filed by Infrasonics with the Commission, File No. 0-12998, including any amendments or reports filed for the purpose of updating such description.

     In addition, all reports and other documents filed by NPB or Infrasonics pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to (a) the date of the NPB Special Meeting, with respect to such materials filed by NPB, and (b) the date of the Infrasonics Special Meeting, with respect to such materials filed by Infrasonics, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NPB OR INFRASONICS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NPB OR INFRASONICS SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES HEREOF OR THEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    i
INCORPORATION OF DOCUMENTS BY REFERENCE...............................................   ii
SUMMARY...............................................................................    1
  The Companies.......................................................................    1
  The Special Meetings................................................................    2
  Surrender of Stock Certificates.....................................................    3
  Recommendations of the Boards of Directors..........................................    3
  Risk Factors........................................................................    3
  The Merger..........................................................................    4
  Opinions of Financial Advisors......................................................    5
  Conflicts of Interest...............................................................    6
  Certain Federal Income Tax Consequences.............................................    7
  Comparative Rights of Stockholders..................................................    7
  Comparative Per Share Prices and Dividend Policies..................................    7
  Selected Historical Financial Data..................................................    8
  Summary Unaudited Pro Forma Combined Condensed Financial Data.......................   10
  Comparative Per Share Data..........................................................   11
RISK FACTORS..........................................................................   12
  Uncertainties Associated with the Integration of Infrasonics........................   12
  Uncertainties Associated with the Integration of Other Acquired Businesses..........   12
  Health Care Reform/Pricing Pressure.................................................   12
  Uncertain Impact of Growth of Managed Care Organizations............................   13
  Cost and Uncertainty of Regulatory Compliance.......................................   13
  Uncertainty Related to Patents and Proprietary Rights...............................   13
  Intense Competition; Rapid Technological and Market Changes.........................   14
  Dependence on New Product Development...............................................   14
  Product Liability Exposure..........................................................   14
  Impact of Currency Fluctuations; Importance of Foreign Sales........................   15
  Volatility of Stock Price...........................................................   15
  Certain Anti-Takeover Provisions....................................................   15
THE NPB SPECIAL MEETING...............................................................   16
  Purpose of the NPB Special Meeting..................................................   16
  Record Date; Voting Rights; Proxies.................................................   16
  Solicitation of Proxies.............................................................   16
  Quorum..............................................................................   16
  Required Vote.......................................................................   17
THE INFRASONICS SPECIAL MEETING.......................................................   18
  Purpose of the Infrasonics Special Meeting..........................................   18
  Record Date; Voting Rights; Proxies.................................................   18
  Solicitation of Proxies.............................................................   18
  Quorum..............................................................................   18
  Required Vote.......................................................................   19
THE MERGER............................................................................   20
  General.............................................................................   20
  Effective Time......................................................................   20
  Conversion of Shares; Procedures for Exchange of Certificates.......................   20
  Background of the Merger............................................................   21
  Recommendation of the NPB Board; Reasons for the Merger.............................   24

                                                                                        PAGE
                                                                                        ----
  Merger...............25Opinions of Robertson Stephens and Alex. Brown...............   26
  Conflicts of Interest...............................................................   35
  Certain Federal Income Tax Consequences.............................................   37
  Accounting Treatment................................................................   38
  Regulatory Approvals................................................................   38
  Resale Restrictions.................................................................   39
DISSENTERS' RIGHTS OF INFRASONICS SHAREHOLDERS........................................   39
  Demand for Purchase.................................................................   40
  Other Requirements..................................................................   41
THE MERGER AGREEMENT..................................................................   42
  The Merger..........................................................................   42
  Effective Time of the Merger........................................................   42
  Conversion of Securities............................................................   42
  Stock Options.......................................................................   43
  Exchange of Shares..................................................................   43
  Representations and Warranties......................................................   44
  Certain Covenants...................................................................   45
  No Solicitation.....................................................................   47
  Certain Employee Benefit Plan Matters...............................................   47
  Director and Officer Indemnification................................................   47
  Management After the Merger.........................................................   48
  Conditions..........................................................................   48
  Termination.........................................................................   48
  Cancellation Fees; Expenses.........................................................   49
  Amendment; Waiver...................................................................   49
  Expenses............................................................................   50
COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICIES....................................   50
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........................   51
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS..................   54
COMPARISON OF STOCKHOLDER RIGHTS......................................................   55
  General.............................................................................   55
  Stockholders Rights Plan............................................................   55
  Election and Number of Directors; Filling Vacancies; Removal........................   55
  Stockholders Meetings...............................................................   56
  Stockholders Vote for Business Combinations.........................................   57
  Common Stock........................................................................   58
  Preferred Stock.....................................................................   58
  Business Combinations...............................................................   59
  Limitation of Liability of Directors................................................   60
  Indemnification of Directors and Officers...........................................   60
  Dissenters' Rights..................................................................   61
  Dividends...........................................................................   61
  Stockholder Voting..................................................................   62
  Inspection of Stockholder List......................................................   62
  Loans to Officers and Employees.....................................................   62
  Dissolution.........................................................................   62
PROPOSAL NO. 1 -- APPROVAL OF THE MERGER AGREEMENT....................................   62

                                                                                        PAGE
                                                                                        ----
  PROPOSAL NO. 2 - STOCK SPLIT PROPOSAL...............................................   62
  General.............................................................................   62
  Purposes and Effects of the Amendment and Stock Split...............................   63
  Effectiveness.......................................................................   63
  Voting..............................................................................   64
OTHER MATTERS.........................................................................   64
LEGAL MATTERS.........................................................................   64
EXPERTS...............................................................................   64
STOCKHOLDER PROPOSALS.................................................................   64
APPENDIX A -- Amended and Restated Agreement and Plan of Merger.......................  A-1
APPENDIX B -- Robertson Stephens Opinion..............................................  B-1
APPENDIX C -- Alex. Brown Opinion.....................................................  C-1
APPENDIX D -- Form of Amendment To Restated Certificate of Incorporation of NPB.......  D-1
APPENDIX E -- Chapter 13 of the California Corporations Code..........................  E-1
APPENDIX F -- Illustrative Calculations of Exchange Ratio and Total Shares of NPB
  Stock Issuable in Merger............................................................  F-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus, the Appendices hereto and documents incorporated by reference herein. This summary does not contain a complete statement of all material information relating to the Merger Agreement, the Merger and the other matters discussed herein and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Joint Proxy Statement/Prospectus. Stockholders of NPB and shareholders of Infrasonics should read carefully this Joint Proxy Statement/Prospectus in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus.

     This Joint Proxy Statement/Prospectus and the documents incorporated herein by reference contain forward-looking statements about future results that are subject to risks and uncertainties. NPB's and Infrasonics's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

THE COMPANIES


     Nellcor Puritan Bennett Incorporated. NPB is the result of the combination of Nellcor Incorporated and Puritan-Bennett Corporation, which was consummated on August 25, 1995 in a transaction that was accounted for as a pooling of interests. NPB, a corporation organized under the laws of the State of Delaware, together with its subsidiaries, designs, manufactures and markets monitoring, diagnostic and therapeutic instruments, sensors, airway adapters and detectors for the safety and management of respiratory-impaired patients wherever they are treated. NPB's arterial blood oxygen, respiratory gas, blood pressure and apnea instruments provide intermittent and continuous, real time, non-invasive monitoring of physiologically unstable patients. NPB's wide variety of oximetry sensors are used with NPB's own instruments, instruments that incorporate the NPB oximetry OEM module and instruments produced by manufacturers licensed to use NPB sensors. NPB manufactures a 7200 Series of critical care ventilators with several options and upgrades, as well as its CliniVision(R) Respiratory Care Management Information System in the United States. NPB's portable ventilator product lines are manufactured and sold outside the United States. NPB also manufactures and distributes automated systems for the collection, use and management of patient information. NPB also manufacturers liquid oxygen systems as well as oxygen concentrators. NPB's products are sold worldwide principally through a direct sales force, assisted by clinical education consultants and specialists. NPB's products are also sold through distributors.


     As used herein the term "NPB" refers to Nellcor Puritan Bennett Incorporated and its subsidiaries, unless the context otherwise requires. The principal executive offices of NPB are located at 4280 Hacienda Drive, Pleasanton, California 94588, and the telephone number at that address is (510) 463-4000.

     Infrasonics, Inc. Infrasonics, a corporation organized under the laws of the State of California, together with its subsidiaries, designs, manufactures and markets technologically advanced respiratory care products and infant incubators. Infrasonics's respiratory care products include microprocessor controlled conventional and high-frequency ventilators for adults and infants, breath monitoring and synchronization devices, a computerized pulmonary diagnostic unit and over 100 ventilator accessory components. These products are used to support and monitor the breathing of post-surgical patients still under the effect of general anesthesia or muscle paralyzers, patients with lung cancer and other severe pulmonary diseases, and premature and full term infants whose lungs have not fully matured. Infrasonics's microprocessor controlled incubators are used to regulate heat and moisture loss from sick and recovering newborns in an intensive care setting. Infrasonics sells its products through a 20-person force of sales representatives and six dealer representatives in the United States and through a network of approximately 78 dealer-representatives abroad.

     As used herein, the term "Infrasonics" refers to Infrasonics, Inc. and its subsidiaries, unless the context otherwise requires. The principal executive offices of Infrasonics are located at 3911 Sorrento Valley Boulevard, San Diego, California 92121 and the telephone number at that address is (619) 450-9898.

THE SPECIAL MEETINGS

     Time, Place and Date. A Special Meeting of Stockholders of NPB will be held at NPB's offices, 4280 Hacienda Drive, Pleasanton, California 94588 on June 27, 1996, at 11:00 a.m., Pacific Time (including any and all adjournments or postponements thereof, the "NPB Special Meeting").

     A Special Meeting of Shareholders of Infrasonics will be held at Infrasonics's offices, 3911 Sorrento Valley Boulevard, San Diego, California 92121, on June 27, 1996, at 11:00 a.m., Pacific Time (including any and all adjournments or postponements thereof, the "Infrasonics Special Meeting").

     Purpose of the Special Meetings. At the NPB Special Meeting, holders of NPB Common Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A, including the issuance of the shares of NPB Common Stock pursuant to the Merger Agreement (the "Merger Proposal"). In addition, holders of NPB Common Stock will consider and vote upon a proposal to amend NPB's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 150,000,000 shares and to effect a split of the issued stock of NPB by changing each issued share of NPB Common Stock into two shares of NPB Common Stock (collectively, the "Stock Split Proposal"). At the Infrasonics Special Meeting, holders of Infrasonics Common Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement. See "The Merger," "The Merger Agreement," "Proposal No. 1 -- Approval of the Merger Agreement" and "Proposal No. 2 -- Stock Split Proposal."


     All shares of NPB and Infrasonics Common Stock represented by properly executed proxies will be voted at the respective NPB and Infrasonics Special Meetings in accordance with the directions on the proxies, unless such proxies have been previously revoked. If no direction is indicated, in the case of NPB, the shares will be voted FOR the Merger Proposal and FOR the Stock Split Proposal. If no direction is given, in the case of Infrasonics, the shares will be voted FOR the Merger Proposal. Any NPB or Infrasonics stockholder giving a proxy may revoke his or her proxy at any time before its exercise at the NPB Special Meeting or the Infrasonics Special Meeting, as the case may be, by (1) filing written notice of such revocation with the Secretary of NPB or Infrasonics, as the case may be, or (2) signing and delivering to such Secretary a proxy bearing a later date. However, the mere presence at the Special Meetings of a NPB or Infrasonics stockholder who has delivered a valid proxy will not of itself revoke that proxy. See "The NPB Special Meeting -- Record Date; Voting Rights; Proxies" and "The Infrasonics Special Meeting -- Record Date; Voting Rights; Proxies."



     Votes Required; Record Date. Although a vote of NPB stockholders approving the Merger Proposal is not required under the DGCL, NPB has agreed to seek the approval of a majority of the shares of NPB Common Stock voting thereon at the NPB Special Meeting. Approval of the Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of NPB Common Stock entitled to vote thereon at the NPB Special Meeting. Holders of NPB Common Stock are entitled to one vote per share. Only holders of NPB Common Stock at the close of business on April 29, 1996 (the "NPB Record Date") are entitled to notice of and to vote at the NPB Special Meeting. See "The NPB Special Meeting." As of April 29, 1996, directors and executive officers of NPB and their affiliates were beneficial owners of an aggregate of 1,038,194 shares of NPB Common Stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 3.6% of the 28,790,761 shares of NPB Common Stock that were issued and outstanding as of such date. Each of the directors and executive officers of NPB has indicated an intention to vote all shares of NPB Common Stock beneficially owned by him or her in favor of approval of the Merger Proposal and the Stock Split Proposal.



     Consummation of the Merger also requires approval of the proposal to adopt the Merger Agreement by the holders of a majority of the outstanding shares of Infrasonics Common Stock entitled to vote thereon at the Infrasonics Special Meeting. Holders of Infrasonics Common Stock are entitled to one vote per share. Only holders of Infrasonics Common Stock at the close of business on April 29, 1996 (the "Infrasonics Record Date") are entitled to notice of and to vote at the Infrasonics Special Meeting. See "The Infrasonics Special Meeting." As of April 29, 1996, directors and executive officers of Infrasonics and their affiliates were beneficial owners of an aggregate of 372,450 shares of Infrasonics Common Stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 3.5% of the 10,578,041 shares of Infrasonics Common Stock that were issued and outstanding as of such date. Each of the directors and executive officers of Infrasonics has indicated an intention to vote all shares of Infrasonics Common Stock beneficially owned by him or her in favor of approval of the Merger Agreement.


SURRENDER OF STOCK CERTIFICATES


     NPB has authorized The First National Bank of Boston to act as Exchange Agent under the Merger Agreement (the "Exchange Agent"). As soon as reasonably practicable after the Effective Time (as hereinafter defined) of the Merger, the Exchange Agent will send a letter of transmittal to each Infrasonics shareholder. The letter of transmittal will contain instructions with respect to the surrender of certificates representing Infrasonics Common Stock to be exchanged for NPB Common Stock. See "The Merger -- Conversion of Shares; Procedures for Exchange of Certificates."


     INFRASONICS SHAREHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR INFRASONICS COMMON STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. INFRASONICS SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS


     THE BOARDS OF DIRECTORS OF NPB AND INFRASONICS HAVE EACH UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF NPB (THE "NPB BOARD") BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, NPB AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF NPB COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL AND THE STOCK SPLIT PROPOSAL. THE BOARD OF DIRECTORS OF INFRASONICS (THE "INFRASONICS BOARD") BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, INFRASONICS AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF INFRASONICS COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. THE APPROVAL OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF NPB AND THE SHAREHOLDERS OF INFRASONICS SHALL CONSTITUTE ADOPTION OF THE MERGER AGREEMENT AND EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, CERTAIN PROVISIONS BENEFITTING DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES OF INFRASONICS, AS MORE FULLY DESCRIBED HEREIN. See "The
Merger -- Background of the Merger"; "-- Recommendation of the NPB Board; Reasons for the Merger and Stock Split Proposals"; "-- Recommendation of the Infrasonics Board; Reasons for the Merger"; and "-- Conflicts of Interest."


RISK FACTORS


     In addition to the conditions to consummation of the Merger set forth below under "The Merger Agreement -- Conditions," the Merger and the business of NPB and Infrasonics after the Merger will be subject to a number of risks, including: the uncertainties associated with the integration of the business of Infrasonics with NPB; uncertainties associated with NPB's integration of other acquired businesses; the impact of healthcare reform on the companies' operations; the uncertain impact of the growth of managed care organizations; the costs and uncertainties caused by the need to obtain regulatory approval of the companies' products; uncertainties associated with patents and proprietary rights; the impact of increasingly intense competition and rapid technological and market changes; the companies' dependence on new product development; the potential impact of product liability exposure; the impact of currency fluctuations and the importance of foreign sales; the volatility of the companies' stock prices; and uncertainties associated with certain anti-takeover provisions in the charter documents of NPB. IN CONSIDERING WHETHER TO APPROVE THE NPB STOCK SPLIT PROPOSAL OR APPROVE THE MERGER AGREEMENT, AS THE CASE MAY BE, NPB STOCKHOLDERS AND

INFRASONICS SHAREHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED BELOW UNDER THE CAPTION "RISK FACTORS."

THE MERGER


     Conversion of Securities. Upon consummation of the transactions contemplated by the Merger Agreement, (i) Infrasonics will be merged with and into NPB, with NPB being the surviving corporation, and (ii) each issued and outstanding share of Infrasonics Common Stock (other than shares held by dissenting shareholders who have asserted their appraisal rights ("Excluded Shares")), will be converted into the right to receive .095 of a fully paid and non-assessable share (the "Exchange Ratio") of NPB Common Stock, together with the corresponding percentage of an NPB Preferred Stock Purchase Right. The Exchange Ratio is subject to adjustment, based on the average of the closing prices of NPB Common Stock for the ten trading days preceding the fifth trading day before the consummation of the Merger (the "Closing Market Value"), in order that the value of NPB Common Stock to be received by Infrasonics shareholders as calculated under the adjustment formula is not less than approximately $6.25 per share. The Exchange Ratio is calculated as follows: (1) if the Closing Market Value is greater than or equal to $65.77 and less than or equal to $75.77, the Exchange Ratio will be .095; (2) if the Closing Market Value is greater than $75.77, the Exchange Ratio will be the quotient of (a) $7.20 divided by (b) the Closing Market Value, rounded to the nearest one-one thousandth of a share; and
(3) if the Closing Market Value is less than $65.77, the Exchange Ratio will be the the quotient of (x) $6.25 divided by (y) the Closing Market Value, rounded to the nearest one-one thousandth of a share. A table is provided in Appendix F to this Joint Proxy Statement/Prospectus which sets forth examples of possible Exchange Ratios at varying Closing Market Values and the resulting total number of shares of NPB Common Stock that would be issued in the Merger based upon the April 29, 1996 capitalization of NPB and Infrasonics. Because the aggregate number of shares of NPB Common Stock to be received in the Merger is dependent upon the market price of NPB Common Stock during the Exchange Ratio valuation period, fluctuations in the market value of NPB Common Stock during that valuation period will impact the number of shares of NPB Common Stock received in the Merger in exchange for each outstanding share of Infrasonics Common Stock. As a result, the market value of NPB Common Stock that the shareholders of Infrasonics ultimately receive could be more or less than its market value on the date of this Joint Proxy Statement/Prospectus or on the date of the Special Meetings. NPB stockholders and Infrasonics shareholders are advised to obtain current market quotations for NPB Common Stock and Infrasonics Common Stock. No assurance can be given as to the market price of NPB Common Stock at any time before the Effective Time or as to the market price of NPB Common Stock at any time thereafter. If the actual exchange ratio were determined to be materially outside of the range set forth in Appendix F, NPB and Infrasonics would recirculate a supplement to this Joint Proxy Statement/Prospectus or an Amended Joint Proxy Statement/Prospectus containing information concerning the actual exchange ratio, and would offer all holders of NPB Common Stock and Infrasonics Common Stock who were entitled to vote on the Merger as of the Record Date an opportunity to change their votes prior to the Special Meetings (in which case, the Special Meetings would be delayed to permit such recirculation). Such recirculation, if it occurs, would cause the effective date of the Merger to be delayed.


     Fractional shares of NPB Common Stock and associated NPB Preferred Stock Purchase Rights will not be issued in connection with the Merger. A holder of Infrasonics Common Stock otherwise entitled to a fractional share of NPB Common Stock and the associated fractional NPB Preferred Stock Purchase Right will be paid cash in lieu of such fractional share and associated fractional NPB Preferred Stock Purchase Right in an amount equal to the product of such fraction multiplied by the Closing Market Value. See "The Merger -- Conversion of Shares; Procedures for Exchange of Certificates" and "The Merger Agreement -- Conversion of Securities" and "-- Exchange of Shares."

     Conditions to the Merger; Termination. The obligations of NPB and Infrasonics to effect the Merger are subject to the satisfaction of certain conditions, including, among others: (i) obtaining the approval of NPB stockholders and Infrasonics shareholders; (ii) the absence of any injunction prohibiting consummation of the Merger; (iii) receipt of all necessary government and other consents and approvals, and the satisfaction of any conditions with respect thereto (other than the filing of the Certificate of Merger (as hereinafter defined)); (iv) the absence of any action by any federal or state governmental entity that imposes any condition upon NPB or Infrasonics that would so impact the Merger as to render the Merger inadvisable; (v) receipt of accountants' letters with respect to the qualification of the Merger as a "pooling of interests"; (vi) receipt of legal opinions with respect to the tax consequences of the Merger and other matters; (vii) the absence of any change, or any event involving a prospective change, in the other party's business, assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a material adverse effect on such party and its subsidiaries taken as a whole (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by the other party prior to the execution of the Merger Agreement); and
(viii) the aggregate amount of cash required to be paid on account of all Excluded Shares and any cash payments for fractional shares does not exceed 10% of the value of NPB Common Stock issuable in connection with the Merger. See "The Merger Agreement -- Conditions."

     The Merger Agreement is subject to termination by either NPB or Infrasonics if, among other things, the Merger is not consummated by October 5, 1996. The Merger Agreement also may be terminated by either NPB or Infrasonics under other circumstances, including the failure of NPB's stockholders to approve the Merger Proposal or of Infrasonics's shareholders to approve the Merger Agreement. Under certain circumstances leading to termination of the Merger Agreement, NPB or Infrasonics, as the case may be, may be entitled to receive a cancellation fee or reimbursement of certain expenses. See "The Merger Agreement -- Termination" and "-- Cancellation Fees; Expenses."

     Dissenters Rights. Under the General Corporation Law of the State of Delaware (the "DGCL"), the holders of NPB Common Stock are not entitled to appraisal rights with respect to the Merger Proposal or the Stock Split Proposal.


     Holders of Infrasonics Common Stock who, not later than the date of the Infrasonics Special Meeting, deliver to Infrasonics a written demand for dissenters' rights, who vote against the approval and adoption of the Merger Agreement and who comply with all other applicable requirements of Chapter 13 of the California Corporations Code (the "CCC"), will have the right to receive payment in cash of the "fair market value" (estimated at $5.50) of such holders' shares of Infrasonics Common Stock; although no holder of Infrasonics Common Stock will be entitled to dissenters' rights unless holders of at least 5% of the outstanding shares of Infrasonics Common Stock have perfected their dissenters' rights in accordance with the CCC. The procedure for perfecting dissenters' rights is summarized under the caption "Dissenters' Rights of Infrasonics Shareholders," and the pertinent provisions of Chapter 13 of the CCC are included as Appendix E to this Joint Proxy Statement/Prospectus.


     Governmental Approvals Required. Certain aspects of the Merger will require notifications to, and/or approvals from, certain United States authorities. NPB and Infrasonics believe that all material notifications, filings and approvals have been made or obtained, or will be made or obtained prior to the Effective Date, as the case may be. See "The Merger -- Regulatory Approvals."


     Accounting Treatment. The Merger is expected to be treated by NPB as a "pooling of interests" transaction for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the delivery of letters from Price Waterhouse LLP, NPB's independent accountants, and Ernst & Young LLP, Infrasonics's independent accountants, to this effect. See "The
Merger -- Accounting Treatment" and "The Merger Agreement -- Conditions."


OPINIONS OF FINANCIAL ADVISORS

     Robertson, Stephens & Company, LLC ("Robertson Stephens") has acted as financial advisor to NPB in connection with the Merger and has delivered a written opinion, dated May 14, 1996, to the NPB Board that, subject to certain assumptions, the Exchange Ratio was fair to NPB stockholders, from a financial point of view, as of the date of such opinion.

     Alex. Brown & Sons Incorporated ("Alex. Brown") has acted as financial advisor to Infrasonics in connection with the Merger and has delivered to the Infrasonics Board a written opinion, dated May 14, 1996, that the Exchange Ratio was fair to the holders of Infrasonics Common Stock, from a financial point of view, as of the date of such opinion.

     Copies of the written opinions of Robertson Stephens and Alex. Brown, which set forth the respective assumptions made, matters considered and limitations on the reviews undertaken, are attached as Appendices B and C, respectively, to this Joint Proxy Statement/Prospectus and should be read carefully in their entirety. See "The Merger -- Opinions of Robertson Stephens and Alex. Brown."


CONFLICTS OF INTEREST


     In considering the recommendation of the Infrasonics Board with respect to the approval by the Infrasonics shareholders of the proposal to adopt the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of Infrasonics management and the Infrasonics Board have certain interests in the Merger that are in addition to the interests of shareholders of Infrasonics generally. These interests arise from, among other things, certain indemnification and insurance arrangements and employment and consulting agreements among NPB, Infrasonics and directors and certain executive officers of Infrasonics.


     NPB has agreed to offer Jim Hitchin a two-year renewable employment agreement, pursuant to which Mr. Hitchin will serve as Senior
Consultant -- Special Projects of NPB at an annual salary of $250,000 for the first year and $275,000 for the second year. Under the terms of this agreement, Mr. Hitchin will be entitled to certain benefits, including an option to purchase 50,000 (post-split) shares of NPB Common Stock, and if he is terminated (other than due to death or disability, or for cause) within two years after the Merger, the maximum severance payment that he would have been entitled to under his previous employment agreement with Infrasonics that may be paid without resulting in an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code. Based on Mr. Hitchin's compensation for 1991 through 1995, severance payments could be made in an amount up to approximately $600,000. See "Conflicts of Interest -- Employment Agreement." Under the terms of the Merger Agreement, all stock options of Infrasonics outstanding on March 8, 1996 that have not expired as of the Effective Time will be assumed by NPB and will not terminate upon the consummation of the Merger. As of May 23, 1996, employees (or former employees) of Infrasonics held options to purchase an aggregate 581,939 shares of Infrasonics Common Stock at a weighted average exercise price of $3.53 per share (at exercise prices ranging from $2.38 to $8.26 per share). See "Conflicts of Interest -- Stock Option Plans." Upon consummation of the Merger, the outside directors of Infrasonics will enter into Consulting Agreements with NPB pursuant to which they will each provide up to 30 hours of consulting services to NPB as requested by NPB in exchange for $50,000 in the case of Mr. Vanderpool and $25,000 for each of the other outside directors. Upon consummation of the Merger, outstanding options to purchase Infrasonics Common Stock held by the outside directors will cease to vest and will terminate thereafter unless vested options are exercised within the time frame set forth in the applicable option agreements. See "Conflicts of Interest -- Consulting Agreements with Directors." In addition, for a period of four years from the Effective Time, (i) all rights of indemnification and reimbursement of expenses existing on the Effective Date under Infrasonics's Articles of Incorporation, Bylaws and indemnification agreements in favor of officers and directors of Infrasonics will survive; (ii) NPB will indemnify and advance expenses to such persons to the full extent required or permitted by Infrasonics's Articles of Incorporation, Bylaws and such indemnification agreements; and (iii) NPB will maintain certain officers' and directors' liability insurance policies with respect to claims arising from facts or events occurring before the Merger. See "Conflicts of Interest -- Indemnification and Insurance." NPB will also make severance payments to certain employees and officers. As to officers, in the event that any of Frederick C. McGee, Tom Bowie, Guy Gansel or Ralph Anderson is terminated within 18 months of the Merger, he will receive 18 months salary (at an annual rate, as of the date hereof, of $95,000, $90,000, $141,750 and $100,000, respectively), COBRA reimbursement for 18 months and outplacement assistance. See "Conflicts of Interest -- Severance Arrangements." See "The Merger -- Conflicts of Interest."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is anticipated that the Merger will constitute a "reorganization" for federal income tax purposes and, accordingly, that no gain or loss will be recognized by Infrasonics shareholders (except with respect to cash received by dissenting shareholders or in lieu of fractional shares), NPB stockholders, NPB or Infrasonics as a result of the Merger. Consummation of the Merger is conditioned upon the delivery of opinions of counsel to this effect. See "The Merger -- Certain Federal Income Tax Consequences" and "The Merger Agreement -- Conditions."

COMPARATIVE RIGHTS OF STOCKHOLDERS

     The rights of Infrasonics shareholders are currently governed by the CCC, Infrasonics's Articles of Incorporation and Infrasonics's Bylaws. Upon consummation of the Merger, Infrasonics shareholders will become stockholders of NPB, which is a Delaware corporation, and their rights as NPB stockholders will be governed by the DGCL, NPB's Restated Certificate of Incorporation, NPB's Bylaws and the NPB Rights Agreement. For a discussion of the various differences between the rights of shareholders of Infrasonics and stockholders of NPB, see "Comparison of Stockholder Rights."

COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICIES

     Both the NPB Common Stock and the Infrasonics Common Stock are listed and traded on Nasdaq. The following table sets forth the high and low sale prices per share of NPB Common Stock and Infrasonics Common Stock for the calendar quarters indicated, as reported by Nasdaq.


                                                                NPB            INFRASONICS
                                                            COMMON STOCK       COMMON STOCK
                                                          ----------------   ----------------
                                                           HIGH      LOW      HIGH      LOW
                                                          ------   -------   -------   ------
    Calendar 1994:
      First Quarter.....................................  $29.50   $24.25    $6.00     $3.875
      Second Quarter....................................   28.75    24.375    5.625     3.38
      Third Quarter.....................................   31.50    26.00     4.00      2.38
      Fourth Quarter....................................   34.00    28.25     4.75      2.875
    Calendar 1995:
      First Quarter.....................................   38.25    31.50     4.00      2.38
      Second Quarter....................................   47.75    36.00     4.25      2.38
      Third Quarter.....................................   55.75    44.688    7.0625    3.75
      Fourth Quarter....................................   62.00    47.38     7.125     5.00
    Calendar 1996:
      First Quarter.....................................   72.75    55.50     6.75      5.00
      Second Quarter (through May 24)...................   69.75    48.00     6.4375    5.75



     On March 8, 1996, the last trading day prior to announcement of the Merger Agreement, the closing sales prices of NPB Common Stock and Infrasonics Common Stock as reported by Nasdaq were $65.00 per share and $5.50 per share, respectively. The equivalent per share value of Infrasonics Common Stock as of such date was $6.25. On May 24, 1996, the closing sales prices of NPB Common Stock and Infrasonics Common Stock as reported by Nasdaq were $55.75 per share and $5.9375 per share, respectively. Based upon the May 24, 1996 closing price of NPB Common Stock and an Exchange Ratio of .112, the equivalent per share value of Infrasonics Common Stock as of such date was approximately $6.25.


     Because the market price of NPB Common Stock is subject to fluctuation, the market value of the shares of NPB Common Stock that holders of Infrasonics Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. The Exchange Ratio is subject to adjustment, based on the average of the closing price of the NPB Common Stock for the ten trading days preceding the fifth trading day before the consummation of the Merger, in order that the value of NPB's Common Stock to be received by

Infrasonics shareholders as calculated under the adjustment formula is not less than approximately $6.25 per share. See "The Merger Agreement -- Conversion of Securities." STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR NPB COMMON STOCK AND INFRASONICS COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR NPB COMMON STOCK OR INFRASONICS COMMON STOCK.


     No dividends have been declared or paid on NPB Common Stock or Infrasonics Common Stock since their respective dates of incorporation, nor does NPB anticipate paying cash dividends on NPB Common Stock in the foreseeable future following of the Merger.

SELECTED HISTORICAL FINANCIAL DATA


     The following selected historical financial data of NPB and Infrasonics have been derived from their respective historical financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto incorporated by reference herein. The NPB and Infrasonics historical financial data as of and for the nine months ended March 31, 1996 and April 2, 1995, and as of and for the nine months ended March 31, 1996 and 1995, respectively, have been derived from unaudited financial statements of NPB or Infrasonics, as the case may be, and have been prepared on the same basis as the historical information derived from audited financial statements. In the opinion of the managements of NPB and Infrasonics, respectively, the unaudited financial statements of NPB or Infrasonics, as the case may be, from which such data have been derived, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results for, and as of the end of, such periods. NPB's "Selected Historical Financial Data" as of and for each of the five fiscal years in the period ended July 2, 1995 and the unaudited nine months ended April 2, 1995, has been prepared by combining the financial data as of and for each of the five fiscal years in the period ended July 2, 1995 and the nine months ended April 2, 1995 of Nellcor Incorporated ("Nellcor") with financial data as of and for each of the three fiscal years in the period ended January 31, 1995, the two fiscal years in the period ended December 31, 1991 and the unaudited nine months ended October 31, 1994, respectively of Puritan-Bennett Corporation ("Puritan-Bennett"). The operating results of NPB and Infrasonics for the nine months ended March 31, 1996, are not necessarily indicative of the results that may be expected for the years ending July 7, 1996, in the case of NPB, and June 30, 1996, in the case of Infrasonics. No cash dividends have been declared or paid on Infrasonics's Common Stock.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NPB


                                                                  FISCAL YEAR ENDED                      NINE MONTHS ENDED
                                                 ----------------------------------------------------   --------------------
                                                 JULY 2,    JULY 3,    JULY 4,    JULY 5,    JULY 7,    MARCH 31,   APRIL 2,
                                                   1995     1994(2)      1993     1992(1)    1991(1)     1996(3)      1995
                                                 --------   --------   --------   --------   --------   ---------   --------
HISTORICAL STATEMENT OF OPERATIONS DATA:
  Net revenue..................................  $600,066   $544,227   $518,246   $452,286   $410,805   $487,354    $438,579
  Income from operations.......................    75,240      7,710     58,962     31,428     45,909    (16,938 )    53,844
    Income (loss) before cumulative effect of
      accounting change........................    49,463     (6,422)    39,715     21,867     32,135    (21,901 )    33,727
    Income (loss) per common share before
      cumulative effect of accounting change...      1.77      (0.23)      1.46       0.83       1.26      (0.75 )      1.21
    Common dividends per share(4)..............      0.05       0.05       0.05       0.05       0.05       0.00        0.04
    Shares used to compute income (loss) per
      common share before cumulative effect of
      accounting change........................    27,931     27,364     27,140     26,504     25,534     29,248      27,794
HISTORICAL BALANCE SHEET DATA:
  Working capital..............................  $249,743   $209,855   $224,772   $179,374   $177,606   $211,333    $252,116
  Total assets.................................   575,436    499,035    470,014    397,442    335,993    527,820     533,994
  Long-term obligations........................    84,690     66,062     64,351     49,085     46,293     26,112      88,581
  Stockholders' equity.........................   366,705    316,625    326,187    275,421    238,752    366,019     340,470


INFRASONICS


                                                                  FISCAL YEAR ENDED                       NINE MONTHS ENDED
                                                 ----------------------------------------------------   ---------------------
                                                 JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,   MARCH 31,   MARCH 31,
                                                   1995       1994       1993       1992       1991       1996        1995
                                                 --------   --------   --------   --------   --------   ---------   ---------
HISTORICAL STATEMENT OF OPERATIONS DATA:
  Net sales....................................  $23,000     19,906     18,689    $15,037    $10,491     $19,271     $15,669
  Income/(loss) from operations................   (1,836 )      731      1,057      1,554        762       1,615      (1,911)
    Net income/(loss) from operations..........   (1,351 )      617      1,291      1,813        735       1,306      (1,498)
    Net income/(loss) from operations per
      share....................................     (.13 )      .06        .13        .19        .09        0.12       (0.14)
    Shares used to compute net income/(loss)
      from operations per share................   10,339     10,341     10,236      9,793      8,277      10,830      10,339
HISTORICAL BALANCE SHEET DATA:
  Working capital..............................  $17,216    $18,508    $17,751    $17,772    $ 5,351     $19,086     $16,871
  Total assets.................................   26,954     28,534     27,596     22,811      8,736      30,216      27,076
  Long term obligations........................       --         --         --         --         --          --          --
  Shareholders' equity.........................   25,560     26,893     26,071     21,793      7,327      27,512      25,404


- ---------------
(1) Puritan-Bennett changed its year end from a calendar year end to a fiscal year ended January 31, effective February 1, 1992. The one-month period ended January 31, 1992 ("transition period") was audited. Selected historical financial data for the transition period are as follows: net revenue $19.7 million, loss from operations $1.5 million, net loss from operations $2.2 million, net loss from operations per share of $0.20 and
    11.6 million shares used to compute net loss from operations per share. No cash dividends were declared or paid with respect to the transition period.

(2) NPB accrued restructuring charges totaling approximately $43.2 million and NPB recorded litigation settlements totaling approximately $13.0 million during the fiscal year ended July 3, 1994.


(3) In connection with the merger of Nellcor and Puritan-Bennett, one-time merger and related costs of $92.6 million were recorded during the nine months ended March 31, 1996.



(4) Common dividends per share relates to cash dividends declared by Puritan-Bennett prior to its merger with Nellcor. NPB has no present intention to declare any dividends in the future.

SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following summary unaudited pro forma combined condensed financial data are derived from the unaudited pro forma combined condensed financial statements and notes thereto, appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such unaudited pro forma statements and notes thereto and the separate audited consolidated financial statements and related notes thereto of NPB and Infrasonics, incorporated by reference in this Proxy Statement/Prospectus. See "Unaudited Pro Forma Combined Condensed Financial Statements." For the purpose of the unaudited pro forma combined statement of operations data, NPB's financial data for each of the three fiscal years in the period ended July 2, 1995 and the unaudited nine months ended March 31, 1996 and April 2, 1995 have been combined with Infrasonics's financial data for each of the three fiscal years in the period ended June 30, 1995 and the unaudited nine months ended March 31, 1996 and 1995, respectively. For the purpose of the unaudited pro forma combined balance sheet data, NPB's financial data at March 31, 1996 were combined with Infrasonics's financial data at March 31, 1996. To reflect the August 25, 1995 stock-for-stock merger of Nellcor and Puritan-Bennett, which was accounted for as a pooling of interests, NPB's financial data for each of the three fiscal years in the period ended July 2, 1995 and the unaudited nine months ended April 2, 1995 has been prepared by combining Nellcor's financial data for each of the three fiscal years in the period ended July 2, 1995 and the nine months ended April 2, 1995 with Puritan-Bennett's financial data for each of the three fiscal years in the period ended January 31, 1995 and the unaudited nine months ended October 31, 1994.

     The unaudited pro forma information is presented for comparative purposes only and does not purport to be indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods, nor is such information necessarily indicative of the future operating results or financial position of NPB and Infrasonics.

         SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  FISCAL YEAR ENDED             NINE MONTHS ENDED
                                            ------------------------------     --------------------
                                            JULY 2,    JULY 3,    JULY 4,      MARCH 31,   APRIL 2,
                                              1995     1994(1)      1993         1996        1995
                                            --------   --------   --------     ---------   --------
PRO FORMA COMBINED STATEMENT OF OPERATIONS
  DATA:
Net revenue...............................  $623,066   $564,132   $536,935     $ 506,625   $454,248
Income (loss) from operations.............    73,404      8,441     60,018       (15,323)    51,933
Income (loss) before cumulative effect of
  accounting change.......................    48,112     (5,805)    41,006       (20,595)    32,230
Income (loss) per common share before
  cumulative effect of accounting
  change..................................      1.66      (0.20)      1.46         (0.68)      1.12
Shares used to compute income (loss) per
  common share before cumulative effect of
  accounting change.......................    28,913     28,346     28,112        30,277     28,776

                                         MARCH 31,
                                           1996
                                         ---------
PRO FORMA COMBINED BALANCE SHEET DATA:
Working capital........................  $ 222,419
Total assets...........................    558,036
Long-term obligations..................     26,112
Stockholders' equity...................    385,531

- ---------------
(1) In fiscal 1994, Nellcor Puritan Bennett accrued restructuring charges totaling approximately $43.2 million and recorded litigation settlements totalling approximately $13.0 million.

COMPARATIVE PER SHARE DATA

     The following table presents historical, unaudited pro forma combined and unaudited pro forma equivalent per share data of NPB and Infrasonics after giving effect to the Merger using the pooling of interests method of accounting, assuming the Merger had been effective during all periods presented. The pro forma equivalent data for Infrasonics have been calculated by multiplying the NPB pro forma combined amounts by the Exchange Ratio of 0.095. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical financial statements and notes thereto of NPB and Infrasonics, incorporated by reference in this Joint Proxy Statement/Prospectus, and the unaudited pro forma combined condensed financial statements included elsewhere in this Joint Proxy Statement/Prospectus.

     The unaudited pro forma combined and unaudited pro forma equivalent per share data combine NPB's historical results for each of the three fiscal years in the period ended July 2, 1995 and the unaudited nine months ended March 31, 1996 with the Infrasonics results for each of the three fiscal years in the period ended June 30, 1995 and the unaudited nine months ended March 31, 1996, respectively, and NPB's financial position at July 2, 1995 and March 31, 1996 with Infrasonics's financial position at June 30, 1995 and March 31, 1996. The NPB historical results for each of the three fiscal years in the period ended July 2, 1995 and the financial position at July 2, 1995 have been prepared by combining Nellcor's historical results for each of the three fiscal years in the period ended July 2, 1995 with Puritan-Bennett's historical results for each of the three fiscal years ended January 31, 1995, and Nellcor's financial position at July 2, 1995 with Puritan-Bennett's financial position at January 31, 1995.

                                                            FISCAL YEAR ENDED
                                                      ------------------------------     NINE MONTHS
                                                       JULY                                 ENDED
                                                        2,       JULY 3,     JULY 4,      MARCH 31,
                                                       1995       1994        1993          1996
                                                      ------     -------     -------     -----------
NPB COMMON STOCK
Net income/(loss) from operations per share:
  Historical........................................  $ 1.77     $ (0.23)    $  1.46       $ (0.75)
  Pro forma combined................................  $ 1.66     $ (0.20)    $  1.46       $ (0.68)
Cash dividend per share(1):
  Historical........................................  $ 0.05     $  0.05     $  0.05       $    --
Book value per share at period end:
  Historical........................................  $13.20         n/a         n/a       $ 12.72
  Pro forma combined................................  $13.64         n/a         n/a       $ 12.94
INFRASONICS COMMON STOCK
Net income/(loss) from operations per share:........  $
  Historical........................................  $(0.13)    $  0.06     $  0.13       $  0.12
  Pro forma equivalent..............................  $ 0.16     $ (0.02)    $  0.14       $ (0.06)
Cash dividend per share(1):
  Historical........................................      --          --          --            --
  Pro forma equivalent..............................  $0.005     $ 0.005     $ 0.005            --
Book value per share at period end:
  Historical........................................  $ 2.47         n/a         n/a       $  2.61
  Pro forma equivalent..............................  $ 1.30         n/a         n/a       $  1.23

- ---------------
(1) Cash dividend per share relates to dividends declared by Puritan-Bennett prior to its merger with Nellcor. NPB has no present intention to declare any dividends in the future.

                                  RISK FACTORS

     This Joint Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. NPB's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. Such factors, together with the other information in this Joint Proxy Statement/Prospectus, should be considered carefully.

UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF INFRASONICS

     The Merger involves the integration of Infrasonics into NPB. Among the factors considered by the NPB Board and Infrasonics Board in connection with their approval of the Merger Agreement were the opportunities for operating efficiencies that they expect will ultimately result from the Merger. The integration of Infrasonics's operations into NPB following the Merger will require the dedication of management resources in order to achieve the anticipated operating efficiencies of the Merger. No assurance can be given that difficulties encountered in integrating the operations of Infrasonics into NPB will be overcome or that the benefits expected from such integration will be realized. The difficulties of combining the Infrasonics operations into NPB are exacerbated by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of NPB's business, including the business acquired in the Merger. Difficulties encountered in connection with the Merger and the integration of the operations of Infrasonics could have an adverse effect on the business, results of operations or financial condition of NPB.

     Subsequent to the Merger, NPB expects to incur a charge in the quarter ending July 7, 1996, currently estimated to be in the range of $10 million to $15 million, to reflect transaction-related expenses, as well as expenses relating to integration of the two companies, including costs relating to severance and employee relocation, the elimination of duplicate systems and facilities and other integration costs. This amount is a preliminary estimate only and is therefore subject to change. In addition, there can be no assurance that NPB will not incur additional charges in subsequent quarters to reflect costs associated with the Merger.

UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF OTHER ACQUIRED BUSINESSES

     In August 1995, NPB acquired Puritan-Bennett. In connection with the transaction, NPB has dedicated and will continue to dedicate substantial management resources in order to achieve the anticipated operating efficiencies from integrating the two companies. Difficulties encountered in integrating the two companies' operations could adversely impact the business, results of operations or financial condition of NPB. Also, NPB intends to pursue additional acquisition opportunities from time to time. The integration of any businesses that NPB might acquire could require substantial management resources. There can be no assurance that any such integration will be accomplished without having a short or potentially long-term adverse impact on the business, results of operations or financial condition of NPB or that the benefits expected from any such integration will be fully realized.

HEALTH CARE REFORM/PRICING PRESSURE

     The health care industry in the United States is experiencing a period of extensive change. Changes in the law or new interpretations of existing laws may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement by both government and third-party payors. In addition, economic forces, regulatory influences and political initiatives are subjecting the health care industry to fundamental change. Health care reform proposals have been formulated by the current administration and by members of Congress. In addition, state legislatures periodically consider various health care reform proposals. Federal, state and local government representatives will, in all likelihood, continue to review and assess alternative health care delivery systems and payment methodologies, and ongoing public debate of these issues can be expected. Currently, the health care industry also is experiencing market-driven reforms from forces within the industry that are exerting pressure on health care companies to reduce health care costs. These market-driven reforms are resulting in industry-wide consolidation that is expected to increase the downward pressure on health care product margins, as larger buyer and supplier groups exert pricing pressure on providers of medical devices and other health care products. The ultimate timing or effect of legislative efforts and market driven reforms cannot be predicted, and short-term cost containment initiatives may vary substantially from long-term reforms and may impact the business of NPB. No assurance can be given that any such efforts or reforms will not have an adverse effect on the business, results of operations or financial condition of NPB.

UNCERTAIN IMPACT OF GROWTH OF MANAGED CARE ORGANIZATIONS

     Managed care organizations have grown substantially in terms of the percentage of the population in the United States that receives medical benefits through such organizations and in terms of the influence and control that such organizations are able to exert over an increasingly large portion of the health care industry. Managed care organizations are continuing to consolidate, and such consolidation may increase the ability of such organizations to influence the practices and pricing involved in the purchase of medical devices, including those sold by NPB and Infrasonics.

COST AND UNCERTAINTY OF REGULATORY COMPLIANCE

     There has been a trend in recent years both in the United States and outside the United States toward more stringent regulation of, and enforcement of requirements applicable to, medical device manufacturers. The continuing trend of more stringent regulatory oversight in product clearance and enforcement activities has caused medical device manufacturers to experience longer approval cycles, more uncertainty, greater risk and higher expenses. At the present time, there are no meaningful indications that this trend will change in the near-term or the long-term either in the United States or abroad.

     FDA Enforcement With Respect to NPB. NPB has been subject to significant FDA enforcement activity with respect to the operations of its subsidiary, Puritan-Bennett, in recent years. In January 1994, Puritan-Bennett entered into a consent decree with the FDA pursuant to which Puritan-Bennett agreed to maintain systems and procedures complying with the FDA's good manufacturing practices regulation and medical device reporting regulation in all of its device manufacturing facilities.

     Impact of Consent Decree. NPB has experienced and will continue to experience incremental operating costs due to ongoing compliance requirements and quality assurance programs initiated in part as a result of the Puritan-Bennett FDA consent decree. However, the amount of these incremental costs cannot be completely predicted at this time and will depend upon a variety of factors, including future changes in statutes and regulations governing medical device manufacturers and the manner in which the FDA continues to enforce and interpret the requirements of the consent decree. There can be no assurance that such compliance requirements and quality assurance programs will not have an adverse impact on the business, results of operations or financial condition of NPB or that NPB will not experience problems associated with FDA regulatory compliance, including increased general costs of ongoing regulatory compliance and specific costs associated with the consent decree.

     FDA Enforcement With Respect to Infrasonics. In January 1993, the FDA inspected Infrasonics's facilities and identified certain alleged violations of the FDA regulations on Good Manufacturing Procedures. After a response from Infrasonics, an FDA warning letter and a two-month period of weekly updates from Infrasonics, the identified issues were resolved to the satisfaction of the FDA. The FDA inspected Infrasonics again in August 1994 and identified additional issues, to which Infrasonics responded to the satisfaction of the FDA. There can be no assurance that in the future Infrasonics will not experience problems associated with FDA regulatory compliance or increased general costs of ongoing regulatory compliance.

UNCERTAINTY RELATED TO PATENTS AND PROPRIETARY RIGHTS

     From time to time, NPB and Infrasonics have received, and in the future may receive, notices of claims with respect to possible infringement of the intellectual property rights of others or notices of challenges to their intellectual property rights. In some instances such notices have given rise to, or may give rise to, litigation. Any litigation involving the intellectual property rights of NPB or Infrasonics may be resolved by means of a negotiated settlement or by contesting the claim through the judicial process. There can be no assurance that the business, results of operations or the financial condition of NPB or Infrasonics will not suffer an adverse impact as a result of intellectual property claims that may be commenced against NPB or Infrasonics in the future.

INTENSE COMPETITION; RAPID TECHNOLOGICAL AND MARKET CHANGES

     The medical device industry is characterized by rapidly evolving technology and increased competition. Competitors of NPB and Infrasonics include large medical companies, some of which have greater financial and technical resources and broader product lines than NPB and Infrasonics, even on a combined basis. NPB and Infrasonics believe that the principal competitive factors in their respective markets are product features, price, quality, customer service, performance, market reputation, breadth of product offerings and effectiveness of sales and marketing efforts. There are a number of companies that currently offer, or are in the process of developing, products that compete with products offered by NPB and Infrasonics. Some of these competitors may have greater capital resources, research and development staffs and experience in the medical device industry, including with respect to regulatory compliance in the development, manufacturing and sale of medical products similar to those offered by NPB and Infrasonics. There can be no assurance that some of these competitors will not succeed in developing technologies and products that are more effective than those currently used or produced by NPB and Infrasonics or that would render some products offered by NPB and Infrasonics obsolete or non-competitive. Competition based on price is expected to become an increasingly important factor in customer purchasing patterns as a result of cost containment pressures on, and consolidation in, the health care industry. Such competition has exerted, and is likely to continue to exert, downward pressure on the prices NPB and Infrasonics are able to charge for their products. There can be no assurance that after the Merger NPB will be able to offset such downward price pressure through corresponding cost reductions. Any failure to offset such pressure could have an adverse effect on the business, results of operations or financial condition of NPB.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT

     As existing products of NPB and Infrasonics become more mature and their existing markets more saturated, the importance to NPB after the Merger of developing or acquiring new products will increase. The development of any such products will entail considerable time and expense, including research and development costs or acquisition costs and the time and expense required to obtain necessary regulatory approvals, which could adversely affect the business, results of operations or financial condition of NPB. There can be no assurance that such development activities will yield products that can be commercialized profitably or that any product acquisitions can be consummated on commercially reasonable terms or at all. Any failure to acquire or develop new products to supplement more mature products could have an adverse effect on the business, results of operations or financial condition of NPB.

PRODUCT LIABILITY EXPOSURE

     Because the products of both NPB and Infrasonics are intended to be used in health care settings on patients who are physiologically unstable and may also be seriously or critically ill, both companies are exposed to potential product liability claims. Furthermore, NPB faces potential product liability risk in connection with the operations of Aero Systems, which principally develops and manufactures emergency oxygen systems for use on aircraft. From time to time, patients using NPB or Infrasonics products may suffer serious injury or death, which may lead to product liability claims against both NPB and Infrasonics. There can be no assurance that such product liability claims will not have an adverse effect on its business, results of operations or financial condition.

     In February 1996, Infrasonics was named as one of the defendants in an action seeking $32 million in damages for injuries sustained in connection with the use of an Infrasonics ventilator. The damages sought by the plaintiff exceed the amount of Infrasonics's insurance coverage. The litigation is in the preliminary stages and its ultimate outcome cannot currently be determined; thus, there can be no assurance that Infrasonics will prevail in the litigation. In addition, there can be no assurance that product liability insurance coverage maintained by Infrasonics or NPB will ultimately prove to be adequate for existing or any future claims, or that such coverage will continue to remain available on acceptable terms or at all.

IMPACT OF CURRENCY FLUCTUATIONS; IMPORTANCE OF FOREIGN SALES

     Because sales of products by NPB outside the United States typically are denominated in local currencies and sales outside the United States by both NPB and Infrasonics are growing at a rate that is generally faster than domestic sales, the results of operations of the combined companies are expected to continue to be affected by changes in exchange rates between certain foreign currencies and the United States dollar. There can be no assurance that after the Merger NPB will not experience currency fluctuation effects in future periods, which could have an adverse effect on the operating results of the combined companies. In that regard, neither NPB nor Infrasonics currently engages in any material currency hedging activities. The operations and financial results of NPB after the Merger also may be significantly affected by other international factors, including changes in governmental regulations or import and export restrictions, and foreign economic and political conditions generally.

VOLATILITY OF STOCK PRICE

     The market prices of NPB Common Stock and Infrasonics Common Stock are, and are expected to continue to be, subject to significant fluctuations in response to variations in quarterly operating results, announcements of products and developments by competitors, trends in the health care industry in general and the medical device industry in particular, and certain other factors beyond the control of NPB and Infrasonics. In addition, broad market fluctuations, as well as general economic or political conditions and initiatives such as health care reform, may adversely affect the market price of NPB Common Stock, regardless of the operating performance of NPB after the Merger. Since the Exchange Ratio for the Merger is based upon the average of the closing prices of NPB Common stock for the ten trading days preceding the fifth trading day before the Special Meeting (the "Closing Market Value"), the number of shares of NPB Common Stock to be issued in the Merger would be affected by fluctuations in the market price of NPB Common Stock during the Exchange Ratio valuation period. See "The Merger Agreement -- Conversion of Securities."

CERTAIN ANTI-TAKEOVER PROVISIONS

     The NPB Rights Agreement and certain provisions of the Restated Certificate of Incorporation of NPB, including provisions requiring the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of NPB capital stock entitled to vote generally in the election of directors to approve certain business combinations with interested persons, may make an unsolicited acquisition of control of NPB more difficult or expensive than would otherwise be the case. See "Comparison of Stockholder Rights."

                            THE NPB SPECIAL MEETING

PURPOSE OF THE NPB SPECIAL MEETING

     At the NPB Special Meeting, holders of NPB Common Stock will consider and vote upon the Merger Proposal and the Stock Split Proposal. For a description of the Merger Proposal, see "Proposal No. 1 -- Approval of the Merger Agreement." For a description of the Stock Split Proposal, see "Proposal No. 2 -- Stock Split Proposal." Stockholders of NPB will also consider and vote on any other matter that may properly come before the meeting. Although a vote of NPB stockholders approving the Merger Proposal is not required under the DGCL, NPB has agreed to seek stockholder approval thereof. Stockholder approval of the Stock Split Proposal is required by the DGCL.

     THE NELLCOR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, NPB AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF NPB COMMON STOCK VOTE "FOR" APPROVAL OF BOTH THE MERGER PROPOSAL AND THE STOCK SPLIT PROPOSAL.

RECORD DATE; VOTING RIGHTS; PROXIES

     Only holders of NPB Common Stock at the close of business on April 29, 1996 (the "NPB Record Date") are entitled to notice of and to vote at the NPB Special Meeting.

     As of the NPB Record Date, there were 28,790,761 shares of NPB Common Stock issued and outstanding, each of which entitled the holder thereof to one vote.

     All shares of NPB Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF NPB COMMON STOCK WILL BE VOTED "FOR" THE MERGER PROPOSAL AND THE STOCK SPLIT PROPOSAL. NPB does not know of any matters other than as described in the Notice of Special Meeting that are to come before the NPB Special Meeting. If any other matter or matters are properly presented for action at the NPB Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of NPB, by signing and returning a later dated proxy, or by voting in person at the NPB Special Meeting. However, mere attendance at the NPB Special Meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the NPB Special Meeting will be tabulated by the inspector of election appointed for the meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the NPB Board. NPB will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of NPB in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses incurred in connection with, such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy and solicitation materials to owners of NPB Common Stock held of record by such persons, and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials. NPB and Infrasonics have retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies from stockholders of NPB and shareholders of Infrasonics, respectively. The aggregate fees of such firm for the solicitation of proxies from the stockholders of NPB and Infrasonics are estimated to be $15,000 plus reimbursement of out-of-pocket expenses.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of all of the issued and outstanding shares of NPB Common Stock entitled to vote is necessary to constitute a quorum at the NPB Special Meeting. For purposes of determining whether a quorum is present, the inspector of election will include shares the holders of which abstain from voting on any particular matter ("abstentions") and exclude shares that are held of record by brokers and as to which such brokers indicate that they do not have discretionary authority to vote on any particular matter ("broker non-votes").

REQUIRED VOTE

     Although a vote of NPB stockholders approving the Merger Agreement is not required under the DGCL, NPB has agreed to seek the approval of a majority of the outstanding shares of NPB Common Stock voting thereon at the NPB Special Meeting. Approval of the Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of NPB Common Stock entitled to vote thereon at the NPB Special Meeting.

     For purposes of determining whether the Merger Proposal has been approved, the inspector of election will exclude abstentions and broker non-votes from the number of shares deemed to have voted on such matter at the NPB Special Meeting. Accordingly, abstentions and broker non-votes will not affect the voting on the Merger Proposal. For purposes of determining whether the Stock Split Proposal has been approved, the inspector of election will include abstentions and broker non-votes in the number of outstanding shares of NPB Common Stock entitled to vote thereon at the NPB Special Meeting. Accordingly, abstentions and broker non-votes will have the effect of a "NO" vote on the Stock Split Proposal.


     As of April 29, 1996, directors and executive officers of NPB and their affiliates were beneficial owners of an aggregate of 1,038,194 shares of NPB Common Stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 3.6% of the 28,790,761 shares of NPB Common Stock that were issued and outstanding as of such date. Each of the directors and executive officers of NPB has indicated an intention to vote all shares of NPB Common Stock beneficially owned by him or her in favor of approval of the Merger Proposal and the Stock Split Proposal.


     THE MATTERS TO BE CONSIDERED AT THE NPB SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF NPB. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                        THE INFRASONICS SPECIAL MEETING

PURPOSE OF THE INFRASONICS SPECIAL MEETING

     At the Infrasonics Special Meeting, holders of Infrasonics Common Stock will consider and vote upon a proposal to approve the Merger Agreement. As a result of the Merger, Infrasonics will merge with and into NPB and NPB will be the surviving corporation.

     THE INFRASONICS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, INFRASONICS AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF INFRASONICS COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

     Only holders of Infrasonics Common Stock at the close of business on April 29, 1996 (the "Infrasonics Record Date") are entitled to notice of and to vote at the Infrasonics Special Meeting.

     As of the Infrasonics Record Date, there were 10,578,041 shares of Infrasonics Common Stock issued and outstanding, each of which entitled the holder thereof to one vote.

     All shares of Infrasonics Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF INFRASONICS COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Infrasonics, by signing and returning a later dated proxy, or by voting in person at the Infrasonics Special Meeting. However, mere attendance at the Infrasonics Special Meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the Infrasonics Special Meeting will be tabulated by the inspector of election appointed for the meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Infrasonics Board. Infrasonics will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Infrasonics in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses incurred in connection with, such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy and solicitation material to owners of Infrasonics Common Stock held of record by such persons, and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials. Infrasonics and NPB have retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies from their respective stockholders. The aggregate fees of such firm for the solicitation of proxies from the stockholders of Infrasonics and NPB are estimated to be $15,000 plus reimbursement of out-of-pocket expenses.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of all of the issued and outstanding shares of Infrasonics Common Stock entitled to vote is necessary to constitute a quorum at the Infrasonics Special Meeting. For purposes of determining whether a quorum is present, the inspector of election will include shares the holders of which abstain from voting on any particular matter ("abstentions") and exclude shares that are held of record by brokers and as to which such brokers indicate that they do not have discretionary authority to vote on any particular matter ("broker non-votes").

REQUIRED VOTE


     Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Infrasonics entitled to vote thereon. For purposes of determining whether the Merger Agreement has been approved, the inspector of election will include abstentions and broker non-votes as a portion of the number of shares deemed to have voted on such matter at the Infrasonics Special Meeting. Accordingly, abstentions and broker non-votes will have the effect of a "NO" vote on the proposal to approve the Merger Agreement.



     As of April 29, 1996, directors and executive officers of Infrasonics and their affiliates were beneficial owners of an aggregate of 372,450 shares of Infrasonics Common Stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 3.5% of the 10,578,041 shares of Infrasonics Common Stock that were issued and outstanding as of such date. Each of the directors and executive officers of Infrasonics has indicated an intention to vote all shares of Infrasonics Common Stock beneficially owned by him or her in favor of approval of the Merger Agreement.


     THE MATTERS TO BE CONSIDERED AT THE INFRASONICS SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF INFRASONICS. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

     This section of the Joint Proxy Statement/Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement and the terms of the Merger, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. All stockholders are urged to read the Merger Agreement.

GENERAL

     The Merger Agreement provides that the Merger will be consummated if the approvals of NPB stockholders and Infrasonics shareholders required therefor are obtained and all other conditions to the Merger are satisfied or waived as provided in the Merger Agreement. Upon consummation of the Merger, Infrasonics will be merged with and into NPB, and NPB will be the surviving corporation.

     Upon consummation of the Merger, each outstanding share of Infrasonics Common Stock (other than shares held by dissenting shareholders who have asserted appraisal rights), will be converted into the right to receive .095 of a fully paid and nonassessable share of NPB Common Stock, including the corresponding percentage of an associated NPB Preferred Stock Purchase Right. The Exchange Ratio is subject to adjustment, based on the Closing Market Value, in order that the value of NPB's Common Stock to be received by Infrasonics shareholders as calculated under the adjustment formula is not less that $6.25 per share. The Exchange Ratio is calculated as follows: (1) if the Closing Market Value is greater than or equal to $65.77 and less than or equal to $75.77, the Exchange Ratio will be .095; (2) if the Closing Market Value is greater than $75.77, the Exchange Ratio will be the quotient of (a) $7.20 divided by (b) the Closing Market Value, rounded to the nearest one-one thousandth of a share; and (3) if the Closing Market Value is less than $65.77, the Exchange Ratio will be the quotient of (x) $6.25 divided by (y) the Closing Market Value, rounded to the nearest one-one thousandth of a share. Cash will be delivered in lieu of fractional shares as described in the Merger Agreement.


     Based upon the capitalization of NPB and Infrasonics as of April 29, 1996, the shareholders of Infrasonics will own approximately 4% of the outstanding NPB Common Stock following consummation of the Merger assuming no exercise of outstanding options to acquire NPB Common Stock or Infrasonics Common Stock and assuming an Exchange Ratio of .112. Such percentage could change depending on whether and to what extent shares of NPB Common Stock and Infrasonics Common Stock issuable upon exercise of outstanding NPB or Infrasonics stock options are issued and whether any Infrasonics shareholders perfect their statutory dissenters' rights.


EFFECTIVE TIME

     The effective time of the Merger (the "Effective Time") will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware ("Certificate of Merger") or at such later time as is specified on such certificate. The filing of the Certificate of Merger will occur as soon as practicable after the closing of the transactions contemplated by the Merger Agreement. The Merger Agreement may be terminated by either party if the Merger has not been consummated on or before October 5, 1996 and under certain other conditions. See "The Merger Agreement -- Conditions" and "-- Termination."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Except for dissenters' shares, the conversion of Infrasonics Common Stock into the right to receive NPB Common Stock, related NPB Preferred Stock Purchase Rights, and cash in lieu of fractional shares will occur automatically at the Effective Time.

     As soon as practicable after the Effective Time, a transmittal letter will be mailed by the Exchange Agent to each shareholder of Infrasonics informing such shareholder of the procedures to follow in forwarding Infrasonics stock certificates to the Exchange Agent. Upon receipt of the Infrasonics stock certificates, the Exchange Agent will deliver whole shares of NPB Common Stock to the shareholder and cash in lieu of fractional shares pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such shareholder may be entitled.

     If any issuance of shares of NPB Common Stock in exchange for shares of Infrasonics Common Stock is to be made to a person other than the Infrasonics shareholder in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Infrasonics shareholder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     After the Effective Time, there will be no further transfers of Infrasonic Common Stock on the stock transfer books of Infrasonics. If a certificate representing Infrasonics Common Stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of full shares of NPB Common Stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor.

     After the Effective Time and until surrendered, shares of Infrasonics Common Stock (except for shares held by dissenting stockholders who have asserted appraisal rights) will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of full shares of NPB Common Stock into which such shares of Infrasonics Common Stock were converted at the Effective Time. No dividends or other distributions, if any, payable to holders of NPB Common Stock will be paid to the holders of any certificates for shares of Infrasonics Common Stock until such certificates are surrendered. Upon surrender of such certificates, all such declared dividends and distributions which shall have become payable with respect to such NPB Common Stock in respect of a record date after the Effective Time will be paid to the holder of record of the full shares of NPB Common Stock represented by the certificate issued in exchange therefor, without interest.

     INFRASONICS SHAREHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR INFRASONICS COMMON STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. INFRASONICS SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF THE MERGER


     Increased competitive pressures in the health care industry and significant health care reform initiatives have contributed to a trend towards consolidation in the industry. Partially in response to these trends, Nellcor (the predecessor of NPB) established a strategic objective to grow through acquisitions and strategic combinations in order to broaden its product line and enhance its competitive position. At its meeting on January 11, 1994, the Board of Directors of Nellcor established a strategic objective to seek acquisitions and merger candidates. As part of this strategy, Nellcor retained Robertson Stephens in May 1994 to identify possible candidates for acquisition by or strategic combination with Nellcor. Since the adoption of that strategy, NPB has initiated discussions with a number of other potential merger and acquisition candidates for a strategic business combination and in August of 1995 acquired Puritan-Bennett. NPB regularly identifies and evaluates acquisition opportunities and from time to time since the acquisition of Puritan-Bennett has engaged in discussions with a number of potential candidates, including Infrasonics. However, since such acquisition of Puritan-Bennett none of the discussions with any of the potential acquisition candidates, except Infrasonics, has gone beyond preliminary stages and, accordingly, no firm offers were made or received concerning these acquisition candidates. In addition, as of the date of this Joint Proxy Statement/Prospectus, there are no agreements or arrangements between NPB and any other party other than Infrasonics concerning any acquisition.


     Over the course of the last few years, Infrasonics had completed the acquisition of substantially all of the assets of PremiCare Corporation and Advanced Pulmonary Technologies, Inc. Since last June, Infrasonics has from time to time had discussions with various participants in the medical devices industry in an effort to explore the future of the industry and the role of Infrasonics and its products in the industry in light of the increased competition, consolidation trends and healthcare reform proposals that were affecting the industry. Infrasonics considered possible acquisitions of and by various industry participants and, in June 1995, retained Alex. Brown to render certain financial advisory and investment banking services to Infrasonics in connection with business combinations. Since June 1995, Infrasonics had approximately seven contacts with other parties in connection with potential acquisitions. During that period, Infrasonics did not receive any firm offers or enter into any arrangements with merger candidates, other than with NPB as reflected in the Merger Agreement, and Infrasonics did not retain any outside advisor for those activities other than Alex. Brown.


     In July 1995, NPB and Infrasonics executed and delivered a Confidentiality Agreement, pursuant to which NPB could obtain certain confidential information relating to Infrasonics; however, at this time Nellcor was in the process of merging with Puritan-Bennett, and no discussions were pursued.

     On December 20, 1995, Mr. Jim Hitchin, the President and Chief Executive Officer of Infrasonics, met with Mr. C. Raymond Larkin, the Chief Executive Officer of NPB. In the course of their meeting, Mr. Hitchin and Mr. Larkin discussed potential benefits that might result from a combination of the two companies.

     During the weeks of January 28, 1996 and February 4, 1996, NPB and Infrasonics exchanged publicly available information both directly and through their representatives.

     On February 20, 1996, Mr. Hitchin, Mr. Larkin, Mr. Michael Downey, Chief Financial Officer of NPB, Ms. Laureen DeBuono, General Counsel of NPB, Mr. James Shapiro and Ms. Kathryn Coffey of Alex. Brown, and Mr. David Hetz and Ms. Natalie Nordin of Robertson Stephens met to explore a possible combination and the possible synergies that might result therefrom, and to discuss the potential structure and general terms of a merger involving NPB and Infrasonics.

     On February 21, 1996, the Infrasonics Board of Directors discussed the possible combination of Infrasonics with NPB. In the course of the meeting, Mr. Hitchin received the questions, comments and issues of concern of members of the Infrasonics Board with respect to a possible combination, and obtained the authorization of the Infrasonics Board to continue to explore the possibility of a combination with NPB. The issues of concern expressed by members of the Infrasonics Board of Directors at the February 21 meeting related to protection of the proprietary and confidential information of Infrasonics and the retention of its employees and key business relationships through the acquisition process.

     Also on February 21, 1996, NPB's counsel circulated a Confidentiality Agreement, which was executed on February 22, 1996 by the parties. Thereafter, the senior management teams of each company began to explore the feasibility of a business combination and nonpublic information was exchanged by NPB and Infrasonics.

     On February 22, 1996, NPB provided to Infrasonics a preliminary draft of a form of merger agreement and discussions ensued between outside counsel to NPB and outside counsel to Infrasonics regarding the proposed structure and other principal terms of the proposed merger agreement. Subsequent thereto, a variety of telephonic meetings took place involving various senior managers of NPB and Infrasonics, as well as financial and legal advisors of both companies. Infrasonics's management continued to negotiate with representatives of NPB, and various representatives of Infrasonics and NPB conducted due diligence investigations on behalf of Infrasonics and NPB, respectively.

     On February 29, 1996, at a telephonic meeting of the Infrasonics Board, Mr. Hitchin advised the Infrasonics Board of the status of the discussions with NPB, various proposals that had been suggested by NPB and Infrasonics, and the views of Alex. Brown regarding both the proposals and the likely direction of future negotiations. It was the consensus of the Infrasonics Board that management should actively continue discussions with NPB. These proposals and views related to the valuations that had been discussed by NPB and Infrasonics and the possible means of using adjustments in the exchange ratio to address potential fluctuations in the market price of NPB shares until the closing of the Merger.

     On March 1, 1996, NPB received Infrasonics's comments on the draft Merger Agreement. On March 4, 1996, NPB's counsel circulated a revised Merger Agreement. Following conversations among NPB, Infrasonics, and their respective counsel, a revised merger agreement and related documents were circulated on March 6, 1996.

     On March 7, 1996, the Infrasonics Board held a special meeting, at which representatives from Alex. Brown, outside legal counsel and independent accountants were present to advise the Board. Infrasonics's management reviewed the material terms of the proposed merger agreement, which had previously been circulated to the Board. Infrasonics's management reviewed for the Board the history of the negotiations and management's recommendations that the Merger be effected. In this connection, representatives of Infrason-ics's outside financial advisor, Alex. Brown, indicated to the Infrasonics Board that, provided the exchange ratio formulation did not change in final negotiations, Alex. Brown would be in a position to render its opinion that the Exchange Ratio is fair, from a financial point of view, to Infrasonic's shareholders once the parties completed negotiations of the definitive merger agreement. In addition to the foregoing and the benefits of the proposed transaction, the Infrasonics Board also considered the financial and strategic business implications of the Merger, together with the potential risks and benefits of the transaction and the risks and benefits of remaining an independent company. The Infrasonics Board discussed the competitive position of Infrasonics and its business strategy assuming both the continued operation as a stand-alone company and the completion of the proposed transaction. These discussions were in the context of changes in the general marketplace resulting from the consolidation of health care providers, cost constraints imposed by these providers, and the shift of the site of delivery of health care services from acute care settings to alternative, less costly settings, information regarding the market prices and trading activities in the securities of Infrasonics and NPB, and the lack of availability of other alternatives through which similar or greater long-term value could be achieved for Infrasonics shareholders. The Infrasonics Board also reviewed the accounting treatment of the Merger with Infrasonics's accountants. The Board concluded that, provided that the exchange ratio formulation did not change in final negotiations, the Merger was fair to and in the best interests of Infrasonics and its shareholders. Subject to such proviso, the Board unanimously voted to approve the Merger, to authorize management to execute, deliver and perform the Merger Agreement and to recommend to Infrasonics shareholders that they vote in favor of the Merger Agreement. Except as described below, the exchange ratio formulation approved by the Infrasonics Board on March 7 was the exchange ratio finally agreed upon between Infrasonics and NPB on March 8 and was not changed in further negotiations.

     During the meeting of the NPB Board on March 8, 1996, Mr. Larkin, Mr. Downey and Ms. DeBuono updated the NPB Board regarding the status of the proposed transaction, and Robertson Stephens presented its analysis of the financial terms of the Merger and the financial impact to NPB and its stockholders of the Merger. Robertson Stephens provided its oral opinion, which was subsequently confirmed in writing, that the Exchange Ratio was fair to NPB and its stockholders, from a financial point of view. NPB's counsel explained the terms of the Merger Agreement and NPB's accountants explained the tax and accounting treatment of the Merger. The NPB Board unanimously approved the final terms of the Merger Agreement.

     On March 8, 1996, the parties agreed upon a pricing structure for the Merger. After completion of its analysis, Alex. Brown then rendered its opinion to the Infrasonics Board that, as of the date of such opinion, the Exchange Ratio was fair from a financial point of view to Infrasonics's shareholders, at which time NPB and Infrasonics executed and delivered the Agreement and Plan of Merger. Subsequently, Infrasonics has had no discussions with other potential acquirors with respect to a possible combination.

     Subsequently, Robertson Stephens delivered written confirmation of the oral opinion presented to the NPB Board on March 8, 1996.

     The Merger Agreement originally provided for the right of Infrasonics to terminate the Merger Agreement if the Closing Market Value of NPB Common Stock was less than $55.77; provided that NPB could negate such termination by electing to determine the Exchange Ratio by dividing $6.25 by the Closing Market Value. Following NPB's announcement of its financial results for the third quarter ended March 31, 1996, the market value of NPB Common Stock dropped to below the threshold of $55.77 and stayed below that price over the next four weeks. Concerned about the uncertainties created by the trading prices of the NPB Common Stock continuing to trade below the $55.77 threshold and in order to provide Infrasonics more certainty as to the value of the consideration to be paid to its shareholders in the Merger, on May 8, 1996, NPB proposed (i) amending the Exchange Ratio formula to provide for Infrasonics shareholders receiving under the formula not less than $6.25 in NPB Common Stock for each share of Infrasonics Common Stock, and (ii) amending the Merger Agreement so that the Exchange Ratio would be determined on the basis of the average of the closing prices of NPB Common Stock for the ten trading days ending on the fifth day prior to the date of the Infrasonics Special Meeting (collectively, the "Exchange Ratio Amendment"). On May 14, 1996, the respective Boards of Directors of NPB and Infrasonics held separate meetings at which the Exchange Ratio Amendment was unanimously approved by each company's directors. At the May 14, 1996 meeting of the NPB Board of Directors, Robertson Stephens presented its analysis of the financial terms of the

Merger Agreement as impacted by the Exchange Ratio Amendment and rendered its opinion that, subject to certain assumptions, the Exchange Ratio (as so amended) was fair to NPB and its stockholders from a financial point of view. Similarly, at the May 14, 1996 meeting of the Infrasonics Board of Directors Alex. Brown presented its analysis of the financial terms of the Merger Agreement as impacted by the Exchange Ratio Amendment and reconfirmed its opinion that the Exchange Ratio (as so amended) was fair, from a financial point of view, to Infrasonics's shareholders.

RECOMMENDATION OF THE NPB BOARD; REASONS FOR THE MERGER

     THE NPB BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, NPB AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF NPB COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL.

     The NPB Board has concluded that the terms of the proposed Merger are fair to, and in the best interests of, NPB and its stockholders. The NPB Board has concluded that the proposed Merger is in the best interests of NPB and its stockholders because, among other reasons, the Merger would further NPB's strategic objectives of enhancing its competitive position in the rapidly consolidating health care industry, primarily via growth through acquisition, expanding its existing product line to include complementary new products and, as described below, potentially obtaining manufacturing and other synergies, and would enhance NPB's product offerings to respiratory impaired patients throughout the continuum of care.

     The NPB Board concluded that the proposed Merger will further such strategic objectives because of its belief that:

          1. The additional product offerings will enable NPB to respond more fully to the demands of the rapidly consolidating health care industry, the current economic and market conditions in the health care industry, including competitive pricing and governmental regulation pressures, which are driving a trend toward consolidation of health care companies. Due to these pressures, the Board is of the view that it is necessary to address the full continuum of respiratory care in various health care settings. The Board is also of the view that the Merger will increase NPB's ability to address wider market segments efficiently.

          2. Infrasonics's product line complements that of NPB and enhances the market presence of NPB in the respiratory products industry.

          3. NPB may be able to realize manufacturing, marketing, research and development and distribution efficiencies through greater economies of scale and the elimination of redundancies. The Board is of the view that, with both competition increasing and pricing pressures becoming more acute, the most effective way to achieve profitability and more favorable operating margins is through reduction of operating expenses. Based upon the expected consolidation of manufacturing and corporate offices, and the potential realization of savings in cost of services, sales, management and administrative expenses, the Board determined that after the Merger NPB is more likely to achieve more favorable operating margins than NPB and Infrasonics could on a stand-alone basis. The Board also recognized that any initial cost savings from operating synergies could be offset, in whole or in part, by the costs associated with the negotiation and consummation of the Merger, as well as the amounts to be paid to certain individuals in connection with the Merger or upon the subsequent termination of their employment. Although the NPB Board believed there were opportunities for operating synergies and cost savings resulting from the Merger, the NPB Board did not attempt to quantify such synergies or cost savings, and the presence or absence of such synergies or cost savings was not a material factor in the NPB Board's decision to approve the Merger. The Board considered that the larger presence of NPB in common markets may provide a broader base of referrals and bring greater resources to existing markets, allowing NPB to enhance operating margins through increased volume and reduced expenses as a percentage of revenue. In addition, the Board determined that the increased breadth of its products after the Merger could improve NPB's ability to enter new markets on a more cost-effective basis and to realize the growth and critical mass that is necessary to compete effectively and profitability in the current climate of the industry.

          4. NPB may be able to realize increased product innovation from the combination of the companies' research and development activities.

     In reaching its conclusion that the proposed Merger is fair to, and in the best interests of, NPB and its stockholders, the NPB Board also considered, among other factors:

          1. its knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of NPB and Infrasonics;

          2. current industry, economic and market conditions;

          3. presentations by NPB's management with respect to, and the analysis of Robertson Stephens of, NPB, Infrasonics and the Merger;

          4. the opinion of Robertson Stephens that, subject to certain assumptions, as of May 14, 1996, the Exchange Ratio was fair to NPB and its stockholders, from a financial point of view (see "The Merger -- Opinions of Robertson Stephens and Alex. Brown"). Although the NPB Board of Directors did not specifically adopt the opinion, it relied upon that opinion and such opinion was of primary importance to the Board of Directors in reaching its conclusion to approve the Merger Agreement and the transactions contemplated thereby;

          5. the terms of the Merger Agreement and the nature and amount of the termination fees that may be payable under certain circumstances. The Board believed that the termination fees payable by Infrasonics under certain circumstances provided an adequate level of assurance that Infrasonics was sufficiently committed to the consummation of the Merger (see "The Merger Agreement");

          6. the accounting and tax treatment of the Merger; and

          7. the opportunity for NPB stockholders to participate in a more diversified company.

     In view of the variety of factors considered in connection with its evaluation of the Merger, the NPB Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the NPB Board may have given different weights to different factors.

RECOMMENDATION OF THE INFRASONICS BOARD; REASONS FOR THE MERGER

     THE INFRASONICS BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, INFRASONICS AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF INFRASONICS COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     The Infrasonics Board concluded that the terms of the proposed Merger are fair to, and in the best interests of, Infrasonics and its shareholders. The Board reviewed the prospects of Infrasonics as an independent company and the potential value for shareholders to be part of a larger, more diversified company such as NPB, with its greater resources that could be used in competing in the marketplace.

     As part of their consideration of the Merger alternative, the Board discussed the material terms of the proposed merger agreement, which had previously been circulated to the Board, and the range of valuation issues that were still being addressed. Infrasonics's management reviewed for the Board the history of the negotiations and presented management's recommendations that the Merger be effected. In this connection, the Infrasonics Board also considered the fact that representatives of Alex. Brown indicated to the Infrasonics Board that, provided that the exchange formulation did not change in final negotiations, they believed that once the parties agreed upon a definitive exchange ratio, Alex. Brown would be in a position to render a fairness opinion, subject to completing its analysis and internal review thereof. In addition to the foregoing and the benefits of the proposed transaction, the Infrasonics Board also considered the financial and strategic business implications of the Merger, together with the potential risks and benefits of the transaction and the risks and benefits of remaining an independent company. The Infrasonics Board discussed the competitive position of Infrasonics and its development strategy, potential synergies and cost savings resulting from long-term reductions in facilities and personnel that could be achieved through a possible combination, changes in the general marketplace resulting from the consolidation of health care providers, cost constraints and the trend toward providing greater amounts of health care services outside of acute care facilities, information regarding the market prices and trading activities in the securities of Infrasonics and NPB, and the apparent lack of availability of other alternatives through which similar or greater long-term value could be achieved for Infrasonics shareholders. The Infrasonics Board did not attempt to quantify the synergies on lost savings that might result from the Merger and the presence or absence of such synergies or cost savings was not a material factor in the Infrasonics Board's decision to approve the Merger. On the basis of all these factors, the Board concluded that, provided the parties agreed upon an exchange ratio within the anticipated range, the Merger was fair to and in the best interests of Infrasonics and its shareholders. The Board unanimously voted to approve the Merger, to authorize management to execute, deliver and perform the Merger Agreement and to recommend to Infrasonics shareholders that they vote in favor of the Merger Agreement.

     In view of the variety of factors considered in connection with its evaluation of the Merger, the Infrasonics Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching this determination. In addition, individual members of the Infrasonics Board may have given different weights to different factors.

OPINIONS OF ROBERTSON STEPHENS AND ALEX. BROWN

     Opinion of Robertson Stephens. NPB retained Robertson Stephens to act as its financial advisor in connection with the Merger. Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions as well as Robertson Stephens's industry knowledge and familiarity with NPB.

     At the May 14, 1996 special meeting of NPB's Board of Directors, Robertson Stephens delivered an oral opinion, which was subsequently confirmed in writing, that, subject to the assumptions set forth below, as of such date and based on the matters described therein, the Exchange Ratio was fair to stockholders of NPB from a financial point of view. Robertson Stephens did not recommend to NPB that any specific ratio constituted the appropriate Exchange Ratio for the Merger. In rendering its opinion, Robertson Stephens assumed that the Exchange Ratio will not be adjusted under the terms of the Merger Agreement so that it would exceed 0.157. The NPB Board of Directors has agreed that if the Closing Market Value, as defined in the Merger Agreement, is materially below $39.77 (which equates to an exchange ratio of 0.157) then NPB will resolicit proxies in connection with the Merger. Robertson Stephens also assumed, among other things, that the Merger will be treated as a tax free reorganization and as a pooling of interests in accordance with generally accepted accounting principles. Robertson Stephens's opinion to the NPB Board addresses only the fairness of the Exchange Ratio to the stockholders of NPB from a financial point of view, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the NPB Special Meeting. Robertson Stephens expresses no opinion as to the tax consequences of the Merger, and Robertson Stephens's opinion as to the fairness of the Exchange Ratio does not take into account the particular tax status or position of any holder of NPB Common Stock. In rendering its opinion, Robertson Stephens was not engaged as an agent or fiduciary of NPB stockholders or any other third party.

     WHILE THE FOLLOWING DESCRIPTION REVIEWS ALL OF THE MATERIAL ANALYSES PERFORMED BY ROBERTSON STEPHENS, THE COMPLETE TEXT OF THE OPINION DATED MAY 14, 1996 IS ATTACHED HERETO AS APPENDIX B AND THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS OF NPB ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, THE ASSUMPTIONS MADE AND SCOPE OF THE REVIEW UNDERTAKEN BY, AS WELL AS LIMITATIONS ON THE REVIEW UNDERTAKEN BY, ROBERTSON STEPHENS IN RENDERING ITS OPINION.

     In connection with the preparation of its opinion dated May 14, 1996, Robertson Stephens, among other things: (i) reviewed financial information on NPB and Infrasonics furnished to it by each respective company, including certain internal financial analyses and forecasts prepared by the respective managements of NPB and Infrasonics; (ii) reviewed publicly available information; (iii) held discussions with the management of NPB and Infrasonics concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined,
(iv) reviewed the Merger Agreement; (v) reviewed the stock price and trading histories of both companies; (vi) reviewed the exchange ratio implied by historical stock prices of the two companies; (vii) reviewed the contribution by each company to pro forma combined revenue, gross income, operating income, pretax income and net income;
(viii) reviewed the valuations of publicly traded companies which Robertson Stephens deemed comparable to Infrasonics; (ix) compared the financial terms of the Merger with other transactions which Robertson Stephens deemed relevant; (x) prepared discounted cash flow analyses of Infrasonics; and (xi) analyzed the pro forma earnings per share of the combined company.



     Based on past activities, Robertson Stephens has a certain degree of familiarity with NPB and the industry in which it operates. In addition, in the course of its engagement, Robertson Stephens made further investigations of both NPB and Infrasonics. In arriving at its opinion, however, Robertson Stephens did not independently verify any of the foregoing information and relied on all such information being complete and accurate in all material respects. Furthermore, Robertson Stephens did not obtain any independent evaluation or appraisal of the properties or assets and liabilities of NPB or Infrasonics or of any of their subsidiaries, nor was Robertson Stephens furnished with any such evaluations or appraisals. The opinion is necessarily based upon market, economic and other conditions that existed and could be evaluated as of the date of the opinion, and on information available to Robertson Stephens as of such date. It should be understood that, although subsequent developments may affect its opinion, Robertson Stephens does not have any obligation to update, revise or reaffirm its opinion.


     In performing its analyses as described below, Robertson Stephens used and relied upon projections from NPB that were provided by NPB's management, and projections from Infrasonics that were provided by Infrasonics's management (the "Infrasonics Management Case"). In view of the variability of Infrasonics's historical operating results, Robertson Stephens also reviewed an alternative set of projections for Infrasonics (the "Adjusted Infrasonics Management Case") which generally incorporated the same assumptions and estimates as the Infrasonics Management Case, except that they were adjusted to reduce the assumed levels of revenue growth and gross margins and to increase the assumed level of selling, general and administrative expense. With respect to the financial and operating forecasts and estimated potential cost savings and synergies (and the assumptions and bases therefor) of NPB and Infrasonics which Robertson Stephens reviewed, Robertson Stephens assumed that such forecasts and estimates had been reasonably prepared in good faith on the basis of reasonable assumptions and reflected the best available estimates and judgments of the respective managements of NPB and Infrasonics, and assumed that such forecasts will be realized in the amounts and in the time periods currently estimated by such managements of NPB and Infrasonics. In addition, Robertson Stephens relied upon estimates and judgments of NPB and Infrasonics managements as to the future financial performance of both companies and as to such potential cost savings and synergies that could result from the Merger. The forecasts, estimates and judgments of NPB and Infrasonics on which Robertson Stephens relied constitute forward-looking information, are based on numerous factors and events beyond the control of the parties, and are inherently subject to significant uncertainty. See "Investment Considerations." Accordingly, actual future results may vary materially from those projected.


     The following paragraphs summarize the most significant quantitative and qualitative analyses performed by Robertson Stephens in arriving at its opinion and reviewed with the NPB Board of Directors and do not purport to be a complete description of the analyses performed by Robertson Stephens. The information presented below is based on the financial condition of NPB and Infrasonics as of a date or dates shortly before the Merger Agreement was executed on May 14, 1996 and stock price information through the close of the market on May 8, 1996.


     Stock Price and Trading History. Robertson Stephens reviewed the trading activity including share price and trading volume of Infrasonics Common Stock since December 30, 1994 and NPB Common Stock since May 8, 1995. In addition, Robertson Stephens compared the indexed performance of NPB Common Stock, Infrasonics Common Stock, the Standard & Poor's 400 Index, a composite index based upon closing market prices of certain publicly traded companies considered by Robertson Stephens to be comparable in certain respects to Infrasonics (the "Comparable Companies Index"), and the Robertson Stephens Medical Products/Supplies Index since November 9, 1995. The Comparable Companies Index consisted of the closing market prices of the following companies: Aequitron Medical, Inc., Healthdyne Technologies, Inc., NPB, Protocol Systems, Inc., and Respironics, Inc. In addition, Robertson Stephens reviewed selected commentary of research analysts at different points in the trading history of NPB Common Stock. This information was presented to provide the NPB Board of Directors with background information regarding the respective stock prices of NPB and Infrasonics over the periods indicated.

     Exchange Ratio Analysis. Robertson Stephens reviewed the exchange ratio of shares of NPB Common Stock per share of Infrasonics Common Stock implied by the daily closing prices of Infrasonics Common Stock and NPB Common Stock since May 9, 1995. Robertson Stephens noted that the implied exchange ratio on May 8, 1996 was 0.119, and that the average implied exchange ratios for the latest 30, 60, 90 trading days and the last twelve months ending May 8, 1996 were 0.106, 0.099, 0.098, and 0.100 respectively. Robertson Stephens noted that the implied exchange ratio ranged from a high of 0.148 on September 25, 1995 to a low of
0.057 on June 3, 1995.

     Contribution Analysis. Robertson Stephens compared the contribution of NPB and Infrasonics to pro forma combined revenue, gross profit, operating income, pretax income, and net income for calendar years 1996 and 1997 and fiscal years 1996, 1997 and 1998. Based on the Adjusted Infrasonics Management Case for such periods, Robertson Stephens noted that Infrasonics contributed approximately 3.9% to 4.4% of revenue, approximately 4.0% to 4.5% of gross profit, approximately 2.0% to 2.9% of operating income, approximately 2.2% to 2.9% of pretax income, approximately 2.2% to 2.6% of net income. Based on the Infrasonics Management Case for such periods, Robertson Stephens noted that Infrasonics contributes approximately 4.1% to 7.7% of revenue, approximately 4.2% to 8.1% of gross profit, approximately 2.6% to 7.1% of operating income, approximately 2.8% to 6.9% of pretax income, approximately 2.7% to 6.2% of net income. These ranges do not give effect to potential cost savings and synergies that could be achieved in the Merger.

     Robertson Stephens compared these historical and projected contribution figures with the approximate 3.5% to 5.6% ownership position Infrasonics shareholders would have in the pro forma company based on exchange ratios of
0.095 to 0.157.

     Comparable Company Analysis. Robertson Stephens compared certain financial data and multiples of income parameters accorded to other publicly traded companies deemed by Robertson Stephens to be comparable to Infrasonics. Financial data compared included market capitalization, historical and projected revenues, EBIT, net income and earnings per share, gross margin, operating margin, net margin, historical and projected revenue growth rates, historical earnings per share growth rates, and projected earnings per share growth rates as reported by ZACKS Investment Research. Multiples compared included total capitalization to revenue, total capitalization to EBIT, price per share to earnings per share and price per share to earnings per share divided by projected growth rate. Companies deemed by Robertson Stephens to be comparable to Infrasonics included Aequitron Medical, Inc., Healthdyne Technologies, Inc., NPB, Protocol Systems, Inc., and Respironics, Inc. (the "Comparable Companies").

     Robertson Stephens compared the Comparable Companies' financial data to both the Adjusted Infrasonics Management Case and the Infrasonics Management Case. For the Adjusted Infrasonics Management Case, based on total capitalization to revenue multiples for the Comparable Companies of 1.1 to 2.9 for the last twelve months, 0.9 to 2.4 for projected calendar 1996, and 1.2 to
2.0 for projected calendar 1997, Infrasonics's implied equity value per share ranged from $3.06 to $8.32. Based on total capitalization to EBIT multiples of
11.9 to 23.6 for the annualized 1996 third quarter, 8.9 to 19.5 for projected calendar 1996, and 9.1 to 16.0 for projected calendar 1997, Infrasonics's implied equity value per share ranged from $2.81 to $6.57. Based on price per share to earnings per share multiples for the Comparable Companies of 16.6 to
29.4 for the annualized 1996 third quarter, 14.0 to 29.8 for projected calendar 1996, and 11.6 to 24.9 for projected calendar 1997, Infrasonics's implied equity value per share ranged from $2.40 to $6.55. For the Infrasonics Management Case, based on the same total capitalization to revenue multiples, Infrasonics's implied equity value per share ranged from $3.50 to $10.51. Based on the same total capitalization to EBIT multiples, Infrasonics's implied equity value per share ranged from $3.64 to $13.22. Based on the same price per share to earnings per share multiples, Infrasonics's implied equity value per share ranged from $3.69 to $12.17. These ranges do not give effect to potential cost savings and synergies that could be achieved in the Merger.

     Robertson Stephens then reviewed the ratios of these implied equity values per share to the NPB closing price of NPB Common Stock on May 8, 1996 of $49.00. Under the Adjusted Infrasonics Management Case analysis, the implied exchange ratios ranged from 0.049 to 0.170. Under the Infrasonics Management Case analysis, the implied exchange ratios ranged from 0.071 to 0.270. Robertson Stephens also noted that the implied exchange ratio of 0.128, based on the closing NPB price per share of $49.00 on March 8, 1996, was within these ranges, but also noted that the implied exchange ratios would vary with changes in the closing prices of the NPB Common Stock.

     Selected Precedent Acquisitions. Robertson Stephens reviewed six recent acquisitions or mergers in the respiratory equipment industry. In examining these transactions, Robertson Stephens analyzed certain financial parameters of the acquired company relative to the consideration offered, based on certain publicly available information. Multiples analyzed included consideration offered plus net debt assumed to latest twelve months revenue, consideration offered plus net debt assumed to latest twelve months EBIT and consideration offered to latest twelve months net income. Based on the consideration offered plus net debt to latest twelve months revenue multiples of 0.5 to 2.7 in these transactions, Infrasonics's implied equity value per share ranged from $2.06 to $7.76. Based on consideration offered plus net debt to latest twelve months EBIT multiples (applied to Infrasonics's annualized fiscal 1996 third quarter EBIT) of 13.8 to 24.3 for these transactions, Infrasonics's implied equity value per share ranged from $4.12 to $6.75. Based on consideration offered to latest twelve months net income multiples (applied to Infrasonics's annualized fiscal 1996 third quarter net income) of 17.8 to 28.2 for these transactions, Infrasonics's implied equity value per share ranged from $4.61 to $6.93. Robertson Stephens also analyzed the premium paid over market price one day and four weeks prior to the announcement. Based on premiums to the price of one day prior to announcement of 38.9% to 39.6%, Infrasonic's implied equity value per share ranged from $8.07 to $8.11. Based on premiums to the price four weeks prior to announcement of 65.0% to 72.1%, Infrasonics's implied equity value per share ranged from $10.21 to $10.65. Based on such premiums paid over market price and the closing price of Infrasonics stock one day prior to announcement of $5.50, the implied equity values per share ranged from $7.64 to $9.47.


     The implied exchange ratios at the closing NPB price per share of $49.00 on May 8, 1996 ranged from 0.042 to 0.217. Robertson Stephens also noted that the implied exchange ratio of 0.128, based on the closing NPB price per share of $49.00 on March 8, 1996, was within these ranges, but also noted that the implied exchange ratios would vary with changes in the closing prices of the NPB Common Stock.


     Discounted Cash Flow Analysis. Robertson Stephens also performed discounted cash flow analyses of Infrasonics. Based on the Adjusted Infrasonics Management Case, Infrasonics's implied equity values per share ranged from $4.96 to $6.51. Based on the Infrasonics Management Case, Infrasonics's implied equity values per share ranged from $12.37 to $16.68. In performing these analyses, Robertson Stephens selected the following parameters: terminal valuations between 14 times and 16 times latest twelve month EBIT at the end of fiscal year ending June 2001 and discount rates of between 12% and 16%. These ranges do not give effect to potential cost savings and synergies that could be achieved in the Merger.

     For the Adjusted Infrasonics Management Case, the implied exchange ratios at the closing NPB price per share of $49.00 on May 8, 1996 ranged from 0.101 to
0.133. For the Infrasonics Management Case, the implied exchange ratios ranged from 0.253 to 0.340. Robertson Stephens also noted that the implied exchange ratio of 0.128, based on the closing NPB price per share of $49.00 on March 8, 1996, was within these ranges, but also noted that the implied exchange ratios would vary with changes in the closing prices of the NPB Common Stock.

     Pro Forma Merger Analysis. Robertson Stephens also analyzed the pro forma earnings per share of the combined company based on a range of Closing Market Values of NPB Common Stock of $40.00 to $64.00. For the Adjusted Infrasonics Management Case, such analysis indicated that, in the absence of cost savings and synergies and excluding merger related expenses, the effect on pro forma earnings per share of the combined companies, compared to NPB as a standalone entity, would range from reductions of 3.4% to 1.4% and reductions of 2.9% to 0.9% for the fiscal years ending June 1997 and 1998, respectively.

     For the Infrasonics Management Case, such analysis indicated that, in the absence of cost savings and synergies and excluding merger related expenses, the effect on pro forma earnings per share of the combined companies, compared to NPB as a standalone entity, would range from a reduction of 1.5% to an increase of 0.5% and increases of 0.8% to 2.9% for the fiscal years ending June 1997 and 1998, respectively.

     The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinions are not readily susceptible to summary description. Robertson Stephens did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Robertson Stephens considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and current factors, could create a misleading or incomplete view of the process underlying opinions. In its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of NPB and Infrasonics. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of business do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

     Robertson Stephens was retained based on Robertson Stephens's experience as financial advisor in connection with mergers and acquisitions as well as Robertson Stephens's investment banking relationship and familiarity with NPB. Robertson Stephens has provided financial advisory and investment banking services to NPB since 1987. Robertson Stephens acted as underwriter for the initial public offering of Nellcor (NPB's predecessor before the merger with Puritan-Bennett Corporation) in May 1987 and with respect to that transaction, Robertson Stephens has been compensated for such services in the form of customary underwriting discounts. Robertson Stephens acted as financial advisor to Nellcor in its merger with Puritan-Bennett Corporation in August 1995, and with respect to that transaction, Robertson Stephens has been compensated for such services in the form of customary advisory fees. Robertson Stephens also makes a market in NPB Common Stock. In the course of its market making and other activities, Robertson Stephens may, from time to time, have a long or short position in, and buy and sell securities of, NPB.

     NPB formally engaged Robertson Stephens on May 24, 1994 by means of an engagement letter to provide financial advisory service in connection with potential merger or acquisition transactions. Such engagement letter was jointly amended by NPB and Robertson Stephens by means of an amendment letter dated March 8, 1996. The engagement letter as amended provides that, for its services, Robertson Stephens is to be paid, contingent upon the closing of the Merger, a fee of $700,000. NPB has also agreed to indemnify Robertson Stephens for certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Robertson Stephens's engagement as financial advisor to NPB.

     Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

  Opinion of Alex. Brown.

     Infrasonics retained Alex. Brown on June 12, 1995 to act as Infrasonics's financial advisor in connection with merger and acquisition transactions such as the Merger, including rendering its opinion to the Board of Directors of Infrasonics as to the fairness, from a financial point of view, of the Exchange Ratio to Infrasonics's shareholders.

     At the March 7, 1996 meeting of the Infrasonics Board of Directors, representatives of Alex. Brown made a presentation with respect to the original Merger Agreement and indicated to the Board that it would be in a position to deliver its opinion, delivered in writing as of March 8, 1996, that, as of the date of such opinion, and subject to the assumptions made, matters considered and limitations set forth in such opinion, the Exchange Ratio, as determined by the companies' negotiations, was fair, from a financial point of view, to Infrasonics's shareholders. At the May 14, 1996 meeting of the Infrasonics Board of Directors held in connection with the amendment of the Merger Agreement, representatives of Alex. Brown updated certain of its analyses from the March 7, 1996 presentation and delivered its opinion that as of May 14, 1996, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the Exchange Ratio, as determined by the companies' negotiations, was fair, from a financial point of view, to Infrasonics shareholders. No limitations were imposed by the Board upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

     THE FULL TEXT OF ALEX. BROWN'S WRITTEN OPINION DATED MAY 14, 1996 (THE "ALEX. BROWN OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. INFRASONICS SHAREHOLDERS ARE URGED TO READ THE ALEX. BROWN OPINION IN ITS ENTIRETY. THE SUMMARY OF THE ALEX. BROWN OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS SETS FORTH THE MATERIAL ANALYSES AND MATTERS PRESENTED BY ALEX. BROWN TO THE INFRASONICS BOARD AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE ALEX. BROWN OPINION IS DIRECTED TO THE BOARD, ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO INFRASONICS'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY INFRASONICS SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE INFRASONICS SPECIAL MEETING. THE ALEX. BROWN OPINION WAS RENDERED TO THE INFRASONICS BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT.


     In connection with the Alex. Brown Opinion, Alex. Brown reviewed certain publicly available financial information concerning Infrasonics and NPB and certain internal analyses and other information regarding Infrasonics furnished to it by Infrasonics. Alex. Brown also held discussions with the members of the senior managements of Infrasonics and NPB regarding the businesses and properties of Infrasonics and the joint prospects of a combined company. In addition, Alex. Brown: (i) reviewed the reported prices and trading activity for the common stock of both Infrasonics and NPB; (ii) compared certain financial and stock market information for Infrasonics and NPB with similar information for certain comparable companies whose securities are publicly traded; (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part; (iv) reviewed and analyzed the historical and current financial condition of Infrasonics, which included a review of Infrasonics's recent financial statements and an analysis of revenue growth, operating margins and operating margin trends; and (v) reviewed the terms of the Merger Agreement.


     In conducting its review and arriving at its opinion that the Exchange Ratio, negotiated by management of NPB and Infrasonics, was fair, Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the financial projections of Infrasonics and other information relating to the prospects of Infrasonics provided to Alex. Brown by Infrasonics, Alex. Brown assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the management of Infrasonics as to the likely future financial performances of Infrasonics and of the combined entity. The financial projections of Infrasonics that were provided to Alex. Brown were utilized and relied upon by Alex. Brown in the Contribution Analysis, the Discounted Cash Flow Analysis and the Pro Forma Earnings Analysis summarized below. Alex. Brown assumed, with the consent of Infrasonics, that the Merger will qualify for pooling of interests accounting treatment and as a tax-free transaction for the shareholders of Infrasonics. Alex. Brown did not make and it was not provided with an independent evaluation or appraisal of the assets of Infrasonics and NPB, nor has Alex. Brown been furnished with any such evaluations or appraisals. The Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.

     The following is a summary of the analyses performed and factors considered by Alex. Brown in connection with rendering the Alex. Brown Opinion.

     Historical Stock Price Performance. Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume for Infrasonics Common Stock over the period from March 6, 1995 to May 10, 1996 and for NPB Common Stock from March 6, 1995 to May 10, 1996. In addition, Alex. Brown reviewed the daily closing per share market prices and trading volume for Infrasonics and NPB over the period from March 5, 1993 to May 10, 1995. Although Alex. Brown reviewed the trading volume of Infrasonics Common Stock and NPB Common Stock, it primarily focused on the relative stock price movements of the two companies. Alex. Brown also reviewed the trading volumes for Infrasonics Common Stock at various prices for the period beginning March 6, 1994 and ending May 10, 1996. This information was presented to provide the Board with background information regarding the respective stock prices of Infrasonics and NPB over the periods indicated. No conclusions were drawn from this analysis.

     Analysis of Certain Other Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) related to Infrasonics and NPB to certain corresponding information from comparable, publicly traded companies. Such financial information included, among other things: (i) common equity market valuation; (ii) projected five year growth rates; (iii) operating performance;
(iv) ratios of common equity market value as adjusted for debt and cash ("Adjusted Value") to revenue, earnings before interest expense and income taxes ("EBIT"), and earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), each for the latest reported twelve month period as derived from publicly available information; and (v) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS"). The financial information used in connection with the multiples provided below with respect to Infrasonics, NPB and their respective comparable companies was based on the latest reported twelve month period as derived from publicly available information. EPS for NPB for calendar years 1996 and 1997 was as reported by the Institutional Brokers Estimating System ("IBES"). EPS for Infrasonics for calendar year 1996 and 1997 was provided by Infrasonics.

     Alex. Brown compared financial information relating to Infrasonics to certain corresponding information from a group of four comparable, publicly traded companies consisting of Allied Healthcare Products, Inc., Healthdyne Technologies, Inc., ResMed, Inc., and Respironics, Inc. (collectively, the "Selected Infrasonics Companies"). Alex. Brown noted that, on a trailing twelve month basis, the multiple of Adjusted Value to revenues was 2.3x for Infrasonics, compared to a range of 1.2x to 2.1x, with a mean of 1.6x, for the Selected Infrasonics Companies; the multiple of Equity Value to calendar year 1996 EPS was 22.6x for Infrasonics, compared to a range of 9.4x to 24.9x, with a mean of 16.7x for the Selected Infrasonics Companies; and the multiple of Equity Value to calendar year 1997 EPS was 12.8x. for Infrasonics, compared to a range of 7.2x to 20.0x, with a mean of 13.1x, for the Selected Infrasonics Companies. As a result of the foregoing procedures, Alex. Brown noted that the multiples for Infrasonics were generally within the range of multiples for the Selected Infrasonics Companies.

     Alex. Brown compared financial information relating to NPB to certain corresponding information from a group of eleven comparable, publicly traded companies consisting of Acuson Corporation, Advanced Technology Laboratories, Inc., Allied Healthcare Products, Inc., Healthdyne Technologies, Inc., Invacare Corporation, Marquette Electronics, Inc., Protocol Systems, Inc., ResMed, Inc., Respironics, Inc., Spacelabs Medical Inc. and Sunrise Medical, Inc. (collectively, the "Selected NPB Companies"), Alex. Brown noted that, on a trailing twelve month basis, the multiple of Adjusted Value to revenues was 2.1x for NPB compared to a range of 0.8x to 2.9x, with a mean of 1.6x, for the Selected NPB Companies; and the multiple of Adjusted Value to EBIT was 14.3x for NPB, compared to a range of 7.3x to 29.8x, with a mean of 16.3x, for the Selected NPB Companies. Alex. Brown further noted that the multiple of Equity Value to trailing twelve month EPS was 20.8x for NPB, compared to a range of 8.5x to 44.2x, with a mean of 23.6x, for the Selected NPB Companies; the multiple of Equity Value to calendar year 1996 EPS was 17.3x for NPB, compared to a range of 9.9x to 27.0x, with a mean of 19.4x for the Selected NPB Companies; and the multiple of Equity Value to calendar year 1997 EPS was 14.3x for NPB, compared to a range of 7.8x to 21.8x, with a mean of

15.2x, for the Selected NPB Companies. As a result of the foregoing procedures, Alex. Brown noted that the multiples for NPB were generally within the range of multiples for the Selected NPB Companies.

     Analysis of Selected Mergers and Acquisitions. Alex. Brown reviewed the financial terms, to the extent publicly available, of 13 completed mergers and acquisitions since September 1992 in the respiratory care and monitoring industry (the "Selected Transactions"). Alex. Brown calculated various financial multiples and the premiums over market value based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples and the premiums over market for the Merger, based on the minimum and maximum per share values contemplated by the Merger Agreement of $6.25 and $7.20, respectively. The 13 transactions reviewed, in reverse chronological order of public announcement, were: Thermo Electron Corp./Bird Medical Technologies, Inc. (June 9, 1993); Nellcor, Inc./Puritan-Bennett Corp. (May 21, 1995); Allied Healthcare Products/Bear Medical Technologies, (February 10, 1995); Johnson & Johnson/Kodak Clinical Diagnostics Division (September 15, 1994); Allied Healthcare Products/B&F Medical Products (September 2, 1994); Marquette Electronics/Corometrics Medical Systems, Inc. (April 8, 1994); Advanced Technology Labs/Interspec, Inc. (February 15, 1994); Medtronic Inc./Electromedics, Inc, (November 19, 1993); Mallinckrodt Medical/DAR SpA (September 21, 1993); Sunrise Medical Inc./Homecare Holdings, Inc. (June 15, 1993); CONMED Corporation/Andover Medical (Medtronic) (June 15, 1993); Smiths Industries/Intertech Resources (September 21, 1992); and Thermotrex/LORAD Corp, (September 15, 1992). These transactions involved the acquisitions of respiratory care and monitoring companies that primarily sold their products into the hospital market. Alex. Brown noted that the multiple of adjusted purchase price (value of consideration paid for common equity adjusted for debt, preferred stock and cash) to trailing twelve month revenue ranged from 2.4x to 2.8x for the Merger versus a range of 0.8x to 2.4x, with a mean of 1.4x, for the Selected Transactions, and the multiple of adjusted purchase price to trailing twelve month operating income ranged from 31.7x to 37.4x for the Merger versus a range of 5.4x to 19.2x, with a mean of 11.5x, for the Selected Transactions. Alex. Brown further noted that the multiple of aggregate purchase price to trailing twelve month net income ranged from 161.7x to 186.3x for the Merger verses a range of 12.1x to 42.3x, with a mean of 26.4x, for the Selected Transactions, and the multiple of aggregate purchase price to fiscal year 1996 net income ranged from 34.3x to 39.5x for the Merger versus a range of 14.9x to 27.2x, with a mean of 20.3x, for the Selected Transactions. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the three-year period during which the Selected Transactions occurred.

     Alex. Brown also reviewed the premium to Infrasonics's per share market price paid in 65 proposed, pending and completed pooling transactions in the health care industry ("Selected Pooling Transactions"). Alex. Brown noted that the Selected Pooling Transactions were effected at a range of the premium to target market price four weeks prior to announcement and to target market price one day prior to announcement of -10.1% to 142.1%, with a mean of 46.1%, and
- -18.8% to 84.0%, with a mean of 30.6%, respectively, versus transaction premiums of 12.4% and 13.6%, respectively, for the Merger (based on the per share market price four weeks prior to and one day prior to the March 11, 1996 announcement of the proposed Merger).

     Historical Exchange Ratio Analysis. Alex. Brown reviewed and analyzed the historical ratio of the daily per share market closing prices of Infrasonics Common Stock divided by the corresponding prices of NPB Common Stock over the twelve-month period prior to March 8, 1996 and as of March 8, 1996. The average exchange ratio for this twelve-month period was 0.095. Alex. Brown noted that during this period the ratio was as low as 0.056 on May 3, 1995 and as high as
0.148 on September 25, 1995.

     Contribution Analysis. Alex. Brown analyzed the relative contributions of Infrasonics and NPB, as compared to Infrasonics's relative pro forma ownership of approximately 4.8% of the outstanding capital of the combined company, to the pro forma income statement of the combined company, based on managements' projections for Infrasonics and an average of two Wall Street research report forecasts, dated April 1996, for NPB. This analysis showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger and (ii) non-recurring expenses relating to the Merger), based on the fiscal year ending June 30, 1995 for both companies, Infrasonics and NPB would account for approximately 3.7% and 96.3%, respectively, of the combined company's pro forma revenue and approximately -2.4% and 102.4% respectively, of the combined company's pro forma operating income.

     The contribution analysis also indicated that for the fiscal year ending June 30, 1996, Infrasonics and NPB would contribute approximately 4.0% and 96.0%, respectively, of the combined company's pro forma revenue and 2.6% and 97.4%, respectively, of the combined company's pro forma operating income.

     Discounted Cash Flow Analysis. Alex. Brown performed two discounted cash flow analyses for Infrasonics a management case (the "Management Case") and an adjusted management case (the "Adjusted Management Case"). The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. In the Management Case, Alex. Brown used estimates of projected financial performance for Infrasonics for the fiscal years 1996 through 2000 prepared by Infrasonics's management. Alex. Brown aggregated the present value of the cash flows through fiscal year 2000 with the present value of a range of terminal values. Alex. Brown discounted these cash flows at discount rates ranging from 14% to 20%. The terminal value was computed based on projected revenue in fiscal year 2000 and a range of terminal multiples of 1.0x to 1.6x. Alex. Brown arrived at such discount rates based on its judgment of the weighted average cost of capital of publicly traded companies and arrived at such terminal values based on its review of the trading characteristics of the common stock of the Selected Companies. This analysis indicated a range of values of $5.04 to $9.46 per Infrasonics share.

     In the Adjusted Management Case, Alex. Brown used estimates of projected financial performance for Infrasonics for the fiscal years 1996 through 2000. The estimates for fiscal 1996 used in the Adjusted Management Case did not differ from those used in the Management Case. The estimates for fiscal 1997 through 2000 were prepared by Alex. Brown and assumed revenue growth rates below those assumed in the Management Case. All operating margins in the Adjusted Management Case were identical to those in the first case discussed above. Using an identical methodology, discount rates and terminal values, this analysis indicated a range of values of $3.92 to $5.61 per Infrasonics share.

     Pro Forma Combined Earnings Analysis. Alex. Brown analyzed certain pro forma effects of the Merger. Based on such analysis, Alex. Brown computed the resulting dilution/accretion to the combined company's EPS estimate for the fiscal years ending 1996, 1997 and 1998, pursuant to the Merger before and after taking into account any potential cost savings and other synergies that Infrasonics and NPB could achieve if the Merger were consummated and before nonrecurring costs relating to the Merger. Alex. Brown noted that before taking into account any potential cost savings and other synergies and before certain nonrecurring costs relating to the Merger, the Merger would be approximately 1.2%, 3.6% and 5.5% accretive to the combined company's EPS for the fiscal years ending 1996, 1997 and 1998, respectively. Alex. Brown also noted that after taking into account potential cost savings and other synergies as estimated by Infrasonics management for the fiscal years ending 1996, 1997 and 1998, respectively, and before nonrecurring costs relating to the Merger, the Merger would be approximately 5.2% to 7.0% accretive to the combined company's EPS for the fiscal year ending 1997. There can be no assurance that the combined company will be able to realize savings and synergies in the amounts estimated, or at all, following the Merger.

     No company used in the analysis of other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to Infrasonics, NPB or the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Companies and the companies in the Selected Transactions and other factors that would affect the public trading value and acquisition value of the Selected Companies and the Selected Transactions, respectively.

     While the foregoing summary describes all analyses and factors that Alex. Brown deemed material in its presentation to the Infrasonics Board of Directors, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alex. Brown Opinion. In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of Infrasonics and NPB. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of NPB Common Stock may trade at any future time.

     Pursuant to a letter agreement dated June 12, 1995 between Infrasonics and Alex. Brown, the fees to date payable to Alex. Brown consist of a $50,000 fee payable upon execution of the letter agreement and a $200,000 fee payable upon rendering of the Alex. Brown Opinion, which aggregate amount will be credited against a transaction fee of approximately $960,000 (assuming a total Merger consideration of $69.3 million), payable upon consummation of the Merger. In addition, Infrasonics has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. Infrasonics has agreed to indemnify Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

     The Board of Directors of Infrasonics retained Alex. Brown to act as its advisor based upon Alex. Brown's qualifications, reputation, experience and expertise. Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. Alex. Brown may actively trade the equity securities of Infrasonics and NPB for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities. Alex. Brown regularly publishes research reports regarding the medical device industry and publicly traded companies in the medical device industry.


CONFLICTS OF INTEREST


     In considering the recommendations of the NPB Board and the Infrasonics Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of NPB and Infrasonics have interests in the Merger that are in addition to the interests of stockholders of NPB and Infrasonics generally.

     Employment Agreement. In the Merger Agreement, NPB has agreed that it will offer to Jim Hitchin a two-year, renewable employment agreement, which would be effective from and after the closing of the Merger and would replace his March 24, 1992 Employment Agreement with Infrasonics. The employment agreement with Mr. Hitchin will provide for an initial term of two years in which Mr. Hitchin would serve as Senior Consultant -- Special Projects of NPB. As Senior Consultant -- Special Projects, Mr. Hitchin will report to Mr. Larkin, the Chief Executive Officer of NPB, and will assist with the integration of Infrasonics into NPB and direct the rationalization of NPB's ventilation business over the continuum of care. Pursuant to the terms of the proposed employment agreement, Mr. Hitchin will be entitled to receive a salary of $250,000 per year through the one year anniversary of the Effective Date, and a salary of $275,000 per year thereafter. Mr. Hitchin's employment agreement will also provide for certain additional employee benefits, including an opportunity to purchase the automobile provided to him by Infrasonics at a price equal to the depreciated book value reflected on Infrasonic's accounting records immediately prior to the Effective Date, an automobile allowance in accordance with NPB's standard policies, an option to purchase 50,000 (post-split) shares of NPB Common Stock, and severance payments upon certain termination events described below.

     Mr. Hitchin's employment agreement will provide that if Mr. Hitchin's employment with Nellcor is terminated prior to the date two years after the effective date (other than on account of death or disability or for cause) he will be entitled to receive a sum equal to the change of control severance amount he would have been entitled to receive under his Infrasonics employment agreement had he been terminated thereunder within two years of a change of control "event" (as such term is defined in the Employment Agreement). Under his Infrasonics employment agreement, Mr. Hitchin is currently entitled to a severance amount equal to the largest sum that can be paid without resulting in an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code. Based on Mr. Hitchin's compensation for 1991 through 1995, severance payments could be made in an amount up to approximately $600,000.


     Stock Option Plans. Under the terms of the Merger Agreement, NPB has agreed that all stock options of Infrasonics outstanding on March 8, 1996 that have not expired as of the Effective Time of the Merger will be assumed by NPB. Such assumed options shall entitle the holder thereof to purchase that number of shares of NPB Common Stock (rounded up to the nearest whole share) equal to the number of shares of Infrasonics Common Stock subject to the replaced option multiplied by the Exchange Ratio, at an exercise price per share of NPB Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of Infrasonics Common Stock under such option immediately prior to the Merger divided by the Exchange Ratio. See "The Merger Agreement -- Stock Options."


     The assumption of such options enables participants in Infrasonics's 1995 Stock Option Plan, 1991 Stock Option Plan and 1983 Employee Stock Option Plan to hold stock options to acquire NPB Common Stock after the Merger rather than having their options terminate upon consummation of the Merger. As of May 23, 1996, employees (or former employees) of Infrasonics held options to purchase an aggregate of 581,939 shares of Infrasonics Common Stock at a weighted average exercise price of $3.53 per share (at exercise prices ranging from $2.38 to $8.26 per share).


     Consulting Agreements with Directors. Messrs. Harry L. Casari, Robert A. Hovee, and E.A. Vanderpool and Ms. Janet Colson, constituting the outside directors of Infrasonics, will upon consummation of the Merger enter into Consulting Agreements with NPB. Such individuals will provide up to 30 hours of consulting services to NPB as requested by NPB in exchange for payment of $50,000 in the case of Mr. Vanderpool and $25,000 per individual for Messrs. Casari and Hovee and Ms. Colson. Upon consummation of the Merger, outstanding options to purchase Infrasonics Common Stock held by these outside directors will cease to vest and will terminate thereafter unless vested options are exercised within the time frame set forth in the applicable option agreements.

     Indemnification and Insurance. Under the terms of the Merger Agreement, NPB has agreed that for a period of four years from the Effective Time, for acts occurring prior to the Merger (i) all rights to indemnification and advancement of expenses existing in favor of the directors and officers of Infrasonics (the "Indemnified Parties") under the provisions existing on the date of the Merger Agreement in the Articles of Incorporation, Bylaws and indemnification agreements of Infrasonics will survive the Merger, and (ii) NPB will indemnify and advance expenses to the Indemnified Parties to the full extent required or permitted under the provisions existing on the date of the Merger Agreement in the Articles of Incorporation, Bylaws and indemnification agreements of Infrasonics.

     NPB has also agreed to maintain, for a period of four years after the Effective Time, with respect to claims arising from facts or events which occurred before the Merger, officers' and directors' liability insurance covering the Indemnified Parties who are currently covered (in their capacities as officers and directors) by Infrasonics's existing officers' and directors' liability insurance policies, on terms substantially no less advantageous to such officers and directors than such existing insurance.

     Severance Arrangements. NPB has agreed to provide certain severance benefits to certain employees, as well as the following Infrasonics officers:
Messrs. Frederick C. McGee, Tom Bowie, Guy Gansel, and Ralph Anderson. In the event any of these officers is terminated within 18 months of the Closing, such officers will receive eighteen months' base salary, COBRA reimbursement for eighteen months, and outplacement assistance. As of May 9, 1996, the annual salaries for such officers are $95,000, $90,000, $141,750 and $100,000, respectively.

     Transition Bonus Program. NPB has agreed to furnish a three-tier Transition Bonus Program for Infrasonics's employees following the Merger. The purpose of the program is to provide an incentive to employees of Infrasonics to remain as Infrasonics employees before and after the Merger.

     Bonuses issued in connection with this program will be equal to an employee's base salary for an eight, sixteen or twenty-four-week period. The bonus calculation will be based on an employees salary as of

November 1, 1996, and will not include overtime or shift differential. To be eligible for the bonus, such an employee must remain a regular Infrasonics employee continuously through November 1, 1996. Bonus amounts will be paid to applicable employees on November 15, 1996. The bonus program currently applies to approximately 220 Infrasonics employees and, based on current compensation levels and assuming all such employees satisfy the requirements for their bonus, is projected to cost approximately $915,000. This cost is subject to change depending upon changes in the number of applicable employes and compensation levels.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     Gray Cary Ware & Freidenrich, counsel to Infrasonics, is of the opinion that the material federal income tax consequences of the Merger, insofar as they relate to Infrasonics and its shareholders, will be as follows:


          (i) the Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code, and NPB and Infrasonics will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by NPB or Infrasonics as a result of the Merger;

          (iii) no gain or loss will be recognized by the shareholders of Infrasonics upon the conversion of their Infrasonics Common Stock into shares of NPB Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of NPB Common Stock;

          (iv) a shareholder of Infrasonics will recognize gain or loss equal to the difference between the cash received in lieu of a fractional share interest of NPB Common Stock and such shareholder's tax basis in the fractional share for which cash is received;


          (v) the aggregate tax basis of the shares of NPB Common Stock received in exchange for shares of Infrasonics Common Stock pursuant to the Merger (including fractional shares for which cash is received) will be the same as the aggregate tax basis for such shares of Infrasonics Common Stock decreased by the amount of any tax basis allocable to the fractional share interests for which cash is received;



          (vi) the holding period for shares of NPB Common Stock received in exchange for shares of Infrasonics Common Stock pursuant to the Merger will include the period that such shares of Infrasonics Common Stock were held by the holder, provided such shares of Infrasonics Common Stock were held as capital assets by the holder at the Effective Time; and



          (vii) a dissenting shareholder of Infrasonics who receives payment for shares in cash will generally recognize capital gain or loss (if the shares were held as a capital asset at the Effective Time) equal to the difference between the cash received and the holder's basis in such shares, provided the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of the distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of dissenter or appraisal rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder owns no shares of NPB Common Stock (either actually or constructively within the meaning of Section 318 of the Code).



     Morrison & Foerster, counsel to NPB, is of the opinion that the material federal income tax consequences of the Merger, insofar as they relate to NPB and is stockholders, will be as set forth in (i) and (ii) above.



     It is a condition to the consummation of the Merger that NPB receive an opinion from its counsel, Morrison & Foerster LLP, and that Infrasonics receive an opinion from its counsel, Gray Cary Ware & Freidenrich, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and NPB and Infrasonics will each be a party to that reorganization within the meaning of Section 368(b) of the Code. The opinions expressed herein are based, and such opinions to be issued later will be based, upon the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect as of the time such opinions were issued and all of which are subject to change, which change could be retroactive. In addition, in rendering such opinions, counsel are relying and will rely upon representations expected to be contained in certificates of NPB, Infrasonics and others, including of those shareholders of Infrasonics holding a substantial amount of Infrasonics Common Stock (the "Major Shareholders") verifying that such Major Shareholders have no plan or intention as of the Effective

Time to sell, exchange or otherwise dispose of the shares of NPB Common Stock to be distributed to them in the Merger. Such opinions do not apply to the persons or matters described in the following paragraph. A ruling from the United States Internal Revenue Service concerning the tax consequences of the Merger will not be requested. Accordingly, there can be no assurance that the Internal Revenue Service will not assert a position contrary to the conclusions expressed herein and in such opinions.


     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. IN ADDITION, IT DOES NOT DISCUSS THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO CERTAIN PERSONS, INCLUDING HOLDERS OF OPTIONS OR WARRANTS, AND MAY NOT APPLY TO CERTAIN HOLDERS SUBJECT TO SPECIAL TAX RULES, INCLUDING HOLDERS WHO ACQUIRED INFRASONICS COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE RECEIVED SUCH STOCK AS COMPENSATION, DEALERS IN SECURITIES AND FOREIGN HOLDERS.

     EACH INFRASONICS SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of NPB and Infrasonics will be carried forward to the operations of the combined companies at their recorded amounts, results of operations of the combined companies will include income of NPB and Infrasonics for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined companies.

     Consummation of the Merger is conditioned upon receipt by each of NPB and Infrasonics of a letter from their respective independent public accountants stating that, in their respective opinions, the Merger will qualify as a pooling of interests for accounting purposes. See "The Merger Agreement -- Conditions." Certain events, including certain transactions with respect to Infrasonics Common Stock or NPB Common Stock by affiliates of NPB and Infrasonics, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. For information concerning certain restrictions to be imposed on the transferability of NPB Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment. See "The
Merger -- Resale Restrictions."

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. NPB and Infrasonics each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on March 15, 1996.

     The waiting period under the HSR Act for NPB and Infrasonics expired on April 15, 1996. Neither NPB nor Infrasonics received a request for additional information from the Antitrust Division or the FTC prior to expiration of the waiting period.

     At any time before or after consummation of the Merger, the Antitrust Division or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of NPB or Infrasonics. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. There can be no assurance that a challenge to the Merger will not be made or, if such challenge is made, that NPB will prevail.

     The obligations of NPB and Infrasonics to consummate the Merger are subject to the condition that there be no preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction that prevents consummation of the Merger, and that there be no statute, rule, regulation. executive order, stay, decree or judgment by any court or governmental authority that prohibits or restricts the consummation of the Merger. See "The Merger Agreement -- Conditions." Either NPB or Infrasonics may terminate the Merger Agreement if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable, provided that the party seeking to terminate the Merger Agreement for such reason shall have used all reasonable efforts to remove such order, decree or ruling. See "The Merger Agreement -- Termination."

RESALE RESTRICTIONS

     All shares of NPB Common Stock received by Infrasonics shareholders in the Merger will be freely transferable, except that shares of NPB Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Infrasonics may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of NPB) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Infrasonics or NPB generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

     Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired companies in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares they own or shares they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of combined operations have been published. See "The Merger -- Accounting Treatment."

     The Merger Agreement requires each of NPB and Infrasonics to use all reasonable efforts to cause each of its affiliates to execute a written agreement restricting the disposition by such person of the shares of NPB Common Stock to be received by such person in the Merger.

                 DISSENTERS' RIGHTS OF INFRASONICS SHAREHOLDERS

     The rights of Infrasonics shareholders who dissent in connection with the Merger are governed by specific legal provisions contained in Chapter 13 (Sections 1300-1312) of the CCC, the text of which is attached as Appendix E hereto. The description of dissenters' rights contained in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to those sections of the CCC. FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 OF THE CCC FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     If the Merger is completed, certain of the Infrasonics shareholders who object to the Merger and who have fully complied with all applicable provisions of Chapter 13 of the CCC may have the right to require Infrasonics to purchase the shares of Infrasonics Common Stock held by them for cash at the fair market value of those shares on the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the Merger. Persons who are beneficial owners of shares of Infrasonics Common Stock but whose shares are held by another person, such as a broker or nominee, should instruct the record holder to follow the procedures outlined below if such persons wish to dissent with respect to any or all of their shares. Under the CCC, no shareholder who is entitled to exercise dissenters' rights has any right at law or in equity to attack the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger had been legally voted in favor of the Merger.

     Shares of Infrasonics Common Stock must be purchased by Infrasonics upon demand from a dissenting shareholder if all applicable requirements are complied with, but only if (a) demands for payment are filed with respect to 5% or more of the outstanding shares of such Infrasonics Common Stock, or (b) the shares are subject to a restriction on transfer imposed by Infrasonics or by any law or regulation.

     Infrasonics is not aware of any restriction on transfer of any of the shares of Infrasonics Common Stock except restrictions that may be imposed upon shareholders who are deemed to be "affiliates" of Infrasonics as that term is defined in Rule 144 under the Securities Act. Those shareholders who believe there is some such restriction affecting their shares should consult with their own legal counsel as to the nature and extent of any dissenters' rights they may have.

     For an Infrasonics shareholder to exercise the right to have Infrasonics purchase his or her shares of Infrasonics Common Stock, the procedures to be followed under Chapter 13 of the CCC include the following requirements:

          (i) The shareholder of record must have voted the shares against the Merger. It is not sufficient to abstain from voting. However, the shareholder may abstain as to part of his or her shares or vote part of those shares for the Merger without losing the right to have purchased those shares which were voted against the Merger.

          (ii) Any such shareholder who voted against the Merger, and who wishes to have purchased his or her shares that were voted against the Merger, must make a written demand to have Infrasonics purchase those shares for cash at their fair market value. The demand must include the information specified below and must be received by Infrasonics or its transfer agent not later than the date of the Infrasonics Special Meeting.

     Within ten days after the approval of the Merger by Infrasonics shareholders, the respective holders of shares of Infrasonics Common Stock who voted against the Merger and made a timely demand for purchase (and who are entitled to require Infrasonics to purchase their shares because either (i) holders of 5% or more of the outstanding shares filed demands by the date of the Infrasonics Special Meeting, or (ii) the shares are restricted as to transfer) must be notified by Infrasonics of the approval and Infrasonics must offer all of these shareholders a cash price for their shares that Infrasonics considers to be the fair market value of the shares on the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the proposed Merger. The notice also must contain a brief description of the procedures to be followed under Chapter 13 of the CCC in order for a shareholder to exercise the right to have Infrasonics purchase his or her shares, including the 30-day time period for submitting certificates representing shares as to which dissenters' rights are being exercised, and attach a copy of the relevant provisions of the CCC.

DEMAND FOR PURCHASE

     Merely voting or delivering a proxy directing a vote against the approval of the Merger does not constitute a demand for purchase. A written demand is essential.

     In all cases, the written demand that the dissenting shareholder must deliver to Infrasonics must:

          (i) be made by the person who was the shareholder of record, including a transferee of record, on the Infrasonics Record Date set for voting on the Merger (or his or her duly authorized representative) and not by someone who is merely a beneficial owner of the shares;

          (ii)  state the number and class of dissenting shares; and

          (iii) include a demand that Infrasonics purchase the shares at what the shareholder claims to be the fair market value of such shares on the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the proposed Merger. It is Infrasonics's position that this day is March 8, 1996. A shareholder may take the position in the written demand that a different date is applicable. The shareholder's statement of fair market value constitutes an offer by such dissenting shareholder to sell the shares to Infrasonics at such price.

     In addition, it is recommended that the following conditions be complied with to ensure that the demand is properly executed and delivered:

          (i) The demand should be sent by registered or certified mail, return receipt requested.

          (ii) The demand should be signed by the shareholder of record (or his or her duly authorized representative) exactly as his or her name appears on the stock certificates evidencing the shares.

          (iii) A demand for the purchase of shares owned jointly by more than one person should identify and be signed by all such holders.

          (iv) Any person signing a demand for purchase in any representative capacity (such as attorney-in-fact, executor, administrator, trustee or guardian) should indicate his or her title and, if Infrasonics so requests, furnish written proof of his or her capacity and authority to sign the demand.

     A shareholder may not withdraw a demand for payment without the consent of Infrasonics. Under the terms of the CCC, a demand by a shareholder is not effective for any purchase unless it is received by Infrasonics (or any transfer agent thereof).

OTHER REQUIREMENTS

     Within 30 days after the date on which the notice of the approval of the Merger is mailed by Infrasonics to its shareholders, the shareholder's certificates representing any shares which any shareholder demands be purchased must be submitted to Infrasonics at its principal office, or at the office of any transfer agent thereof, to be stamped with a statement that the shares are dissenting shares. Upon subsequent transfer of these shares, the new certificates will be similarly stamped, together with the name of the original dissenting shareholder.

     If Infrasonics and a dissenting shareholder agree that the shares held by such shareholder are eligible for dissenters' rights and agree upon the price of such shares, the dissenting shareholder is entitled to receive from Infrasonics the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Any agreement fixing the fair market value of dissenting shares as between Infrasonics and the holders thereof must be filed with the Secretary of Infrasonics at the address set forth below. Subject to certain provisions of Section 1306 and Chapter 5 of the CCC, payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or within 30 days after the statutory or contractual conditions to the Merger are satisfied, whichever is later. Cash dividends declared and paid by Infrasonics upon the dissenting shares after the date of approval of the Merger by its shareholders and prior to payment for the shares shall be credited against the total amount to be paid by Infrasonics.

     If Infrasonics and a dissenting shareholder fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then either the shareholder or Infrasonics may file a complaint for judicial resolution of the dispute in the superior court of the proper county. The complaint must be filed within six months after the date on which the respective notice of approval is mailed to the shareholders. If a complaint is not filed within six months, the shares will lose their status as dissenting shares. Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares is at issue, the court will first decide this issue. If the fair market value of the shares is in dispute, the court will determine, or shall appoint one or more impartial appraisers to assist in its determination of, the fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed 125% of the price offered to the shareholder, Infrasonics will be required to pay such costs.

     Any demands, notices, certificates or other documents required to be delivered to Infrasonics may be sent to the Secretary, Infrasonics, Inc., 3911 Sorrento Valley Boulevard, San Diego, California 92121.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, a copy which is attached as Appendix A to this Proxy
Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

THE MERGER

     Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, at the Effective Time Infrasonics will be merged with and into NPB, with NPB as the Surviving Corporation. The Merger will have the effects specified in Section 259 of the DGCL.

     NPB's Restated Certificate of Incorporation and NPB's Bylaws will be the Surviving Corporation's Certificate of Incorporation and Bylaws. The directors of NPB will be the initial directors of the Surviving Corporation, and the officers of NPB will be the initial officers of the Surviving Corporation.

EFFECTIVE TIME OF THE MERGER

     The closing of the transactions contemplated by the Merger Agreement (the "Closing") will take place on the first business day (the "Closing Date") after the later of (i) the date on which both Infrasonics and NPB stockholders meetings approving the Merger have occurred, and (ii) the day on which all of the conditions to the Merger are satisfied or waived, or at such other date as NPB and Infrasonics agree. See "The Merger Agreement -- Conditions."

     As soon as practicable after the Closing, a Certificate of Merger (the "Certificate of Merger") will be filed with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL and the Secretary of State of the State of California as provided by Section 1108 of the CCC. The time at which the Certificate of Merger is filed in Delaware is referred to as the Effective Time.

CONVERSION OF SECURITIES

     As a result of the Merger and without any action on the part of the holders thereof, each share of Infrasonics Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by a dissenting holder as to which appraisal has been perfected ("Excluded Shares")) will be converted into the right to receive 0.095 of a fully paid and nonassessable share of NPB Common Stock, together with the corresponding percentage of an associated NPB Preferred Stock Purchase Right, will cease to be outstanding, and will be canceled and retired, except as described below. The Exchange Ratio is subject to adjustment based on the average of the closing prices of NPB Common Stock for the ten trading days preceding the fifth trading day before the Special Meetings (the "Closing Market Value") and is calculated as follows: (i) if the Closing Market Value is greater than or equal to $65.77 and less than or equal to $75.77, the Exchange Ratio will be .095; (ii) if the Closing Market Value is greater than $75.77, the Exchange Ratio will be the quotient of (a) $7.20 divided by (b) the Closing Market Value, rounded to the nearest one-one thousandth of a share; and (iii) if the Closing Market Value is less than $65.77, the Exchange Ratio will be the quotient of (x) $6.25 divided by (y) the Closing Market Value, rounded to the nearest one-one thousandth of a share.

     Appendix F to this Joint Proxy Statement Prospectus sets forth the Exchange Ratio and the resulting total number of shares of NPB Common Stock that would be issued in the Merger based on a range of possible Closing Market Values. Because the aggregate number of shares of NPB Common Stock to be received in the Merger is dependent upon the market price of NPB Common Stock during the Exchange Ratio valuation period, fluctuations in the market value of NPB Common Stock during that valuation period will impact the number of shares of NPB Common Stock received in the Merger in exchange for each outstanding share of Infrasonics Common Stock. As a result, the market value of NPB Common Stock that the shareholders of Infrasonics ultimately receive could be more or less than its market value on the date of this Joint Proxy Statement/Prospectus or on the date of the Special Meetings. NPB stockholders and Infrasonics shareholders are advised to obtain current market quotations for Infrasonics and NPB Common Stock. No assurance can be given as to the market price of NPB Common Stock at any time before the effective time or as to the market price of NPB Common stock at any time thereafter. If the actual exchange ratio were determined to be materially outside of the range set forth in Appendix F, NPB and Infrasonics would recirculate a supplement to this Joint Proxy Statement/Prospectus or an Amended Joint Proxy Statement/Prospectus containing information concerning the actual exchange ratio, and would offer all holders of NPB Common Stock and Infrasonics Common Stock who were entitled to vote on the Merger as of the Record Date an opportunity to change their votes prior to the Special Meetings (in which case, the Special Meetings would be delayed to permit such recirculation). Such recirculation, if it occurs, would cause the effective date of the Merger to be delayed.

     Each holder of a certificate representing any such shares of Infrasonics Common Stock other than Excluded Shares (a "Certificate") will upon consummation of the Merger cease to have any rights with respect to such Infrasonics Common Stock, except the right to receive, without interest, shares of NPB Common Stock and cash in lieu of fractional shares (as described in "The Merger
Agreement -- Exchange of Shares") upon the surrender of such Certificate. If prior to the Effective Time, NPB should split or combine the shares of NPB Common Stock (including the Stock-Split), or pay a stock dividend or other stock distribution in, or in exchange of, shares of NPB Common Stock, or engage in any similar transaction, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend, exchange or other distribution or similar transaction.

     All shares of NPB Common Stock owned by Infrasonics or any subsidiary of Infrasonics will become treasury stock of NPB.

STOCK OPTIONS

     As of the Effective Time, each of the options to acquire Infrasonics Common Stock (each, an "Infrasonics Stock Option") outstanding as of the date of the Merger Agreement will be converted into an option (or a new substitute option shall be issued) to purchase the number of shares of NPB Common Stock (rounded up to the nearest whole share) equal to the number of shares of Infrasonics Common Stock subject to such option multiplied by the Exchange Ratio, at an exercise price per share of NPB Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of Infrasonics immediately prior to the Effective Time divided by the Exchange Ratio; provided that in the case of any Infrasonics Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the converted or substituted Infrasonics Stock Options will be subject to the same terms and conditions as were applicable to Infrasonics Stock Options immediately prior to the Effective Time.

     As soon as practicable after the Effective Time, NPB will file one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to such other registration statements as may be available, in order to register the shares of NPB Common Stock issuable upon exercise of the aforesaid converted Infrasonics Stock Options. The consummation of the Merger will not be treated as a termination of employment for purposes of the Option Plans.

EXCHANGE OF SHARES

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Infrasonics Common Stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of NPB Common Stock. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of NPB Common Stock and (ii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate so surrendered. INFRASONICS SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     No fractional shares of NPB Common Stock will be issued pursuant to the Merger. In lieu thereof, cash adjustments will be paid in an amount equal to the product of the fraction of a share of NPB Common Stock that would otherwise be issuable multiplied by the Closing Market Value.

     No dividends on shares of NPB Common Stock will be paid to persons entitled to receive certificates representing shares of NPB Common Stock until such persons surrender their Certificates. Upon such surrender, the person in whose name the certificates representing such shares of NPB Common Stock will be issued will also receive any dividends that have become payable with respect to such shares of NPB Common Stock between the Effective Time and the time of such surrender. In no event will the person entitled to receive such dividends be entitled to receive interest on such dividends.

     If any certificates for shares of NPB Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, the person requesting such exchange must (i) pay to the Exchange Agent any transfer or other taxes required by reason thereof, or (ii) establish that such tax has been paid or is not applicable.

     At the Effective Time, the stock transfer books of Infrasonics will be closed and no further transfers of shares of Infrasonics Common Stock will be made.

     Neither the Exchange Agent nor any party to the Merger Agreement is liable to a holder of shares of Infrasonics Common Stock for any shares of NPB Common Stock or dividends thereon or the cash payment for fractional interests delivered to a public official pursuant to applicable escheat laws.

     In the event that any Certificate has been lost, stolen or destroyed, upon
(i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by NPB, in its discretion, the posting by such person of a bond in such sum as NPB may direct as indemnity, or such other form of indemnity as NPB may reasonably direct, against any claim that may be made against NPB with respect to such Certificate, NPB will issue or cause to be issued in exchange for such Certificate the number of whole shares of NPB Common Stock and cash in lieu of fractional shares into which the shares of Infrasonics Common Stock represented by the Certificate are converted in the Merger.

     If holders of Infrasonics Common Stock are entitled to dissent from the Merger and demand appraisal of any such Infrasonics Common Stock in accordance with the provisions of Chapter 13 of the CCC (each person electing to exercise such rights, a "Dissenting Holder"), any Excluded Shares will not be converted, but will from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to the Dissenting Holder pursuant to the CCC; provided, however, that each share of Infrasonics Common Stock held by a Dissenting Holder who, after the Effective Time withdraws his demand for appraisal or lose his rights of appraisal with respect to such shares of Infrasonics Common Stock, in either case pursuant to the CCC, will not be deemed to be an Excluded Share but will be deemed to be converted, as of the Effective Time, into the right to receive NPB Common Stock in accordance with the Exchange Ratio.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations and warranties by Infrasonics relating to, among other things: (a) due organization, power and standing; (b) capital structure and ownership of subsidiaries; (c) the authorization, execution, delivery and enforceability of the Merger Agreement;
(d) required consents and approvals and the absence of breaches or violations of the Articles of Incorporation and Bylaws, agreements and instruments, and law;
(e) the filing of required reports with the Commission; (f) the absence of certain changes or events; (g) the accuracy of information in this Joint Proxy Statement/Prospectus; (h) litigation; (i) certain contracts and agreements (including contracts with physicians, hospitals, HMOs and third party providers); (j) employee benefit plans; (k) taxes; (l) compliance with applicable law; (m) subsidiaries; (n) interested party transactions; (o) labor and employment matters; (p) ownership of shares of NPB's stock; (q) insurance;
(r) environmental matters; (s) intellectual property rights; (t) dealings with the FDA and other governmental entities concerned with medical products sold by Infrasonics; (u) real property; (v) the provision of complete copies of all documents to NPB; (w) ownership of Infrasonics shares; (x) receipt of fairness opinion; (y) pooling of interests; (z) accounts receivable; (aa) customers and suppliers; (bb) complete representations; (cc) takeover statutes; and (dd) voting arrangements.

     The Merger Agreement also contains certain representations and warranties by NPB relating to, among other things: (a) due organization, power and standing; (b) capital structure and ownership of subsidiaries;

(c) the authorization, execution, delivery and enforceability of the Merger Agreement; (d) required consents and approvals and the absence of breaches or violations of the Certificate of Incorporation and Bylaws, agreements and instruments, and law; (e) the filing of required reports with the Commission and absence of change; (f) the accuracy of information in this Joint Proxy Statement/Prospectus; (g) ownership of shares of NPB Common Stock; (h) receipt of fairness opinion; (i) compliance with applicable law; (j) ownership of shares of Infrasonics Common Stock; (k) the provision of complete copies of all documents to Infrasonics; (l) pooling of interests; and (m) complete representations.

CERTAIN COVENANTS

     Infrasonics agreed that, prior to the Effective Time and except as set forth in its Disclosure Schedule, it will, among other things: (i) conduct its business only in the ordinary and usual course, consistent with past practices; and (ii) use its best efforts to preserve intact its business organization, to retain its and its subsidiaries' present officers and key employees, and to preserve the goodwill of those having business relationships with it and its subsidiaries. NPB and Infrasonics also agreed that, among other things: (i) through the Effective Time, Infrasonics will frequently report to NPB the general status of its ongoing operations, deliver to NPB financial reports and promptly notify NPB of material changes in its or its subsidiaries' business or properties; (ii) each will use all reasonable efforts to deliver to the other a letter from its independent auditors in connection with the Registration Statement; (iii) each will report to the other on operational matters and promptly advise the other of any material change or event; (iv) each will file all required reports with the Commission and deliver to the other copies of all such reports; (v) except where prohibited by applicable statutes and regulations, each will promptly provide the other with copies of filings with any state or federal government entity in connection with the Merger Agreement or the transactions contemplated thereby; (vi) through the Effective Time, each will afford the other access to all of its records, and each will furnish to the other all information concerning its business, properties and personnel as the other party may reasonably request; and (vii) NPB will not amend its Certificate of Incorporation other than in accordance with the Stock Split Proposal.

     Infrasonics agreed that, prior to the Effective Time, neither it nor any of its subsidiaries will, among other things: (i) sell any stock owned by it in any of its subsidiaries; (ii) amend its Articles of Incorporation or Bylaws; (iii) take any action with respect to its outstanding capital stock, other than in the ordinary course of business consistent with past practice; (iv) take any action with respect to Voting Debt (as defined in the Merger Agreement); (v) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any assets, other than in the ordinary course of business and consistent with past practices or dispositions of obsolete or worthless assets; (vi) incur, assume or prepay any indebtedness or other liabilities or issue any debt securities, other than in the ordinary course of business and consistent with past practices; (vii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person (other than a subsidiary) other than in the ordinary course of business and consistent with past practices; (viii) make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries), other than in the ordinary course of business and consistent with past practices; (ix) fail to maintain adequate insurance consistent with past practices for their businesses and properties; (x) fail to pay debts, taxes and obligations when due, subject to good faith disputes; (xi) enter into or modify any contract or commitment other than in the ordinary course of business consistent with past practices; (xii) transfer to any person or entity any intellectual property rights other than in the ordinary course of business consistent with past practices; (xiii) enter into or amend any agreements pursuant to which any other party is granted exclusive distribution, marketing or other exclusive rights with respect to its technology; (xiv) enter into any operating lease other than in the ordinary course of business consistent with past practices and in no event in excess of $60,000; (xv) pay, discharge, or satisfy in an amount in excess of $40,000 in any one case or $200,000 in the aggregate, any claim, liability or obligation arising other than in the ordinary course of business, reserved against its financial statements, or reasonably incurred in connection with the transactions contemplated by the Merger Agreement; (xvi) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with past practices; (xvii) materially reduce the amount of material insurance coverage provided by existing insurance policies; (xviii) hire any new director- or officer-level employee, or, except in the ordinary course of business and consistent with past practices, pay any special remuneration to any employee or director other than pursuant to automatic grants, increase the salaries, wage rates, fringe benefits or other compensation of its directors, officers or employees or enter into an agreement to do any of the foregoing;; (xix) grant any severance or termination pay to any director or officer or any employee other than in the ordinary course of business consistent with past practice or written agreement; (xx) commence lawsuits except for the routine collection of bills where necessary to avoid impairments or for breach of the Merger Agreement or related agreements; (xxi) acquire or agree to acquire any other business or entity or material assets; (xxii) change any material tax election or take action relating to tax matters other than in the ordinary course of business; (xxiii) fail to give any required notices or information to employees; (xxiv) revalue any assets other than in the ordinary course of business or enter into any agreement with respect to any of the foregoing; or
(xxv) change its methods of accounting in effect at June 30, 1995, except as contemplated by the Merger Agreement or as required by changes in generally accepted accounting principles.

     NPB and Infrasonics also agreed that neither NPB, Infrasonics nor any of their respective subsidiaries will (i) take, or allow to be taken, any action which would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) take, or allow to be taken or fail to take any action, which act or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     NPB and Infrasonics also agreed that each and its subsidiaries will use all reasonable efforts (i) (a) to take all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and the consummation of the transactions contemplated by the Merger Agreement, subject to the appropriate vote or consent of stockholders and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by the Merger Agreement; provided that neither NPB nor Infrasonics will be obligated to take any action that would, in such party's reasonable opinion, be materially burdensome to such party or impact in such a manner the economic or business benefits of the transactions contemplated by the Merger Agreement, or would result in the imposition of a condition or restriction that would so impact such benefits, in either case so as to render inadvisable the consummation of the Merger and (ii) not to take or omit to take any action, and not to agree to take or omit to take any action, the effect of which action or omission would be to make any representation or warranty of NPB or Infrasonics, as applicable, in the Merger Agreement untrue or incorrect in any material respect.

     NPB and Infrasonics agreed that NPB will use reasonable efforts to take any action required by state securities or blue sky laws in connection with the issuance of the shares of NPB Common Stock pursuant to the Merger Agreement, and that Infrasonics will furnish NPB with all information concerning Infrasonics and the holders of its capital stock and take such other action as NPB may reasonably request in connection with the Registration Statement and such issuance of shares of NPB Common Stock.

     Infrasonics and NPB agreed, except to the extent required in the exercise of the fiduciary duties of the Board of Directors of Infrasonics or NPB, as the case may be, under applicable law as advised by independent counsel, to recommend approval and adoption of the Merger Agreement by their respective stockholders and to use their respective best efforts to obtain such approval. NPB has agreed to vote in favor of approval and adoption of the Merger Agreement at the Infrasonics Special Meeting all shares of Infrasonics Common Stock which it beneficially owns at such time, although NPB does not presently beneficially own any such shares and Infrasonics will similarly vote any shares of NPB Common Stock in favor of the Merger Proposal and Stock Split Proposal at the NPB Special Meeting although Infrasonics does not currently beneficially own any such shares.

     NPB and Infrasonics have agreed that not later than ten days prior to the date of the mailing of the Proxy Statement each will deliver to the other letters identifying all persons who are "affiliates" of such party for purposes of Rule 145 under the Securities Act. Each of the parties will use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other party a written "affiliates" agreement, in customary form, restricting the disposition by such person of the shares of NPB Common Stock held by such person or to be received by such person in the Merger. Certificates surrendered for exchange by any person constituting an "affiliate" of the parties within the meaning of Rule 145 under the Securities Act will not be exchanged by the Exchange Agent for shares of NPB Common Stock until the parties have received such agreement described in the preceding sentence.

     NPB has agreed to notify Nasdaq of the listing of the shares of NPB Common Stock to be issued pursuant to the Merger and the Stock Split and to cause such additional shares to be approved for listing.

NO SOLICITATION

     Until the consummation of the Merger, Infrasonics may not, except to the extent required in the exercise of the fiduciary duties of the Board of Directors of Infrasonics under applicable laws as advised by independent counsel in connection with an unsolicited proposal, solicit, encourage or engage or participate in negotiations concerning any acquisition, tender offer, merger, consolidation, business combination or similar transaction other than the Merger (such proposals being referred to as "Acquisition Proposals").

     Infrasonics has agreed to notify NPB if any such Acquisition Proposals (including the identity of the persons making such proposals and, subject to the fiduciary duties of the Board of Directors of Infrasonics, the terms of such proposals) are received and furnish to NPB a copy of any written proposal.

CERTAIN EMPLOYEE BENEFIT PLAN MATTERS

     Infrasonics has agreed that it will not, except as required by law (i) enter into, adopt or amend any compensation plan, (ii) institute any new employee benefit, welfare program or compensation plan, (iii) change any compensation plan or other benefit arrangement, or (iv) enter into any arrangement or commitment with any director, officer or employee, the terms of which are materially altered upon consummation of the Merger.

     NPB has represented to Infrasonics that, to the extent medical and dental employee benefits are provided following consummation of the Merger, it shall
(i) cause all pre-existing condition exclusions and "actively-at-work" requirements to be waived, and (ii) provide that any expenses incurred on or before the consummation of the Merger will be taken into account for purposes of satisfying deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents under NPB employee benefit plans.

     Upon consummation of the Merger, all options to purchase Infrasonics Common Stock granted under Infrasonics's stock option plans will become options to acquire NPB Common Stock. The vesting and exercisability of such options will not be accelerated as a result of the Merger.

     NPB has agreed to provide certain bonus programs to existing Infrasonics employees. See "The Merger -- Conflicts of Interest."

DIRECTOR AND OFFICER INDEMNIFICATION

     NPB and the Surviving Corporation have agreed that for acts occurring prior to the Effective Time, all rights to indemnification and advancement of expenses existing in favor of the directors and officers of Infrasonics (the "Indemnified Parties") under the provisions existing on the date of the Merger Agreement, the Articles of Incorporation, Bylaws and indemnification agreements of Infrasonics shall survive the Effective Time. In addition, NPB and the Surviving Corporation have agreed to indemnify and advance expenses to the Indemnified Parties to the full extent required or permitted under the provisions existing on the date of the Merger Agreement of Infrasonics's Articles of Incorporation and Bylaws and indemnification agreements of Infrasonics. See "The Merger -- Conflicts of Interest."

     For a period of four years after the Effective Time, NPB will maintain, with respect to claims arising from facts or events which occurred before the Effective Time, officers' and directors' liability insurance covering the Indemnified Parties who were covered as of the date of the Merger Agreement by Infrasonics's existing officers' and directors' liability insurance policies, on terms substantially no less advantageous to such officers and directors than such existing insurance. See "The Merger -- Conflicts of Interest."

MANAGEMENT AFTER THE MERGER

     The existing directors and officers of NPB shall remain in such positions following consummation of the Merger. In the Merger Agreement, NPB has agreed to offer Jim Hitchin employment as Senior Consultant -- Special Projects. See "The Merger -- Conflicts of Interest."

CONDITIONS

     The obligations of NPB and Infrasonics to effect the Merger are subject to the satisfaction of certain conditions, including, among others: (i) obtaining NPB and Infrasonics stockholder approvals; (ii) the absence of any injunction prohibiting consummation of the Merger; (iii) receipt of all necessary government and other consents and approvals, and the satisfaction of any conditions with respect thereto (other than the filing of the Articles of Merger (as previously defined)); (iv) the absence of any action by any federal or state governmental entity that imposes any condition upon NPB or Infrasonics that would so impact the Merger as to render the Merger inadvisable; (v) the absence of any change, or any event involving a prospective change, in the other party's business, assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a material adverse effect on such party and its subsidiaries taken as a whole (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by the other party prior to the execution of the Merger Agreement); (vi) the aggregate amount of cash required to be paid on account of all Excluded Shares and any cash payments for fractional shares does not exceed 10% of the value of NPB Common Stock issuable in connection with the Merger; (vii) obtain the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (viii) other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and be in full force and effect; and (ix) NPB and Infrasonics will have received (a) a letter, dated the Closing Date, addressed to NPB from Price Waterhouse LLP, NPB's independent accountants ("Price Waterhouse"), and (b) a letter, dated the Closing Date, addressed to Infrasonics from Ernst & Young LLP, Infrasonics's independent accountants ("Ernst & Young"), in each case to the effect that the Merger qualifies for pooling of interests treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

     The obligation of each of NPB and Infrasonics to effect the Merger is also subject to the satisfaction of the following additional conditions, among other things: (i) the other party has performed in its obligations under the Merger Agreement prior to the Effective Time and the representations and warranties of the other party contained in the Merger Agreement are true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by the Merger Agreement; (ii) each has received an opinion of its counsel, substantially to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that NPB and Infrasonics will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and
(iii) each of NPB and Infrasonics has received an opinion of counsel to the other. In addition, Infrasonics's obligation to effect the Merger is subject to the listing of the NPB Common Stock to be issued in the Merger on the Nasdaq National Market and the offer by NPB of employment to Jim Hitchin on certain specified terms and conditions. NPB's obligation to effect the Merger is subject to Infrasonics having obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of NPB and Infrasonics: (i) by mutual written consent of NPB and Infrasonics; (ii) by either NPB or Infrasonics, if the Merger has not been consummated on or before October 5, 1996; (iii) by either NPB or Infrasonics, if there has been any material breach of a representation and warranty or material obligation of the other under the Merger Agreement and, if such breach is curable, such default has not been remedied within 10 days (subject to certain extensions) after receipt by such other party of notice in writing from such party specifying such breach and requesting that it be remedied; (iv) by NPB, if the Board of Directors of Infrasonics has (a) withdrawn or modified in a manner adverse to it such Board's approval or recommendation (or failed to make such recommendation) of the Merger Agreement or the Merger, or has resolved to do any of the foregoing, or (b) recommended an Acquisition Proposal other than the Merger; (v) by either NPB or Infrasonics if any court of competent jurisdiction in the United States or other United States governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action has become final and non-appealable;
(vi) by either of NPB or Infrasonics, if any approval of the stockholders of the other required for the consummation of the Merger submitted for approval has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; or (vii) by Infrasonics if its Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders under applicable law as advised by independent counsel, determines that such termination is required by reason of another Acquisition Proposal being made with respect to it.

     In the event of termination, the Merger Agreement is of no further effect and, except for a termination resulting from a breach by a party of the Merger Agreement, there is no liability or obligation on the part of either NPB or Infrasonics or their respective officers or directors, except as specifically provided in the Merger Agreement.

CANCELLATION FEES; EXPENSES

     If at any time (i) Infrasonics has entered into an agreement with respect to an Acquisition Proposal, other than the Merger; (ii) Infrasonics breaches any of the provisions of the Merger Agreement relating to Acquisition Proposals or recommends or approves an Acquisition Proposal pursuant to such provisions; or
(iii) any person, entity or group of persons or entities acting in concert acquires beneficial ownership of more than fifteen percent (15%) of the voting securities of Infrasonics as a result of an Acquisition Proposal and, in the case of (i) or (ii), the Merger Agreement is terminated pursuant to clause (iii) (if terminated by NPB), (iv), (vi) or (vii) (if terminated because approval of the Infrasonics shareholders was not obtained) of the first paragraph under "Termination," then NPB shall be entitled to be paid by Infrasonics a fee in cash or immediately available funds of one million five hundred thousand U.S. dollars ($1,500,000) (the "Cancellation Fee"). The payment of the Cancellation Fee is conditioned on there being no material breach of the representations, warranties or obligations of NPB under the Merger Agreement. Payment of the Cancellation Fee constitutes full settlement of any and all liabilities and obligations of under the Merger Agreement, except for liabilities arising from fraud or intentional misrepresentation with respect to the Merger Agreement by Infrasonics and except as provided in the following paragraph.

     In the event that either Infrasonics or NPB terminates the Merger Agreement pursuant to clause (iii) of the first paragraph under "Termination," then the non-terminating party must pay to the terminating party the terminating party's reasonable out-of-pocket expenses incurred in connection with the negotiation, execution and performance of the Merger Agreement ("Expense Reimbursement Payment"); provided that the terminating party is not entitled to any Expense Reimbursement Payment if at the time of termination the non-terminating party also would have been entitled to terminate the Merger Agreement pursuant to such clause (iii).

AMENDMENT; WAIVER

     The Merger Agreement may be amended by written action taken by NPB and Infrasonics at any time before or after approval thereof by the shareholders of Infrasonics, but, after any such approval, no amendment may be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders.

     At any time prior to the Effective Time, NPB and Infrasonics may, by written instrument, (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

EXPENSES

     Except as provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (whether or not the Merger is consummated) will be paid by the party incurring such expenses, except that if the Merger is not consummated NPB and Infrasonics will share equally the expenses incurred in connection with filings under the HSR Act, printing and mailing this Joint Proxy Statement/Prospectus and all aspects of the Registration Statement.

               COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICIES

     Both the NPB Common Stock and the Infrasonics Common Stock are listed and traded on Nasdaq. The following table sets forth the high and low sale prices per share of NPB Common Stock and Infrasonics Common Stock for the calendar quarters indicated, as reported by Nasdaq.


                                                                NPB            INFRASONICS
                                                            COMMON STOCK       COMMON STOCK
                                                          ----------------   ----------------
                                                           HIGH      LOW      HIGH      LOW
                                                          ------   -------   -------   ------
    Calendar 1994:
      First Quarter.....................................  $29.50   $24.25    $6.00     $3.875
      Second Quarter....................................   28.75    24.375    5.625     3.38
      Third Quarter.....................................   31.50    26.00     4.00      2.38
      Fourth Quarter....................................   34.00    28.25     4.75      2.875
    Calendar 1995:
      First Quarter.....................................   38.25    31.50     4.00      2.38
      Second Quarter....................................   47.75    36.00     4.25      2.38
      Third Quarter.....................................   55.75    44.688    7.0625    3.75
      Fourth Quarter....................................   62.00    47.38     7.125     5.00
    Calendar 1996:
      First Quarter.....................................   72.75    55.50     6.75      5.00
      Second Quarter (through May 24)...................   69.75    48.00     6.4375    5.75



     On March 8, 1996, the last trading day prior to announcement of the Merger Agreement, the closing sales prices of NPB Common Stock and Infrasonics Common Stock as reported by Nasdaq were $65.00 per share and $5.50 per share, respectively. The equivalent per share value of Infrasonics Common Stock as of such date was $6.25. On May 24, 1996, the closing sales prices of NPB Common Stock and Infrasonics Common Stock as reported by Nasdaq were $55.75 per share and $5.9375 per share, respectively. Based upon the May 24, 1996 closing price of NPB Common Stock and an Exchange Ratio of .112, the equivalent per share value of Infrasonics Common Stock as of such date was approximately $6.25.



     Because the market price of NPB Common Stock is subject to fluctuation, the market value of the shares of NPB Common Stock that holders of Infrasonics Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. The Exchange Ratio is subject to adjustment, based on the average of the closing price of the NPB Common Stock for the ten trading days preceding the fifth trading day before the consummation of the Merger, in order that the value of NPB's Common Stock to be received by Infrasonics shareholders as calculated under the adjustment formula is not less than approximately $6.25 per share. See "The Merger Agreement -- Conversion of Securities." STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR NPB COMMON STOCK AND INFRASONICS COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR NPB COMMON STOCK OR INFRASONICS COMMON STOCK.


     No dividends have been declared or paid on NPB Common Stock or Infrasonics Common Stock since their respective dates of incorporation, nor does NPB anticipate paying cash dividends on NPB Common Stock in the foreseeable future following of the Merger.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


     The following unaudited pro forma combined condensed financial statements assume the Merger between NPB and Infrasonics accounted for using the pooling of interests method of accounting and are based upon the respective historical financial statements and notes thereto of NPB and Infrasonics, which are incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined condensed balance sheet combines NPB's March 31, 1996 unaudited consolidated balance sheet with Infrasonics's March 31, 1996 unaudited consolidated balance sheet. The unaudited pro forma combined condensed statements of operations combine NPB's historical results for each of the three fiscal years in the period ended July 2, 1995 and the unaudited nine months ended March 31, 1996 and April 2, 1995 with Infrasonics's historical results for each of the three fiscal years in the period ended June 30, 1995 and the unaudited nine months ended March 31, 1996 and 1995, respectively. To reflect the August 25, 1995 merger of Nellcor and Puritan-Bennett as a pooling of interests, NPB's historical results for each of the three fiscal years in the period ended July 2, 1995 and the unaudited nine months ended April 2, 1995, have been prepared by combining Nellcor's financial data for each of the three fiscal years in the period ended July 2, 1995 and the nine months ended April 2, 1995 with Puritan Bennett's financial data for each of the three fiscal years in the period ended January 31, 1995 and the unaudited nine months ended October 31, 1994.



     The unaudited balance sheet of NPB at March 31, 1996 and Infrasonics at March 31, 1996, and the unaudited statement of operations for the nine months ended March 31, 1996 and April 2, 1995 of NPB, and March 31, 1996 and 1995 of Infrasonics have been prepared on the same basis as the historical information derived from audited financial statements. In the opinion of the managements of NPB and Infrasonics, respectively, the unaudited financial statements of NPB and Infrasonics referred to above from which such data have been derived, contain all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the results for such periods.


     The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of the future operating results or financial position.

     These unaudited pro forma combined condensed financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of NPB and Infrasonics incorporated by reference in this Proxy Statement/Prospectus.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS


                                               NPB             INFRASONICS        PRO FORMA      COMBINED
                                          MARCH 31, 1996     MARCH 31, 1996      ADJUSTMENTS     PRO FORMA
                                          --------------     ---------------     -----------     ---------
Current assets:
  Cash and cash equivalents.............     $ 75,712           $   6,045                        $  81,757
  Marketable securities.................        3,169                 971                            4,140
  Trade notes and accounts receivable,
     net................................      126,346               6,358                          132,704
  Inventories...........................      110,068               7,996                          118,064
  Deferred income taxes and other
     current assets.....................       31,727                 420                           32,147
                                             --------             -------                         --------
          Total current assets..........      347,022              21,790                          368,812
                                             --------             -------                         --------
Net property and equipment..............      125,069               2,588                          127,657
Capitalized software costs..............                            2,050                            2,050
Other assets and goodwill, net..........       55,729               3,789                           59,518
                                             --------             -------                         --------
          Total assets..................     $527,820           $  30,217                        $ 558,037
                                             ========             =======                         ========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.........................     $    358                                            $     358
  Accounts payable......................       36,074           $     451                           36,525
  Accrued liabilities...................       32,966               2,253                           35,219
  Accrued merger and related costs......       34,300                              $ 8,000(1)       42,300
  Income taxes payable..................        9,867                                                9,867
  Other.................................       22,124                                               22,124
                                             --------             -------           ------        --------
          Total current liabilities.....      135,689               2,704            8,000         146,393
                                             --------             -------           ------        --------
Long-term debt, less current
  maturities............................        6,572                                                6,572
Deferred compensation and pensions......        8,583                                                8,583
Deferred income taxes...................          607                                                  607
Deferred revenue........................       10,350                                               10,350
                                             --------                                             --------
          Total stockholders' equity....      366,019              27,512           (8,000)        385,531
                                             --------             -------           ------        --------
          Total liabilities and
            stockholders' equity........     $527,820           $  30,216          $     0       $ 558,036
                                             ========             =======           ======        ========


- ---------------
(1) Pro forma adjustment as described in Note 3.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   FISCAL YEAR ENDED           NINE-MONTHS ENDED
                                             ------------------------------   --------------------
                                             JULY 2,    JULY 3,    JULY 4,    MARCH 31,   APRIL 2,
                                               1995     1994(1)      1993      1996(2)      1995
                                             --------   --------   --------   ---------   --------
Net revenue................................  $623,066   $564,132   $536,935   $506,625    $454,248
Cost of goods sold.........................   312,970    284,159    268,302    247,539     229,306
                                             --------   --------   --------   --------    --------
Gross profit...............................   310,096    279,973    268,633    259,086     224,942
                                             --------   --------   --------   --------    --------
Operating expenses:
  Research and development.................    49,182     50,730     50,357     39,430      36,260
  Selling, general and administrative......   184,856    177,133    158,258    142,361     136,748
  Restructuring charges....................     2,654     43,669          0     92,618           0
                                             --------   --------   --------   --------    --------
Income from operations.....................    73,404      8,441     60,018    (15,323 )    51,934
                                             --------   --------   --------   --------    --------
Litigation settlements, net................         0    (13,000)         0          0           0
Interest income and other..................     7,182      3,865      4,346      4,138       5,334
Interest expense...........................    (5,830)    (4,565)    (3,720)    (2,911 )    (3,312)
Costs associated with unsolicited offer....    (5,049)         0          0          0      (4,559)
                                             --------   --------   --------   --------    --------
Total other income (expense)...............    (3,697)   (13,700)       626      1,227      (2,537)
                                             --------   --------   --------   --------    --------
Income/(loss) before income taxes..........    69,707     (5,259)    60,644    (14,096 )    49,397
Provision for (benefit from) income
  taxes....................................    21,595        546     19,638      6,499      17,167
                                             --------   --------   --------   --------    --------
Net income/(loss)..........................  $ 48,112   $ (5,805)  $ 41,006   $(20,595 )  $ 32,230
                                             ========   ========   ========   ========    ========
Net income/(loss) per common and common
  equivalent shares........................  $   1.66   ($  0.20)  $   1.46   ($  0.68 )  $   1.12
                                             ========   ========   ========   ========    ========
Weighted average common and common
  equivalent shares used in the calculation
  of net income per share..................    28,913     28,346     28,112     30,277      28,776
                                             ========   ========   ========   ========    ========


- ---------------
(1) NPB accrued restructuring charges totaling approximately $43.2 million and recorded litigation settlements totaling approximately $13 million during the fiscal year ended July 3, 1994.


(2) In connection with the merger of Nellcor and Puritan-Bennett, one-time merger and related costs of $92.6 million were recorded during the nine months ended March 31, 1996.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

     1. The unaudited pro forma combined condensed financial statements of NPB and Infrasonics give retroactive effect to the Merger using the pooling of interests method of accounting and, as a result, the unaudited pro forma combined condensed balance sheet and statements of operations are presented as if the combining companies had been combined for all periods presented. The unaudited pro forma combined condensed financial statements will become the historical financial statements of NPB upon issuance of financial statements for a period that includes the date of the acquisition. The unaudited pro forma combined condensed financial statements reflect the issuance of 0.095 of a fully paid and nonassessable share of NPB Common Stock for each share of Infrasonics Common Stock to effect the Merger. The actual number of shares of NPB Common Stock to be issued will be determined at the effective time of the Merger based on the Exchange Ratio and the number of shares of Infrasonics Common Stock then outstanding. The unaudited pro forma combined condensed financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of NPB and Infrasonics incorporated by reference in this Proxy Statement/Prospectus.

     2. The unaudited pro forma combined condensed balance sheet combines NPB's March 31, 1996 unaudited consolidated balance sheet with Infrasonics's March 31, 1996 unaudited consolidated balance sheet. The unaudited pro forma statements of operations combine NPB's historical results for each of the three fiscal years in the period ended July 2, 1995 and the unaudited nine months ended March 31, 1996 and April 2, 1995 with the Infrasonics results for each of the three fiscal years in the period ended June 30, 1995 and the unaudited nine months ended March 31, 1996 and 1995, respectively. Note, to reflect the August 25, 1995 merger of Nellcor and Puritan-Bennett as a pooling of interests, NPB's historical results for each of the three fiscal years in the period ended July 2, 1995 and the unaudited nine months ended April 2, 1995, have been prepared by combining Nellcor's financial data for each of the three fiscal years in the period ended July 2, 1995 and the nine months ended April 2, 1995 with Puritan-Bennett's financial data for each of the three fiscal years in the period ended January 31, 1995 and the unaudited nine months ended October 31, 1994.

     3. The unaudited pro forma data are presented for informational purposes only and do not give effect to any synergies that may occur due to the combining of NPB's and Infrasonics's existing operations. NPB expects to incur charges to operations currently estimated to be between $10 million and $15 million in the quarter ended July 7, 1996, the quarter in which the Merger is expected to be consummated, to reflect costs associated with combining the operations of the two companies and transaction fees and costs incident to the Merger. An estimated charge, at the midpoint of the above range, after giving effect for estimated tax benefits, of $8 million, is reflected in the unaudited pro forma combined condensed balance sheet and is not included in the unaudited pro forma combined condensed statement of operations. This range is a preliminary estimate only and therefore is subject to change.

     4. There were no material differences between the accounting policies of NPB and Infrasonics during the periods presented.

                        COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

     As a result of the Merger, holders of Infrasonics Common Stock will become stockholders of NPB and the rights of all such former Infrasonics shareholders will thereafter be governed by the NPB Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law ("DGCL"). The rights of the holders of Infrasonics Common Stock are currently governed by the Infrasonics Articles of Incorporation and Bylaws and the California Corporations Code ("CCC"). The following summary, which does not purport to be a complete statement of the general differences between the rights of the stockholders of NPB and the shareholders of Infrasonics, sets forth certain differences between the NPB Restated Certificate of Incorporation and Bylaws and the DGCL, and the Infrasonics Articles of Incorporation and Bylaws and the CCC. Accordingly, Infrasonic's shareholders should carefully review the following summary, which NPB and Infrasonics believe addresses all material differences in the rights of Infrasonics shareholders upon consummation of the Merger, to understand how certain of their rights as shareholders will be affected upon completion of the Merger. This summary is qualified in its entirety by reference to the full text of each of such documents, the DGCL and the CCC. For information as to how such documents may be obtained, see "Available Information."

STOCKHOLDERS RIGHTS PLAN

     NPB has adopted a stockholder rights plan that is designed to protect NPB stockholders from coercive or unfair takeover tactics. Infrasonics has not adopted any such rights plan. In general, upon the occurrence of specified triggering events, such as the acquisition by any person (other than NPB or any of its subsidiaries) of the beneficial ownership of securities representing 15% or more of the NPB Common Stock ("Acquiring Persons"), NPB's stockholders other than Acquiring Persons will have the right to acquire one one-hundredth of a share of Series A Preferred Stock per share of NPB Common Stock owned at a purchase price of $320.00, subject to adjustment (an "NPB Preferred Stock Purchase Right"). The Series A Preferred Stock will not be redeemable and will have certain dividend and liquidation preferences over NPB Common Stock. Holders of NPB Preferred Stock Purchase Rights (other than NPB Preferred Stock Purchase Rights beneficially owned by an Acquiring Person which will have become void) have the right, under certain circumstances, upon exercise of such NPB Preferred Stock Purchase Rights and in lieu of Series A Preferred Stock, to receive that number of Shares of NPB Common Stock (or in certain circumstances, cash, property or other securities of NPB) having a value equal to two times the purchase price. The NPB Rights Agreement further provides that if NPB is acquired in a merger or other business combination which is not approved by the NPB Board, NPB's stockholders will have the right to receive common stock of the acquiring company having a value equal to two times the purchase price. Under certain circumstances, NPB may redeem the Rights at a redemption price of $0.001 per NPB Preferred Stock Purchase Right, or exchange the NPB Preferred Stock Purchase Rights at an exchange ratio of one share of NPB Common Stock per NPB Preferred Stock Purchase Right, and the NPB Preferred Stock Purchase Rights otherwise will expire on March 8, 2006. The effect of the NPB Rights Agreement may be to render more difficult a change in control of NPB. The foregoing summary of certain terms of the NPB Rights Plan is qualified in its entirety by reference to the NPB Rights Agreement, a copy of which is incorporated herein by reference. See "Incorporation of Documents by Reference."

ELECTION AND NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL

     The NPB Bylaws provide that elections of directors are by written ballot unless otherwise provided in the NPB Restated Certificate of Incorporation, which provides that such elections need not be by written ballot unless the Bylaws otherwise provide. The NPB Restated Certificate of Incorporation and Bylaws provide for cumulative voting rights in elections of directors. The NPB Bylaws also disqualify from nomination to the NPB Board any person 72 years of age or older, subject to certain exceptions. The Infrasonics Articles of Incorporation and Bylaws also provide for cumulative voting rights in elections for directors and provide that written ballots are not required unless a stockholder demands election by ballot at the meeting and before voting begins.

     The NPB Bylaws provide that the number of directors is six or such other number as may be designated from time to time by the members of the NPB Board then in office. The Infrasonics Bylaws state that the number of directors is to be no less than three and no more than five, with the exact number being fixed within such limits by an amendment to the Bylaws duly adopted by the shareholders or the Board of Directors. The Infrasonics Bylaws, as currently in effect, set the number of directors at five.

     The NPB Bylaws provide that any vacancies (including newly created directorships) may be filled by a majority of the remaining directors, though less than a quorum. The Infrasonics Bylaws contain a comparable provision.

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any director or the entire board of directors may be removed with or without cause. The NPB Bylaws explicitly provide that directors may be removed with or without cause, provided that, if less than the entire NPB Board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if voted cumulatively at an election of the entire Board of Directors.

     Under the CCC the holders of at least 10% of the number of outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected.

     Both the NPB Bylaws and the Infrasonics Bylaws allow their respective Boards of Directors to establish committees. The NPB Bylaws require each such committee to consist of one or more directors, while the Infrasonics Bylaws require two or more directors.

STOCKHOLDERS MEETINGS

     Under the DGCL, a special meeting may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or the bylaws. The NPB Bylaws provide that special meetings of NPB stockholders may be called by NPB's President or Chief Executive Officer or the NPB Board at any time, and that NPB's Secretary shall call a special meeting upon the request of any stockholder or stockholders holding in the aggregate 10% of the voting power of all stockholders.

     Under the CCC, a special meeting may be called by the board of directors or such other persons as may be authorized by the articles of incorporation or the bylaws. The Infrasonics Bylaws provide that special meetings of Infrasonics shareholders may be called by the Chairman, Board of Directors or President, or by one or more shareholders holding not less than 10% of the shares entitled to vote at the meeting.

     The NPB Bylaws provide a procedure for nominating persons to be elected to the NPB Board including, among other things, the requirement of not less than 30 nor more than 60 days' notice prior to the scheduled meeting and the provision of certain information about the nominee. The Infrasonics Bylaws do not provide a procedure for nominating directors. The Infrasonics Bylaws do, however, provide certain procedures regarding shareholder proposals generally, including, among other things, the requirement of not less than 10 nor more than 60 days' notice prior to the scheduled meeting and the provision of certain information about the proposal.

     The NPB Bylaws provide that any notice requirements for stockholders meetings may be waived and will be waived by any stockholder by his attendance thereat, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The Infrasonics Bylaws contain a similar provision.

     Under the DGCL (unless otherwise provided in the certificate of incorporation), any action that is required to be taken or may be taken at a meeting of stockholders may be taken by a written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting. The NPB charter contains no provisions to the contrary. Under the CCC (unless otherwise provided in the articles), except with respect to the election of directors, any action which may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same proportion of outstanding shares. The Infrasonics Articles of Incorporation contain no provision to the contrary.

STOCKHOLDERS VOTE FOR BUSINESS COMBINATIONS

     The NPB Restated Certificate of Incorporation contains a "fair price" provision, requiring that, in addition to any other vote required by the NPB Restated Certificate of Incorporation or the DGCL, certain Business Combinations with an Interested Stockholder or any affiliate thereof (as such terms are defined below) will be subject to the affirmative vote of the holders of not less than 66 2/3% of the outstanding stock of NPB entitled to vote generally in the elections of directors (the "Voting Stock").

     For the purpose of the fair price provision, certain terms are defined as follows:

     "Business Combination" means (a) any merger or consolidation of NPB or a subsidiary of NPB with an Interested Stockholder or any affiliate thereof, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Stockholder or any affiliate thereof of any assets of NPB or a subsidiary of NPB having an aggregate Fair Market Value (as hereinafter defined) equal to or greater than 10% of NPB's assets, (c) the adoption of any plan or proposal for the liquidation or dissolution of NPB proposed by or on behalf of an Interested Stockholder or any affiliate thereof, or (d) any reclassification of securities (including any reverse stock split) or recapitalization of NPB, or any merger or consolidation of NPB with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of NPB or any subsidiary of NPB which is directly or indirectly owned by any Interested Stockholders or any affiliate thereof.

     "Interested Stockholder" means any individual, firm, corporation or other entity that is (a) the beneficial owner of more than 20% of the voting power of the outstanding Voting Stock, (b) an affiliate of NPB and that was at any time within the two-year period immediately prior to the date in question the beneficial owner of 20% or more of the voting power of the then outstanding Voting Stock, or (c) an assignee of or has otherwise succeeded to any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

     "Fair Market Value" means (a) in the case of stock, the average of the closing sale prices during the 10-day period immediately preceding the date in question, or (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the NPB Board in good faith.

     "Disinterested Director" means any member of the NPB Board who is unaffiliated with the Interested Stockholder and was a member of the NPB Board prior to the time that the Interested Stockholder became an Interested Stockholder and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by the majority of Disinterested Directors then on the NPB Board.

     The 66 2/3% voting requirement will not be applicable to any Business Combination if either (1) the Business Combination is approved by a majority of the Disinterested Directors or (2) all of the following conditions are satisfied:

          (a) The aggregate amount of cash and the Fair Market Value as of the date of consummation of the Business Combination of consideration other than cash (the "Consideration") to be received per share by holders of NPB Common Stock in such Business Combination shall be at least equal to the higher of: (i) (if applicable) the highest per share price paid by the Interested Stockholder for any shares of NPB Common Stock acquired by it within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Stockholder, whichever is higher; and (ii) the Fair Market

     Value per share of NPB Common Stock on the Announcement Date or on the date (the "Determination Date") on which the Interested Stockholder became an Interested Stockholder, whichever is higher.

          (b) The Consideration to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of: (i) (if applicable) the highest per share price paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Stockholder, whichever is higher, (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of NPB, and (iii) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

          (c) The consideration to be received by holders of any particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder previously paid for shares of such class of Voting Stock.

          (d) A proxy or information statement describing the proposed Business Combination and complying with the Exchange Act shall be mailed to public stockholders of NPB at least 30 days prior to the consummation of such Business Combination.

     The fair price provision is intended to ensure that all stockholders receive equal treatment in the event of a tender or exchange offer and to protect stockholders against coercive or two-tiered takeover bids. Notwithstanding the foregoing, the provision could also have the effect of discouraging a third party from making a tender or exchange offer for NPB, even though such an offer might be beneficial to NPB and its stockholders.

     The Infrasonics Articles of Incorporation do not contain any such restrictions.

COMMON STOCK

     Except as otherwise described in this "Comparison of Stockholder Rights," the terms of the NPB Common Stock are substantially the same as those of the Infrasonics Common Stock.

PREFERRED STOCK

     Pursuant to the NPB Restated Certificate of Incorporation, the NPB Board is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of NPB Preferred Stock in one or more series. In addition, the NPB Board has issued certain rights to purchase, under certain conditions, shares of Series A Preferred Stock. See "Comparison of Stockholder
Rights -- Stockholders Rights Plan." The Infrasonics Articles of Incorporation likewise provide that the Infrasonics Board is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Infrasonics Preferred Stock in one or more series. However, Infrasonics has not issued rights to purchase Infrasonics Preferred Stock.

     NPB believes that the ability of the NPB Board to issue one or more series of NPB Preferred Stock provides NPB with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of NPB Preferred Stock, as well as shares of NPB Common Stock, are available for issuance without further action by NPB stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which NPB securities may be listed or traded. Nasdaq currently requires stockholder approval in connection with, among other matters, the sale or issuance of common stock (or securities or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20%, or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock.

     Although the NPB Board has no intention at the present time of doing so, it could issue a series of NPB Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The NPB Board will make any determination to issue such shares based on its judgment as to the best interests of NPB and its stockholders. The NPB Board, in so acting, could issue NPB Preferred Stock having terms that discourage an acquisition attempt through which an acquiror may be able to change the composition of the NPB Board, including a tender offer or other transaction that some, or a majority, of NPB's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATIONS

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation may not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3 of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and (b) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The NPB Restated Certificate of Incorporation does not exclude NPB from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of
Section 203 of the DGCL may encourage companies interested in acquiring NPB to negotiate in advance with the NPB Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

     Under the CCC, if a party that makes a tender offer or proposes to acquire a corporation by a reorganization or certain sales of assets is controlled by such corporation or is or is controlled by an officer or director of such corporation, or if a director or executive officer of such corporation has a material financial interest in such party (each an "Interested Party Proposal"),
(i) an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation must be delivered to shareholders of such corporation, and (ii) such shareholders must be (x) informed of certain later tender offers or written proposals for a reorganization or sale of assets made by other persons, and (y) afforded a reasonable opportunity to withdraw any vote, consent or proxy previously given or shares previously tendered in connection with the Interested Party Proposal.

     In addition, in consideration with any merger transaction, the CCC generally requires that, unless all shareholders of a class or series consent, each share of such class or series must be treated equally with respect to any distribution of cash, property, rights or securities. The CCC also provides generally that if a corporation that is party to a merger, or its parent, owns more than 50% but less than 90% of the voting power of the other corporation that is party to such merger, the nonredeemable shares of common stock of the controlled corporation may be converted only into nonredeemable shares of the surviving corporation or a parent party unless all of the shareholders of the class consent.

LIMITATION OF LIABILITY OF DIRECTORS

     Both the DGCL and the CCC permit a corporation to include a provision in its charter eliminating or limiting the personal liability of a director to the corporation or its stockholders or its shareholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Section 102(b)(7) of the DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     The NPB Restated Certificate of Incorporation includes such a provision, to the maximum extent permitted by Section 102(b)(7) of the DGCL. The Infrasonics Articles of Incorporation contain a similar provision regarding the corresponding section of the CCC.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The CCC permits indemnification of expenses in a derivative or third-party action except that with respect to derivative actions (i) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, and unless and only to the extent that the court determines that the person is fairly and reasonably entitled to indemnity for expenses, and (ii) no indemnification may be made in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action without court approval or expenses incurred in an action settled or disposed of without court approval. Indemnification is permitted by the CCC only for acts taken in good faith and reasonably believed to be in the best interests of the corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action and, in the case of a criminal proceeding, had no reasonable cause to believe it was unlawful. The CCC requires indemnification when the individual being indemnified has successfully defended the action on the merits.

     The NPB Bylaws provide that NPB will indemnify its directors to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of alleged occurrences of actions or omissions preceding any such amendment, only to the extent that such amendment permits NPB to provide broader indemnification rights then permitted prior to such amendment) and that NPB has the power to indemnify its officers, employees and other agents as set forth in the DGCL.

     The indemnification and advancement rights conferred by the NPB Bylaws are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, provision of the NPB Restated Certificate of Incorporation or Bylaws, agreement, or vote of the stockholders or disinterested directors. In addition, the NPB Bylaws specifically authorize NPB to enter into contracts with directors, officers, employees or agents respecting indemnification and advances, to the fullest extent permitted by the

DGCL. Finally, the NPB Bylaws authorize NPB, upon approval of its Board of Directors, to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to such bylaws.

     The Infrasonics Bylaws provide that Infrasonics will indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was an agent of Infrasonics, against expenses, judgments, fines, settlements and other amounts incurred in connection with such proceeding to the fullest extent permitted by the provisions of the CCC. The Infrasonics Bylaws additionally provide that expenses incurred by any agent of Infrasonics in defending any proceeding may be advanced prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified. Finally, the Infrasonics Bylaws provide that the Board of Directors may authorize the purchase and maintenance of insurance on behalf of any agent of Infrasonics against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not Infrasonics would have the power to indemnify the agent against such liability under the provisions of the CCC.

DISSENTERS' RIGHTS

     Under the DGCL, appraisal rights are generally available for the shares of any class or series of stock of a corporation in a merger or consolidation; provided that no appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) listed on a national securities exchange, or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights are available to stockholders of the surviving corporation if the merger did not require their approval. Appraisal rights are, however, available for such class or series if the holders thereof receive in the merger or consolidation anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof; (ii) shares of stock of any other corporation or depository receipts in respect thereof which at the effective date of the merger or consolidation is either listed on a national securities exchange or the Nasdaq National Market or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares or fractional depository receipts; or (iv) any combination of the foregoing.

     Under the CCC, in connection with the merger of a corporation for which the approval of outstanding shares is required, dissenting shareholders of such corporation who follow prescribed statutory procedures are entitled to receive payment of the fair market value of their shares. No such rights are available, however, if the shares are listed on a national securities exchange certified by the California Commissioner of Corporations or appear on the Federal Reserve Board list of over-the-counter margin stocks unless (i) such shares are subject to certain restrictions on transfer, or (ii) the holders of at least 5% of such shares elect dissenter's rights.

DIVIDENDS

     Generally, under the CCC a California corporation may pay dividends out of retained earnings or if, after giving effect thereto, the sum of (i) the assets (excluding goodwill and certain other assets) of the corporation is at least equal to 1 1/4 times its liabilities (excluding certain deferred credits), and
(ii) the current assets of such corporation is at least equal to (x) its current liabilities or (y) if the average of the earnings of such corporation before taxes and interest expense for the two preceding fiscal years was less than the average of the interest expense of such corporation for such fiscal years, 1 1/4 times its current liabilities. In addition, the ability of a California corporation to pay dividends is restricted by certain limitations for the benefit of certain preference shares.

     Under the DGCL, a corporation may pay dividends out of surplus or out of its net profits for the fiscal year in which the dividend is declared or its net profits for the preceding fiscal year, subject to certain limitations for the benefit of certain preference shares.

STOCKHOLDER VOTING

     With certain exceptions, the CCC requires that a merger, sale of assets or similar transaction be approved by a majority vote of each class of shares outstanding. The DGCL does not require such class voting.

INSPECTION OF STOCKHOLDER LIST

     The CCC provides for an absolute right of inspection of the shareholder list for persons holding five percent (5%) or more of a corporation's voting shares or persons holding one percent (1%) or more of such shares who have filed a Schedule 14B with the Securities and Exchange Commission relating to the election of directors. Both the CCC and the DGCL allow any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder. However, the DGCL contains no provision comparable to the absolute right of inspection provided by the CCC to certain shareholders.

LOANS TO OFFICERS AND EMPLOYEES

     Under the DGCL, a corporation may make loans to or guarantee the obligations of its officers or other employees and those of its subsidiaries when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under the CCC, such loans may be made only with shareholder approval unless a bylaw permitting such loans is approved by the shareholders.

DISSOLUTION

     Under the CCC, shareholders holding fifty percent (50%) or more of the total voting power may authorize a corporation's dissolution and this right may not be modified by the articles of incorporation. By contrast, the DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The NPB Certificate of Incorporation requires approval of sixty-six and two-thirds percent (66 2/3%) of the shares entitled to vote thereon to effect a dissolution under certain circumstances.

                                 PROPOSAL NO. 1

                        APPROVAL OF THE MERGER AGREEMENT

     At the NPB Special Meeting, the holders of NPB Common Stock will vote upon a proposal to approve the Merger Agreement and the issuance of additional shares of NPB Common Stock. See "NPB Special Meeting" and "The Merger." At the Infrasonics Special Meeting, the Infrasonics shareholders will vote upon a proposal to approve the Merger Agreement. See "The Infrasonics Special Meeting" and "The Merger."

                                 PROPOSAL NO. 2

                              STOCK SPLIT PROPOSAL

GENERAL

     On March 8, 1996 the NPB Board of Directors adopted resolutions to approve, and submit to stockholders for approval, a proposed Certificate of Amendment to NPB's Restated Certificate of Incorporation which will increase the number of authorized shares of Common Stock from 50 million to 150 million and will effect a two-for-one stock split of the presently issued and outstanding shares of NPB Common Stock (the "Stock Split"). Under the proposed amendment, the par value of NPB Common Stock will remain unchanged at $.001 per share. The Stock Split leaves the issued and outstanding and authorized number of shares of Preferred Stock unchanged, but increases the shares of total authorized capital stock to 155 million. The complete text of the proposed amendment is set forth as Appendix D to this Joint Proxy Statement/Prospectus.

     If the Stock Split is approved by the NPB stockholders, each holder of record of NPB Common Stock on the effective date of the Stock Split will thereafter be deemed to hold two shares of NPB Common Stock for every one presently issued and outstanding share of NPB Common Stock held of record on that date. The Exchange Ratio for the Merger will be appropriately adjusted if the Stock Split is effective prior to or concurrently with consummation of the Merger.

PURPOSES AND EFFECTS OF THE AMENDMENT AND STOCK SPLIT


     The proposed amendment increases the number of authorized shares of NPB Common Stock from 50 million to 150 million. The number of shares of Preferred Stock outstanding and the number of authorized shares of Preferred Stock, 5 million, is unaffected. The proposed amendment will not change NPB's stockholders' equity. The Stock Split will increase the number of issued and outstanding shares of NPB Common Stock from 28,790,761 shares at April 29, 1996 to approximately 57,581,522 shares (without regard to the shares of NPB Common Stock to be issued in the Merger). The NPB Common Stock issued pursuant to the Stock Split will be fully paid and nonassessable. The voting rights and other rights that accompany the NPB Common Stock will not be altered by the Stock Split.


     The Stock Split should not result in any taxable gain or loss to NPB stockholders for federal income tax purposes. If the Stock Split is approved, the tax basis of NPB Common Stock received as a result of the Stock Split (including any fractional share interests to which a stockholder is entitled) will be equal, in the aggregate, to the basis of the shares exchanged for the NPB Common Stock. For tax purposes, the holding period of the shares immediately prior to the effective date of the Stock Split will be included in the holding period of the Common Stock received as a result of the Stock Split. The laws of jurisdictions other than the United States may impose income taxes on the issuance of additional shares and stockholders are urged to consult their tax advisors.

     Under the terms of outstanding options and warrants, the Stock Split will increase the number of shares reserved for such purposes by a factor of two, will increase the number of shares purchasable under outstanding options and warrants by a factor of two and will decrease the exercise price of outstanding options and warrants by a factor of two.

     The Board of Directors believes that the Stock Split is advisable and in the best interests of NPB and its stockholders. The Board of Directors believes that the increase in authorized shares is desirable to preserve the relative proportions of issued and unissued shares, allow for sufficient authorized shares for future changes in the NPB capitalization, and permit NPB to issue shares in connection with future acquisitions.

     The Board of Directors anticipates that the increase in the number of outstanding shares of Common Stock of NPB resulting from a two-for-one stock split will place the market price of the NPB Common Stock in a range more attractive to individuals and may result in a broader market for the shares. However, there can be no assurance that any or all of these effects will occur. Further, there is no assurance that the market for NPB Common Stock will be improved. Stockholders should note that the Board of Directors cannot predict with any certainty what effect the Stock Split will have on the market price of the NPB Common Stock.

     If the holders of NPB Common Stock dispose of their shares subsequent to the stock split, they may pay higher brokerage commissions on the same relative interest in NPB because that interest is represented by a greater number of shares. Stockholders may wish to consult their respective brokers to ascertain the brokerage commission that would be charged for disposing of the greater number of shares.

EFFECTIVENESS


     If the Stock Split is approved by the NPB stockholders, NPB will file the amendment to its Restated Certificate of Incorporation with the Secretary of State of Delaware promptly after such approval. The Stock Split will become effective on June 28, 1996 after the closing of the market, and the record date for the determination of the owners of NPB Common Stock entitled to a certificate or certificates representing the additional shares is June 6, 1996. PLEASE DO NOT DESTROY OR SEND YOUR PRESENT STOCK CERTIFICATES TO NPB. IF THE PROPOSED AMENDMENT IS ADOPTED, THOSE CERTIFI-

CATES WILL REMAIN VALID FOR THE NUMBER OF SHARES SHOWN THEREON. YOU
WILL BE MAILED CERTIFICATES ONLY FOR THE ADDITIONAL SHARES TO WHICH YOU ARE ENTITLED.

VOTING

     The affirmative vote of the holders of a majority of the issued and outstanding shares of NPB Common Stock is necessary for the adoption and approval of the Stock Split.

     The NPB Board of Directors recommends that NPB stockholders vote for the approval of the Stock Split.

                                 OTHER MATTERS

     It is not expected that any matters other than those described in this Joint Proxy Statement/Prospectus will be brought before the NPB Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the NPB proxy to vote such proxies in accordance with their respective discretion.

     It is expected that representatives of Price Waterhouse LLP, NPB's independent accountants, will be present at the NPB Special Meeting and representatives of Ernst & Young LLP, Infrasonics's independent auditors, will be present at the Infrasonics Special Meeting where they will have an opportunity to respond to appropriate questions of stockholders of NPB and shareholders of Infrasonics, respectively, and to make statements if they so desire.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby and the federal income tax consequences of the Merger will be passed upon for NPB by Morrison & Foerster LLP. Certain legal matters with respect to the federal income tax consequences of the Merger will be passed upon for Infrasonics by Gray Cary Ware & Freidenrich.

                                    EXPERTS

     The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to NPB's Annual Report on Form 8-K dated April 3, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The Consolidated Financial Statements of Infrasonics, Inc. at June 30, 1994 and 1995 and for each of the three years in the period ended June 30, 1995, incorporated by reference in Infrasonics Annual Report on Form 10-K which is referred to and made part of this Joint Proxy Statement/Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting & auditing.

                             STOCKHOLDER PROPOSALS

     The deadline for proposals of stockholders of NPB to be considered for inclusion in the proxy statement of the 1996 Annual Meeting of Stockholders of NPB, which is expected to be held in October 1996, is May 18, 1996.

     Proposals of shareholders of Infrasonics to be considered for inclusion in the proxy statement of the 1996 Annual Meeting of Shareholders of Infrasonics (if the Merger is not consummated), must be received by the Corporate Secretary of Infrasonics no later than May 18, 1996.

                                   APPENDIX A

                         AMENDED AND RESTATED AGREEMENT
                               AND PLAN OF MERGER

                               TABLE OF CONTENTS


                                                                                       PAGE
                                                                                       ----
ARTICLE I         THE MERGER
   1.1            The Merger.........................................................   A-1
   1.2            Effective Time of the Merger.......................................   A-1
ARTICLE II        THE SURVIVING CORPORATION
   2.1            Certificate of Incorporation.......................................   A-1
   2.2            By-laws............................................................   A-1
   2.3            Directors and Officers of Surviving Corporation....................   A-1
ARTICLE III       CONVERSION OF SHARES
   3.1            Exchange Ratio.....................................................   A-2
   3.2            Exchange of Shares.................................................   A-3
   3.3            Dividends; Transfer Taxes..........................................   A-3
   3.4            No Fractional Shares...............................................   A-3
   3.5            Closing of Infrasonics Transfer Books..............................   A-4
   3.6            Closing............................................................   A-4
   3.7            Supplementary Action...............................................   A-4
   3.8            Stock Split........................................................   A-4
   3.9            Dissenting Shares..................................................   A-4
ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF INFRASONICS
   4.1            Organization.......................................................   A-5
   4.2            Capitalization.....................................................   A-5
   4.3            Authority Relative to this Agreement...............................   A-6
   4.4            Consents and Approvals; No Violations..............................   A-6
   4.5            Reports and Financial Statements...................................   A-6
   4.6            Absence of Certain Changes or Events...............................   A-7
   4.7            Information in Registration Statement and Joint Proxy Statement....   A-7
   4.8            Litigation.........................................................   A-7
   4.9            Contracts..........................................................   A-7
   4.10           Employee Benefit Plans.............................................   A-8
   4.11           Tax Matters........................................................  A-10
   4.12           Compliance with Applicable Law.....................................  A-11
   4.13           Subsidiaries.......................................................  A-11
   4.14           Interested Party Transactions......................................  A-11
   4.15           Labor and Employment Matters.......................................  A-12
   4.16           Ownership of Shares of NPB Common Stock............................  A-12
   4.17           Insurance..........................................................  A-12
   4.18           Contracts with Physicians, Hospitals, HMOs and Third Party
                  Providers..........................................................  A-12
   4.19           Environmental Protection...........................................  A-12
   4.20           Intellectual Property Rights.......................................  A-13
   4.21           FDA and Related Matters............................................  A-15
   4.22           Real Property......................................................  A-15
   4.23           Complete Copies of Requested Documents.............................  A-16
   4.24           Share Ownership....................................................  A-16

                                                                                       PAGE
                                                                                       ----
   4.25           Opinions of Financial Advisors.....................................  A-16
   4.26           Pooling of Interests...............................................  A-16
   4.27           Accounts Receivable................................................  A-17
   4.28           Customers and Suppliers............................................  A-17
   4.29           Representations Complete...........................................  A-17
   4.30           Takeover Statutes..................................................  A-17
   4.31           Voting Arrangements................................................  A-17
ARTICLE V         REPRESENTATIONS AND WARRANTIES OF NPB
   5.1            Organization.......................................................  A-17
   5.2            Capitalization.....................................................  A-18
   5.3            Authority Relative to this Agreement...............................  A-18
   5.4            Consents and Approvals; No Violations..............................  A-18
   5.5            Reports and Financial Statements; Absence of Certain Changes.......  A-19
   5.6            Information in Registration Statement and Joint Proxy Statement....  A-19
   5.7            Share Ownership....................................................  A-19
   5.8            Opinion of Financial Advisor.......................................  A-20
   5.9            Compliance with Applicable Law.....................................  A-20
   5.10           Ownership of Shares of Infrasonics Common Stock....................  A-20
   5.11           Complete Copies of Requested Documents.............................  A-20
   5.12           Pooling of Interests...............................................  A-20
   5.13           Representations Complete...........................................  A-20
ARTICLE VI        CONDUCT OF BUSINESS PENDING THE MERGER
   6.1            Conduct of Business by Infrasonics and NPB Pending the Merger......  A-20
   6.2            Compensation Plans.................................................  A-23
   6.3            Current Information................................................  A-23
   6.4            Letters of Infrasonics' and NPB's Auditors.........................  A-23
   6.5            Legal Conditions to the Merger.....................................  A-23
   6.6            Affiliates.........................................................  A-24
   6.7            Advice of Changes; Government Filings..............................  A-24
   6.8            Accounting Methods.................................................  A-24
ARTICLE VII       ADDITIONAL AGREEMENTS
   7.1            Access and Information.............................................  A-24
   7.2            No Solicitation of Transactions....................................  A-25
   7.3            Registration Statement.............................................  A-25
   7.4            Joint Proxy Statement; Stockholder Approval........................  A-25
   7.5            Nasdaq National Market.............................................  A-26
   7.6            Antitrust Laws.....................................................  A-26
   7.7            Certain Employee Benefit Plans Matters.............................  A-26
   7.8            Stock Options and Warrants.........................................  A-26
   7.9            Director and Officer Indemnification, Etc..........................  A-27
   7.10           Public Announcements...............................................  A-27
   7.11           Expenses...........................................................  A-27
   7.12           Additional Agreements..............................................  A-28
   7.13           Infrasonics Accruals and Reserves..................................  A-28

                                                                                       PAGE
                                                                                       ----
   7.14           FIRPTA.............................................................  A-28
   7.15           Takeover Statutes..................................................  A-28
ARTICLE VIII      CONDITIONS TO CONSUMMATION OF THE MERGER
   8.1            Conditions to Each Party's Obligation to Effect the Merger.........  A-29
   8.2            Conditions to Obligation of Infrasonics to Effect the Merger.......  A-30
   8.3            Conditions to Obligation of NPB to Effect the Merger...............  A-30
ARTICLE IX        TERMINATION, AMENDMENT AND WAIVER
   9.1            Termination........................................................  A-31
   9.2            Effect of Termination..............................................  A-32
   9.3            Cancellation Fees; Expenses........................................  A-32
   9.4            Amendment..........................................................  A-33
   9.5            Extension; Waiver..................................................  A-33
ARTICLE X         GENERAL PROVISIONS
   10.1           Survival of Representations, Warranties and Agreements.............  A-33
   10.2           Brokers............................................................  A-33
   10.3           Notices............................................................  A-34
   10.4           Descriptive Headings...............................................  A-34
   10.5           Entire Agreement; Assignment.......................................  A-34
   10.6           Governing Law......................................................  A-34
   10.7           Counterparts.......................................................  A-34
   10.8           Validity...........................................................  A-35
   10.9           Jurisdiction and Venue.............................................  A-35
   10.10          Investigation......................................................  A-35
   10.11          Consents...........................................................  A-35

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of May 14, 1996 by and among Nellcor Puritan Bennett Incorporated, a Delaware corporation ("NPB"), and Infrasonics, Inc., a California corporation ("Infrasonics"). This Agreement amends and restates that certain Agreement and Plan of Merger, dated as of March 8, 1996, by and among NPB and Infrasonics.

     WHEREAS, the Boards of Directors of NPB and Infrasonics each have determined that a strategic business combination between NPB and Infrasonics is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

     WHEREAS, for federal income tax purposes, it is intended that the merger contemplated herein shall qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Infrasonics shall be merged with and into NPB, NPB shall be the surviving corporation (the "Surviving Corporation") and the separate existence of Infrasonics shall thereupon cease (the "Merger"). The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware (the "DGCL").

     1.2 Effective Time of the Merger. The Merger shall become effective when a properly executed Agreement of Merger is duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, which filings shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.6 hereof upon satisfaction or waiver of the conditions set forth in Article VIII. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Agreement of Merger is so filed in both Delaware and California.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Certificate of Incorporation of NPB shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended as of the Effective Time as set forth in Exhibit 2.1 hereto in the event that the NPB stockholders approve the Stock Split described in Section 3.8, below.

     2.2 By-laws. The By-laws of NPB as in effect at the Effective Time shall be the By-laws of the Surviving Corporation.

     2.3 Directors and Officers of Surviving Corporation.

     (a) The directors of NPB shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by law.

     (b) The officers of NPB at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III
                              CONVERSION OF SHARES

     3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Subject to Section 3.4 hereof, each share of common stock, no par value ("Infrasonics Common Stock"), of Infrasonics that is issued and outstanding immediately prior to the Effective Time (other than shares of Infrasonics Common Stock to be canceled pursuant to Section 3.1(b) and Excluded Shares as defined in Section 3.9 below) shall be converted at the Effective Time into the right to receive that fraction of a share of common stock, par value $0.001 per share, of NPB equal to the Exchange Ratio (as defined below) together with the corresponding preferred stock purchase rights associated with such shares of NPB common stock in accordance with the NPB Rights Agreement (as defined in Section 5.2(b)) ("NPB Common Stock"). All references herein to NPB Common Stock, including the shares issuable in the Merger, shall be deemed to include the associated preferred stock purchase rights except where the context otherwise clearly requires.

     The exchange ratio for the Merger prior to giving effect to the Stock Split described in Section 3.8 below (the "Exchange Ratio") shall be calculated as follows:

          1. If the Closing Market Value (as defined below) is greater than or equal to $65.77 and less than or equal to $75.77, the exchange ratio will be .095;

          2. If the Closing Market Value is greater than $75.77, the Exchange Ratio will be the quotient of (i) $7.20 divided by (ii) the Closing Market Value, rounded to the nearest one-one thousandth of a share; and

          3. If the Closing Market Value is less than $65.77, the Exchange Ratio will be the quotient of (x) $6.25 divided by (y) the Closing Market Value, rounded to the nearest one-one thousandth of a share.

For the purpose of this Agreement, the "Closing Market Value" shall mean the average of the closing prices of NPB Common Stock as reported by the Nasdaq National Market for the ten trading days ending on the fifth trading day prior to the Closing Date.

     At the Effective Time, all such shares of Infrasonics Common Stock (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares of Infrasonics Common Stock (a "Certificate") shall thereafter represent the right to receive (i) the number of whole shares of NPB Common Stock and (ii) cash in lieu of fractional shares into which the shares of Infrasonics Common Stock represented by such Certificate have been converted pursuant to Section 3.2 and Section 3.4 hereof. Each Certificate shall be exchanged for (x) certificates representing whole shares of NPB Common Stock, and (y) cash in lieu of fractional shares, issued in consideration therefor upon the surrender of such Certificate in accordance with the provisions hereof, without interest thereon. If prior to the Effective Time NPB should split or combine the shares of NPB Common Stock (including the Stock Split), or pay a stock dividend or other stock distribution, in, or in exchange of, shares of NPB Common Stock, or engage in any similar transaction, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend, exchange or other distribution or similar transaction.

     At the Effective Time, all stock options, warrants and convertible securities to purchase Infrasonics Common Stock then outstanding shall be assumed by NPB in accordance with Section 7.8.

          (b) Each share of Infrasonics Common Stock held in the treasury of Infrasonics and each share of Infrasonics Common Stock held by NPB or any subsidiary of NPB immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no shares of NPB Common Stock shall be issued in exchange therefor. All shares of NPB Common Stock owned by Infrasonics or any subsidiary of Infrasonics shall become treasury stock of NPB.

     3.2 Exchange of Shares.

     (a) Prior to the Effective Time, NPB shall select, and enter into an agreement (in form and substance reasonably satisfactory to Infrasonics) with, a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent"). Within a reasonable period of time after the Effective Time, NPB shall make available, and each holder of shares of Infrasonics Common Stock (other than Excluded Shares) will be entitled to receive upon surrender to the Exchange Agent of one or more Certificates, certificates representing the number of whole shares of NPB Common Stock and cash in lieu of fractional shares into which such shares of Infrasonics Common Stock are converted in the Merger. The shares of NPB Common Stock into which the shares of Infrasonics Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Infrasonics Common Stock
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as NPB may reasonably specify that are not inconsistent with the terms of this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of NPB Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of NPB Common Stock and (ii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article III.

     (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, NPB will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the number of whole shares of NPB Common Stock and cash in lieu of fractional shares into which the shares of Infrasonics Common Stock represented by the Certificate are converted in the Merger in accordance with this Article III. When authorizing such issuance in exchange therefor, NPB may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give NPB a bond in such sum as it may reasonably direct as indemnity, or such other form of indemnity, as it shall reasonably direct, against any claim that may be made against NPB with respect to the Certificate alleged to have been lost, stolen or destroyed.

     3.3 Dividends; Transfer Taxes. No dividends that are declared on shares of NPB Common Stock after the Effective Time will be paid to persons entitled to receive certificates representing shares of NPB Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of NPB Common Stock shall be issued, any dividends which shall have become payable with respect to such shares of NPB Common Stock between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any shares of NPB Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall
(a) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of NPB Common Stock in a name other than that of the registered holder of the Certificate surrendered or (b) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Infrasonics Common Stock for any shares of NPB Common Stock or dividends thereon or, in accordance with Section 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

     3.4 No Fractional Shares. No fractional shares of NPB Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of NPB Common Stock pursuant to Section 3.2, cash adjustments will be paid to holders of Infrasonics Common Stock in respect of any fractional share of

NPB Common Stock that would otherwise be issuable. The amount of such adjustment shall be the product of such fraction of a share of NPB Common Stock multiplied by the Closing Market Value.

     3.5 Closing of Infrasonics Transfer Books. At the Effective Time, the stock transfer books of Infrasonics shall be closed and no transfer of shares of Infrasonics Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of NPB Common Stock or cash in lieu of fractional shares in accordance with the terms hereof. At and after the Effective Time, the holders of shares of Infrasonics Common Stock to be exchanged for shares of NPB Common Stock pursuant to this Agreement shall cease to have any rights as stockholders of Infrasonics, except for the right to surrender such Certificates in exchange for shares of NPB Common Stock as provided hereunder or such rights as are provided under California law as to dissenters' rights.

     3.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster, 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92765 at 9:00 a.m., local time, on the first business day (the "Closing Date") after the later of (a) the date on which the Infrasonics and NPB stockholders' meetings referred to in Section 7.4 hereof shall have occurred, and (b) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as NPB and Infrasonics shall agree.

     3.7 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of Infrasonics, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of Infrasonics, in the name of and on behalf of Infrasonics, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     3.8 Stock Split. Prior to the Effective Time, it is contemplated that NPB and its stockholders shall approve (a) an increase of NPB's authorized Common Stock to an aggregate of 150,000,000 shares and (b) a 2:1 split of NPB Common Stock (the "Stock Split") under the General Corporation Law of the State of Delaware such that every share of NPB's Common Stock outstanding immediately prior to the Stock Split shall become two outstanding shares of NPB Common Stock. If the Stock Split is so approved, the Stock Split shall become effective before or after the Effective Time as determined by NPB's Board of Directors. In the event the effectiveness of the Stock Split is before the Effective Time, the Exchange Ratio shall be appropriately adjusted as provided in Section 3.1(a).

     3.9 Dissenting Shares. If holders of Infrasonics Common Stock are entitled to dissent from the Merger and demand appraisal of any such Infrasonics Common Stock in accordance with the provisions of Chapter 13 of the California Corporations Code (the "CCC" and each person electing to exercise such rights, a "Dissenting Holder"), any shares of Infrasonics Common Stock held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due such Dissenting Holder pursuant to the CCC; provided, however, that each share of Infrasonics Common Stock held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such shares of Infrasonics Common Stock, in either case pursuant to the CCC, shall not be deemed an Excluded Share but shall be deemed to be converted, as of the Effective Time, into the right to receive NPB Common Stock in accordance with the Exchange Ratio.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF INFRASONICS

     Except as set forth in the disclosure letter delivered to NPB at or prior to the execution of this Agreement ("Infrasonics Disclosure Schedule"), Infrasonics represents and warrants to NPB as follows:

     4.1 Organization. Infrasonics is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power to carry on its business as it is now being conducted. Infrasonics is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing will not in the aggregate have a Material Adverse Effect. Each subsidiary of Infrasonics is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not in the aggregate have a Material Adverse Effect. Infrasonics has delivered to NPB or its counsel complete and correct copies of its Articles of Incorporation and Bylaws.

     As used in this Agreement, (a) the term "Material Adverse Effect" means, with respect to Infrasonics or NPB, as the case may be, a material adverse effect on the business, assets, operations or results of operation or condition (financial or otherwise) of Infrasonics or NPB, in each case including its subsidiaries taken as a whole, or on its ability to perform its obligations hereunder, and (b) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.

     4.2 Capitalization.

     (a) As of March 1, 1996, the authorized capital stock of Infrasonics consisted of 50,000,000 shares of Infrasonics Common Stock and 10,000,000 shares of Infrasonics Preferred Stock. As of March 1, 1996, 10,546,604 shares of Infrasonics Common Stock were issued and outstanding, stock options to acquire 571,025 shares of Infrasonics Common Stock (the "Infrasonics Stock Options") were outstanding under all stock option plans of Infrasonics, and 483,075 additional shares of Infrasonics Common Stock were reserved for issuance under Infrasonics' stock option plans. No changes have occurred in such capitalization since March 1, 1996 that, in the aggregate, would be material to Infrasonics, except for option exercises in the ordinary course of business. All of the issued and outstanding shares of Infrasonics Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of Infrasonics or any agreement to which Infrasonics or any of its subsidiaries is a party or by which Infrasonics or any of its subsidiaries is bound. Since March 1, 1996, Infrasonics has not issued any shares of its capital stock, except upon the exercise of Infrasonics Stock Options.

     (b) Except as set forth above and pursuant to Infrasonics employee benefit plans and as otherwise provided for in this Agreement, there are not now, and at the Effective Time there will not be, any shares of capital stock of Infrasonics issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Infrasonics to issue, transfer or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of Infrasonics were issued or outstanding, nor will there be any issued or outstanding at the Effective Time. Except as provided in this Agreement, after the Effective Time,

Infrasonics will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise. All outstanding shares of the capital stock of Infrasonics' subsidiaries are validly issued, fully paid, non-assessable and owned by Infrasonics or one of its subsidiaries free and clear of any liens, security interest, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. None of Infrasonics or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of Infrasonics, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. Immediately after the Effective Time, there will be no option, warrant, call, right or agreement obligating Infrasonics or any subsidiary of Infrasonics to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Infrasonics Common Stock or any Voting Debt, or obligating Infrasonics or any subsidiary of Infrasonics to grant, extend or enter into any such option, warrant, call, right or agreement.

     4.3 Authority Relative to this Agreement. Infrasonics has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Infrasonics and the consummation by Infrasonics of the transactions contemplated hereby have been duly authorized by Infrasonics' Board of Directors and, except for the favorable vote of a majority of the shares of outstanding capital stock of Infrasonics entitled to vote thereon in accordance with Section 1201 of the CCC, no other corporate proceedings on the part of Infrasonics are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Infrasonics and constitutes a valid and binding agreement of Infrasonics, enforceable against Infrasonics in accordance with its terms.

     4.4 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing and recordation of an Agreement of Merger as required by the CCC and the DGCL, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by Infrasonics of the transactions contemplated by this Agreement except where a failure to make such filing or to obtain such permit, registration, authorization, consent or approval will not in the aggregate have a Material Adverse Effect. Neither the execution and delivery of this Agreement by Infrasonics, nor the consummation by Infrasonics of the transactions contemplated hereby, nor compliance by Infrasonics with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of Infrasonics or any of its subsidiaries,
(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or change in the award, grant, vesting or determination) under, or give rise to creation of any lien, charge, security interest or encumbrance upon any of the respective properties or assets of Infrasonics or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement, arrangement or other instrument or obligation to which Infrasonics or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any court or government authority applicable to Infrasonics, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, defaults (or rights of termination, cancellation, acceleration or change), liens, charges, security interests or encumbrances which would not in the aggregate have a Material Adverse Effect.

     4.5 Reports and Financial Statements. Infrasonics has filed all reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since November 4, 1984 including, without limitation, Annual Reports on Form 10-K for the fiscal years ended June 30, 1994 and June 30, 1995 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and December 31, 1995 (all such reports and amendments thereto, collectively, the "Infrasonics SEC Reports"), and has previously furnished or made available to NPB true and complete copies of all Infrasonics SEC Reports filed with respect to periods beginning after June 30, 1992 (including any exhibits thereto) and will promptly deliver to NPB any Infrasonics SEC Reports filed between the date hereof and the Effective Time. None of such Infrasonics SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to the Infrasonics SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to the Infrasonics SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Infrasonics SEC Reports fairly presents the consolidated financial position of Infrasonics and its subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in cash flows of Infrasonics and its subsidiaries for the respective periods set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to (i) normal year end adjustments which would not in the aggregate be material in amount or effect; and (ii) the permitted exclusion of all footnotes that would otherwise be required by generally accepted accounting principles.

     4.6 Absence of Certain Changes or Events. Except as disclosed in the Infrasonics SEC Reports filed prior to the date of this Agreement, since June 30, 1995, neither Infrasonics nor any of its subsidiaries has: (a) taken any of the actions prohibited in Section 6.1 or Section 6.2 hereof; (b) incurred any material liability, except in the ordinary course of its business, consistent with past practices; (c) suffered any change, or any event involving a prospective change, in its business, assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by Infrasonics to NPB prior to the execution of this Agreement); or (d) subsequent to the date hereof, except as permitted by Section 6.1 or Section 6.2 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

     4.7 Information in Registration Statement and Joint Proxy Statement. The information relating to Infrasonics and its subsidiaries to be contained in (a) the Registration Statement on Form S-4 to be filed with the SEC by NPB under the Securities Act for the purpose of registering the shares of NPB Common Stock to be issued in the Merger or pursuant to this Agreement (the "Registration Statement") and (b) the joint proxy statement to be distributed in connection with Infrasonics' and NPB's meetings of stockholders to vote upon this Agreement and related matters (the "Joint Proxy Statement"), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.8 Litigation. As of the date of this Agreement, except as disclosed in the Infrasonics SEC Reports filed prior to the date of this Agreement and except to the extent that in the aggregate they would not reasonably be expected to have a Material Adverse Effect: (a) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of Infrasonics, threatened against or involving Infrasonics or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (b) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Infrasonics or any of its subsidiaries; and (c) Infrasonics and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them.

     4.9 Contracts.

     (a) Each of the contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings, whether written or oral, to which Infrasonics or any of its subsidiaries is a party that relates to or affects the assets or operations of Infrasonics or any of its subsidiaries or to which Infrasonics or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of Infrasonics and in full force and effect with respect to Infrasonics or such subsidiary and, to the knowledge of Infrasonics, with respect to all other parties thereto. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, there are no existing defaults by Infrasonics or any of its subsidiaries thereunder or, to the knowledge of Infrasonics, by any other party thereto, and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time, the declaration of default or other similar event) would constitute a default by Infrasonics or any of its subsidiaries thereunder, other than defaults that would not in the aggregate have a Material Adverse Effect. Section 4.9(a) of the Infrasonics Disclosure Schedule lists all consents of third parties required for the consummation of the transactions contemplated by this Agreement.

     (b) Except (i) as set forth in the Infrasonics SEC Reports (including the exhibits thereto) filed prior to the date of this Agreement, and (ii) for this Agreement, as of the date of this Agreement neither Infrasonics nor any of its subsidiaries is a party to any oral or written (v) consulting agreement, (w) joint venture, (x) noncompetition or similar agreement that restricts Infrasonics or its subsidiaries from engaging in a line of business, (y) agreement with any executive officer or other employee of Infrasonics or any subsidiary the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Infrasonics of the nature contemplated by this Agreement, or (z) agreement with respect to any executive officer of Infrasonics or any subsidiary providing any term of employment or compensation guaranty. Infrasonics has no agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (c) Infrasonics has no agreements or arrangements to sell or otherwise dispose of, or lease, acquire or otherwise invest in, any property, lines of business or other assets that are in the aggregate material to the business of Infrasonics and its subsidiaries taken as a whole other than agreements and arrangements for such sale, disposition, lease, acquisition or investment that are in the ordinary course of Infrasonics' business.

     4.10 Employee Benefit Plans.

     (a) Section 4.10(a) of the Infrasonics Disclosure Schedule sets forth a true and complete list of each material, written (i) employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) policy or (iii) agreement (including, without limitation, any employment agreement or severance agreement) that is maintained (all of the foregoing, the "Infrasonics Plans"), or is or was contributed to by Infrasonics or pursuant to which Infrasonics is still potentially liable for payments, benefits or claims. A copy of each Infrasonics Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the IRS for each Infrasonics Plan have heretofore been delivered to NPB or its counsel. Neither Infrasonics nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with Infrasonics would be deemed a "single employer" within the meaning of Section 4001 of ERISA, has maintained or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA ("Multiemployer Plan")) during the six calendar years preceding the date of this agreement.

     (b) Each Infrasonics Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to Infrasonics Plans, including but not limited to ERISA and the Code, except for instances of noncompliance that would not in the aggregate have a Material Adverse Effect.

     (c) All reports, forms and other documents required to be filed with any government entity since June 30, 1992 with respect to any Infrasonics Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate, except for instances of noncompliance that would not in the aggregate have a Material Adverse Effect.

     (d) Each Infrasonics Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify after January 1, 1985, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the

Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Infrasonics Plan and its related trust, except such adverse effects as would not in the aggregate constitute a Material Adverse Effect. Infrasonics and each ERISA Affiliate of Infrasonics have timely and properly applied for a written determination by the Internal Revenue Service on the qualification of each such Infrasonics Plan and its related trust under Section 401(a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

     (e) All contributions or other amounts payable by Infrasonics or its subsidiaries as of the Effective Time with respect to each Infrasonics Plan and in respect of current or prior plan years have been or will be (prior to the Effective Time) either paid or accrued on the Financial Statements of Infrasonics in accordance with past practice and the recommended contribution in any actuarial report.

     (f) No Infrasonics Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) continuation group health coverage pursuant to Section 4980B of the Code, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits with respect to which there is an accrual of liability on the books of Infrasonics or its ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

     (g) All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation, if applicable) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to Infrasonics Plans for plan years ending on or before the date hereof. except for instances of non-payment that would not in the aggregate have a Material Adverse Effect.

     (h) As of the date hereof, no Infrasonics Plan subject to Title IV of ERISA, and no employee benefit plan maintained by an ERISA Affiliate of Infrasonics and subject to Title IV of ERISA, has benefit liabilities (as defined in Section 4001(a)(16) of ERISA) exceeding the assets of such plan or has been completely or partially terminated.

     (i) With respect to each Infrasonics Plan:

          (1) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

          (2) no reportable event (as defined in Section 4043 of ERISA) has occurred as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation;

          (3) no action or claims (other than routine claims for benefits made in the ordinary course of Infrasonics Plan administration for which Infrasonics Plan administrative review procedures have not been exhausted) are pending or, to the knowledge of Infrasonics, threatened or imminent against or with respect to any Infrasonics Plan, any employer who is participating (or who has participated) in any Infrasonics Plan or any fiduciary (as defined in Section 3(21) of ERISA), of any Infrasonics Plan, except for actions or claims that would not in the aggregate have a Material Adverse Effect; and

          (4) neither Infrasonics nor any fiduciary of any Infrasonics Plan has any knowledge of any facts which could give rise to any such action or claim.

     (j) Neither Infrasonics nor any ERISA Affiliate of Infrasonics has any liability or is threatened with any liability (whether joint or several) (i) for the termination of any single employer plan under Sections 4062 or 4064 of ERISA or any multiple employer plan under Section 4063 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, (vi) to a fine under
Section 502 of ERISA, or (vii) for any transaction within the meaning of Section 4069 of ERISA, except in each case for such liabilities that would not in the aggregate have a Material Adverse Effect.

     (k) Infrasonics has not incurred any withdrawal liability with respect to any Multiemployer Plan within the meaning of Sections 4201 and 4204 of ERISA, and no liabilities exist with respect to withdrawals from any Multiemployer Plans which could subject Infrasonics to any controlled group liability under
Section 4001(b) of ERISA.

     (l) All of the Infrasonics Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Section 601 through 608 of ERISA, except for such instances of noncompliance which would not in the aggregate have a Material Adverse Effect.

     4.11 Tax Matters. Infrasonics makes the following representations and warranties with respect to tax matters.

     (a) Definitions. For purposes of this Section 4.11, the following definitions shall apply:

          (i) The term "Infrasonics Group" shall mean, individually and collectively, (A) Infrasonics and (B) any individual, trust, corporation, partnership or any other entity as to which Infrasonics is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

          (ii) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Infrasonics Group is required to pay, withhold or collect.

          (iii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     (b) Returns Filed and Taxes Paid. (i) All Returns required to be filed by or on behalf of members of the Infrasonics Group have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects, (ii) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and
(iii) no other material Taxes are payable by the Infrasonics Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. Each member of the Infrasonics Group has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the Infrasonics Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Infrasonics Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

     (c) Tax Reserves. The amount of Infrasonics' liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not in the aggregate materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the consolidated balance sheet of Infrasonics included in the Infrasonics SEC Report for the quarter ending closest to the date of this Agreement, and the amount of Infrasonics' liability for unpaid Taxes for all periods ending on or before the Effective Time shall not in the aggregate materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the consolidated balance sheet of Infrasonics included in the Infrasonics SEC Report for the quarter ending closest to the Effective Time (plus additions thereto accrued through the Effective Time which are consistent with past practices and in the ordinary course).

     (d) Consolidated Returns Furnished. NPB has been furnished by Infrasonics true and complete copies of (i) income tax audit reports, statements of deficiencies, closing or other agreements received by Infrasonics Group or on behalf of the Infrasonics Group relating to federal income taxes, and (ii) all federal income tax returns for the Infrasonics Group, in each case for all periods ending on and after June 30, 1992. Infrasonics has never been a member of an affiliated group filing consolidated returns other than a group of which Infrasonics was the common parent.

     (e) Tax Deficiencies; Audits; Statutes of Limitations. No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Infrasonics Group that would cause Infrasonics' reserves for taxes to be understated by an amount material to Infrasonics. No federal income tax returns of the Infrasonics Group are currently under audit, and no waiver or extension of the statute of limitations is in effect with respect to any federal income tax returns.

     (f) Tax Sharing Agreements. Infrasonics is not (nor has it ever been) a party to any tax sharing agreement.

     (g) Tax Elections and Special Tax Status. NPB is not required to withhold tax on the acquisition of the stock of Infrasonics by reason of Section 1445 of the Code. No member of the Infrasonics Group is a "consenting corporation" under
Section 341(f) of the Code.

     (h) Section 6038A Compliance. (i) Infrasonics has filed all reports and has created and/or retained all material records required under Section 6038A of the Code with respect to its ownership by and transactions with related parties;
(ii) each related foreign person required to maintain records under Section 6038A with respect to transactions between Infrasonics and the related foreign person has maintained such material records; (iii) all material documents that are required to be created and/or preserved by the related foreign person with respect to transactions with Infrasonics are either maintained in the United States, or Infrasonics is exempt from the record maintenance requirements of
Section 6038A with respect to such transactions under Treasury Regulation section 1.6038A-1; (iv) Infrasonics is not a party to any record maintenance agreement with the Internal Revenue Service with respect to Section 6038A; and
(v) each related foreign person that has engaged in material transactions with Infrasonics has authorized Infrasonics to act as its limited agent solely for purposes of Sections 7602, 7603, and 7604 of the Code with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with Infrasonics, and each such authorization remains in full force and effect.

     4.12 Compliance With Applicable Law. Except as disclosed in the Infrasonics SEC Reports filed prior to the date of this Agreement, Infrasonics and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of Infrasonics and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Infrasonics or any of its subsidiaries, except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect.

     4.13 Subsidiaries. Exhibit 21 to Infrasonics' most recent Form 10-K included in the Infrasonics SEC Reports lists all the subsidiaries of Infrasonics as of the date of this Agreement and indicates for each such subsidiary as of such date the jurisdiction of incorporation or organization.

     4.14 Interested Party Transactions. Except as disclosed in the Infrasonics SEC Documents, neither Infrasonics nor any of its subsidiaries is indebted to any director, officer, employee or agent of Infrasonics or any of its subsidiaries (except for amounts due as normal salaries and business and in reimbursement of ordinary expenses), and no such person is indebted to Infrasonics or any of its subsidiaries.

     4.15 Labor and Employment Matters.

     (a) Except for such matters that would not in the aggregate have a Material Adverse Effect: (i) Infrasonics and its subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (ii) no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending or, to the knowledge of Infrasonics, threatened, nor has any such investigation occurred during the last seven years, and no governmental entity has provided any notice to Infrasonics or any of its subsidiaries asserting an intention to conduct any such investigation; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Infrasonics, threatened against Infrasonics or any of its subsidiaries; (iv) no union representation question or union organizational activity exists respecting the employees of Infrasonics or any of its subsidiaries; (v) neither Infrasonics nor any of its subsidiaries has experienced any work stoppage or other labor difficulty; and
(vi) no collective bargaining agreement exists which is binding on Infrasonics or any of its subsidiaries.

     (b) Except for benefits provided under agreements and plans described in the Infrasonics SEC Reports, in the event of termination of the employment of any officers, directors, employees or agents of Infrasonics or any of its subsidiaries, neither Infrasonics, any of its subsidiaries, NPB, the Surviving Corporation, nor any other subsidiaries of NPB, will pursuant to any agreement or by reason of anything done prior to the Effective Time by Infrasonics or any of its subsidiaries be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits.

     4.16 Ownership of Shares of NPB Common Stock. As of the date hereof, neither Infrasonics nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of NPB Common Stock, except for (i) shares of NPB Common Stock in the aggregate representing less than 1% of the outstanding shares of NPB Common Stock and (ii) the "standstill" provisions of the Confidentiality Agreement relating to the acquisition of NPB Common Stock.

     4.17 Insurance. As of the date hereof, Infrasonics and each of its subsidiaries are insured by insurers reasonably believed by Infrasonics to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring Infrasonics or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. As of the date hereof, there are no material claims by Infrasonics or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

     4.18 Contracts with Physicians, Hospitals, HMOs and Third Party
Providers. Infrasonics has made available to representatives of NPB a list of all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) that are material to Infrasonics' business and that are between (a) Infrasonics or any of its subsidiaries and (b) any physician, hospital, HMO, other managed care organization, or other third-party provider relating to the sale or supply of medical devices, the provision of medical or consulting services, treatments or patient referrals or any other similar activities.

     4.19 Environmental Protection.

     (a) None of Infrasonics, Infrasonics' subsidiaries, or any Infrasonics Property (as defined in sub-section (d) below) is or has been in violation of any federal, state or local law, ordinance or regulation concerning industrial hygiene or environmental conditions, including, but not limited to, soil and groundwater conditions ("Environmental Laws").

     (b) Neither Infrasonics nor any of its subsidiaries has reported any, or has had knowledge of any circumstances giving rise to any reporting requirement under applicable Environmental Laws as to any, spills or releases of any Hazardous Material, nor has Infrasonics or any of its subsidiaries received any notices of spills or releases of Hazardous Materials. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. sec.sec. 2011 et seq.

     (c) To the knowledge of Infrasonics, there is no proceeding or investigation pending or threatened by any governmental entity or other person with respect to the presence of Hazardous Material on Infrasonics Properties or the migration thereof from or to other property. Neither Infrasonics nor any of its subsidiaries has ever been required by any governmental entity to treat, clean up, or otherwise dispose of, remove or neutralize any Hazardous Material from or on any Infrasonics Property.

     (d) Neither Infrasonics, any current or former subsidiary of Infrasonics, nor to Infrasonics' knowledge any other person has engaged in any activity that might reasonably be expected to involve the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material on or from any property that Infrasonics or any of its current or former subsidiaries now owns or leases or has previously owned or leased or in which Infrasonics or any such subsidiary now holds or has previously held any security interest, mortgage, or other lien or interest ("Infrasonics Property") which generation, use, manufacture, treatment, transportation, storage or disposal would in the aggregate have a Material Adverse Effect, and no (i) presence, release, threatened release, discharge, spillage or migration of Hazardous Material, (ii) condition that has resulted or could result in any use, ownership or transfer restriction, or (iii) to the knowledge of Infrasonics, condition of actual or potential nuisance has occurred on or from such Infrasonics Property, and to the knowledge of Infrasonics no condition exists that could give rise to any suit, claim, action, proceeding or investigation by any person or governmental entity against Infrasonics, any of its subsidiaries or any other person or such Infrasonics Property as a result of or in connection with (A) any of the foregoing events, (B) any failure to obtain any required permits or approvals of any governmental entity, (C) the violation of any terms or conditions of such permits, or (D) other than those that would not have a Material Adverse Effect, any other violation of Environmental Laws.

     (e) To the knowledge of Infrasonics, there are no substances or conditions in or on Infrasonics Property which may support claims or causes of action under any applicable Environmental Law.

     (f) For purposes of this Section 4.19, the term "Material Adverse Effect" includes (i) any material injunction or criminal action or proceeding against or involving Infrasonics and (ii) any requirement that executive officers of NPB or Infrasonics be subjected to a consent decree or become individually involved in any proceeding in clause (i) above.

     4.20 Intellectual Property Rights.

     (a) Section 4.20(a) of the Infrasonics Disclosure Schedule sets forth an accurate and complete list of all (i) patents, applications for patents, registrations of trademarks (including service marks) and applications therefor and registrations of copyrights and applications therefor that are owned by Infrasonics or any of Infrasonics' subsidiaries; (ii) other material Intellectual Property Rights (as defined below) that are owned by Infrasonics or Infrasonics' subsidiaries; (iii) unexpired licenses relating to Infrasonics Intellectual Property Rights (as defined below) that have been granted to or by Infrasonics or any of Infrasonics' subsidiaries; and (iv) other material agreements relating to Intellectual Property Rights.

     (b) Infrasonics and Infrasonics' subsidiaries collectively own and have the right to use, and to license others to use, all Infrasonics Intellectual Property Rights. Such ownership and right to use, and to license others to use, are free and clear of, and without liability under, all liens and security interests of third parties. Such ownership and right to use, and to license others to use, are free and clear of, and without liability under, all claims and rights of third parties.

     (c) Infrasonics has taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of, or Infrasonics' proprietary rights in, the unpatented know-how, technology, proprietary processes, formulae and other information that is utilized in the conduct of Infrasonics' business, including, without limitation, the know-how, technology, proprietary processes, formulae, and other information listed as trade secrets in Section 4.20(c) of the Infrasonics Disclosure Schedule. Without limitation of the generality of the foregoing, Infrasonics and Infrasonics' subsidiaries have obtained confidentiality and inventions assignment agreements from all Infrasonics' past and present employees and independent contractors involved in the creation or development of Infrasonics Intellectual Property Rights (including, without limitation, from all employees and contractors who are inventors, authors, creators or developers of Infrasonics Intellectual Property Rights).

     (d) There are no royalties, honoraria, fees or other payments payable by Infrasonics or Infrasonics subsidiaries to any person by reason of the ownership, use, license, sale or disposition of any of Infrasonics Intellectual Property Rights.

     (e) Neither Infrasonics nor any of Infrasonics' subsidiaries (i) is infringing in the conduct of Infrasonics' business the right or claimed right of any other party with respect to any Intellectual Property Rights known to Infrasonics, or (ii) has knowledge of any alleged or claimed infringement by any product or process manufactured, used, sold or under development by or for Infrasonics or Infrasonics' subsidiaries in the conduct of Infrasonics' business.

     (f) To the knowledge of Infrasonics, no independent contractors who have performed services related to Infrasonics' business have any right, title or interest in Infrasonics Intellectual Property Rights.

     (g) The execution, delivery and performance of this Agreement by Infrasonics, and the consummation by Infrasonics of the transactions contemplated hereby, will not breach, violate or conflict with any agreement governing Infrasonics Intellectual Property Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of Infrasonics' Intellectual Property Right or in any way impair the right of Infrasonics to use, sell, license or dispose of, or bring any action for the infringement of, Infrasonics Intellectual Property Rights or any portion thereof.

     (h) For purposes of this Section 4.20, "use," with respect to Intellectual Property Rights, includes make, reproduce, display or perform (publicly or otherwise), prepare derivative works based on, sell, distribute, disclose and otherwise exploit such Intellectual Property Rights and products incorporating or subject to such Intellectual Property Rights.

     (i) As used in this Agreement, the term "Intellectual Property Rights" means intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, publication rights, computer programs and other computer software (including source codes and object codes), inventions, know-how, trade secrets, technology, proprietary processes and formulae. As used in this Agreement, the term "Infrasonics Intellectual Property Rights" means all Intellectual Property Rights that are part of the conduct of the business of Infrasonics.

     4.21 FDA and Related Matters.

     (a) Section 4.21 of the Infrasonics Disclosure Schedule sets forth a complete and accurate list, referencing relevant records and documents, for the last five years, of (i) all Regulatory or Warning Letters, Notices of Adverse Findings and Section 305 notices and similar letters or notices issued by the Food and Drug Administration ("FDA") or any other governmental entity that is concerned with the safety, efficacy, reliability or manufacturing of the medical products sold by Infrasonics or its subsidiaries (hereafter in this Section 4.21 "Medical Device Regulatory Agency") to Infrasonics or any of its subsidiaries;
(ii) all United States Pharmacopoeia product problem reporting program complaints or reports, MedWatch FDA forms 3500 and device experience network complaints received by Infrasonics or any of its subsidiaries and all Medical Device Reports filed by Infrasonics or any of its subsidiaries, which complaints or reports pertain to any incident involving death or serious injury, and for which incident there has been (x) a notice or followup inquiry to Infrasonics by the FDA, (y) a litigation or arbitration claim or cause of action commenced, or
(z) a notice to any insurance carrier of Infrasonics tendering the defense or giving any notice of a possible or actual claim against Infrasonics; (iii) all product recalls and safety alerts conducted by or issued to Infrasonics or any of its subsidiaries and any requests from the FDA or any Medical Device Regulatory Agency requesting Infrasonics or any of its subsidiaries to cease to investigate, test or market any product; (iv) any civil penalty actions begun by FDA or any Medical Device Regulatory Agency against Infrasonics or any of its subsidiaries and known about by Infrasonics or any of its subsidiaries and all consent decrees issued with respect to Infrasonics or Infrasonics' subsidiaries; and (v) any other material written communications between Infrasonics or any of its subsidiaries, on the one hand, and the FDA or any Medical Device Regulatory Agency, on the other hand. Infrasonics has delivered to NPB copies of all documents referred to in Section 4.21 of the Infrasonics Disclosure Schedule as well as copies of all complaints and other information required to be maintained by Infrasonics pursuant to 21 CFR Section 820.

     (b) Except to the extent that such items would not, individually or in the aggregate, have a Material Adverse Effect: (i) Infrasonics (or, if applicable, a subsidiary of Infrasonics) has obtained all consents, approvals, certifications, authorizations and permits of, and has made all filings with, or notifications to, all Medical Device Regulatory Agencies pursuant to applicable requirements of all FDA laws, rules and regulations, and all corresponding state and foreign laws, rules and regulations applicable to Infrasonics or any of its subsidiaries and relating to its medical device business or otherwise applicable to Infrasonics' or its subsidiaries' business; (ii) all representations made by Infrasonics or any of its subsidiaries in connection with any such consents, approvals, certifications, authorizations, permits, filings and notifications were true and correct in all material respects at the time such representations and warranties were made, and Infrasonics' products, and the products of Infrasonics' subsidiaries, comply with, and perform in accordance with the specifications described in, such representation. Infrasonics and Infrasonics' subsidiaries are in compliance with all applicable FDA laws, rules and regulations, and all corresponding applicable state and foreign laws, rules and regulations (including Good Manufacturing Practices and Medical Device Reporting requirements) relating to medical device manufacturers and distributors or otherwise applicable to Infrasonics' or Infrasonics' subsidiaries' business;
(iii) Infrasonics has no reason to believe that any of the consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it or any of its subsidiaries has received or made to operate their respective businesses have been or are being revoked or challenged; and (iv) there are no investigations or inquiries pending or threatened relating to the operation of Infrasonics' or Infrasonics' subsidiaries' business or Infrasonics' compliance with applicable laws relating to its medical device business or otherwise applicable to Infrasonics' or its subsidiaries' business.

     4.22 Real Property.

     (a) Section 4.22(a) of the Infrasonics Disclosure Schedule lists all of the real property owned or currently used by Infrasonics in the course of Infrasonics' business (the "Infrasonics Real Property"). Section 4.22(a) of the Infrasonics Disclosure Schedule also lists all material real property owned or used by Infrasonics' in the course of Infrasonics' business at any time since June 30, 1992, other than Infrasonics Real Property.

     (b) All Infrasonics Real Property is in all material respects suitable and adequate for the uses for which it is currently devoted. Infrasonics has good and marketable title in fee simple absolute to Infrasonics Real Property indicated on Section 4.22(a) of the Infrasonics Disclosure Schedule to be owned by it, and to the buildings, structures and improvements thereon, and a valid leasehold interest in all other Infrasonics Real Property, in each case free and clear of all Material Encumbrances. "Material Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Other Agreement, claim or equity of any kind, except for (i) any of the foregoing which secures a liability which is accurately reflected in the financial statements of the party whose interest in property is affected thereby; (ii) liens for taxes not yet due; (iii) easements or other similar rights which do not in the aggregate materially interfere with the present use of the property affected thereby; and (iv) other encumbrances. "Other Agreements" means any agreement or arrangement between two or more persons (or entities) with respect to their relative rights and/or obligations or with respect to a thing done or to be done (whether or not conditional, executory, express, implied, in writing or meeting the requirements of contract), including, without limitation, contracts, leases, promissory notes, covenants, easements, rights of way, commitments or understanding.

     (c) All buildings, structures, fixtures and other improvements on Infrasonics Real Property are in good repair, to the knowledge of Infrasonics free of defects (latent or patent), and fit for the uses to which they are currently devoted. To the knowledge of Infrasonics, all such buildings, structures, fixtures and improvements on Infrasonics' Real Property conform to all applicable laws. To the knowledge of Infrasonics, the buildings, structures, fixtures and improvements on each parcel of Infrasonics Real Property lie entirely within the boundaries of such parcel of Infrasonics Real Property, and no structures of any kind encroach on Infrasonics Real Property.

     (d) To the knowledge of Infrasonics, none of the Infrasonics Real Property is subject to any Other Agreement or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting Infrasonics' right to use it in the manner such property is currently being used or that it is contemplated to be used.

     (e) No portion of the Infrasonics Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and Infrasonics has no knowledge that any of the foregoing are, or will be, the subject of, or affected by, any such proceeding.

     (f) The Infrasonics Real Property has direct and unobstructed access to adequate electric, gas, water, sewer and telephone lines, and public streets, all of which are adequate for the uses to which the Infrasonics Real Property is currently devoted.

     4.23 Complete Copies of Requested Documents. Infrasonics has delivered or made available true and complete copies of each document that has been requested by NPB or its counsel in connection with their legal and accounting review of Infrasonics and its subsidiaries. The minute books of Infrasonics and its subsidiaries made available to NPB contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Infrasonics and its subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately.

     4.24 Share Ownership. Except as reflected in Infrasonics SEC Reports, as of the date hereof, to Infrasonics' knowledge there are no stockholders with beneficial ownership (as defined in the Exchange Act) of more than 5% of Infrasonics Common Stock.

     4.25 Opinion of Financial Advisors. Infrasonics has received the opinion of Alex. Brown & Sons Incorporated to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Infrasonics Common Stock from a financial point of view.

     4.26 Pooling of Interests. Based upon consultation with its independent accountants, neither Infrasonics nor any of its subsidiaries, nor any of their respective directors, officers or, to the knowledge of Infrasonics, stockholders, has taken any action that would interfere with NPB's ability to account for the Merger as a pooling of interests.

     4.27 Accounts Receivable. The accounts receivable disclosed in the Infrasonics SEC Documents as of June 30, 1995, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed Infrasonics SEC Documents, or as accrued on the books of Infrasonics in the ordinary course of business consistent with past practices in accordance with generally accepted accounting principles since the last filed Infrasonics SEC Documents represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discounts, and the amount reserved for doubtful accounts and allowances as disclosed in Infrasonics SEC Documents or accrued on such books is sufficient to provide for any losses that may be sustained or realized, except when such insufficiency would not be material.

     4.28 Customers and Suppliers. As of the date hereof, no customers that individually accounted for more than 5% of Infrasonics' gross revenues during the 12-month period preceding the date hereof has indicated to Infrasonics that it will stop, or decease the rate of, buying services or products of Infrasonics, or to the knowledge of Infrasonics, has at any time on or after June 30, 1995 ceased materially its usage of the products of Infrasonics. As of the date hereof, no material supplier of Infrasonics has indicated that it will stop, or decease the rate of, supplying materials, products or services to Infrasonics. Infrasonics has not knowingly breached, so as to provide a benefit to Infrasonics that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Infrasonics.

     4.29 Representations Complete. None of the representations or warranties made by Infrasonics herein or in any Schedule hereto, including the Infrasonics Disclosure Schedule, or certificate furnished by Infrasonics pursuant to this Agreement, or the Infrasonics SEC Documents, contain or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the extent such representations permit omissions of items otherwise required to be disclosed because they are not material or do not or would not have a Material Adverse Effect on Infrasonics, such omissions in the aggregate would not and do not have a Material Adverse Effect on Infrasonics.

     4.30 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute (each, a "Takeover Statute") is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by Infrasonics and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.

     4.31 Voting Arrangements. There are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the stockholders of Infrasonics relating to the voting of their respective shares.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF NPB

     Except as set forth in the disclosure letter delivered to Infrasonics at or prior to the execution of this Agreement ("NPB Disclosure Schedule"), NPB represents and warrants to Infrasonics as follows:

     5.1 Organization. NPB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted. NPB is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing will not in the aggregate have a Material Adverse Effect. Each subsidiary of NPB is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not in the aggregate have a Material Adverse Effect. NPB has delivered to Infrasonics or its counsel complete and correct copies of its Certificate of Incorporation and Bylaws.

     5.2 Capitalization.

     (a) As of March 1, 1996, the authorized capital stock of NPB consisted of 50,000,000 shares of NPB Common Stock, and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "NPB Preferred Stock"). As of March 1, 1996, 28,735,156 shares of NPB Common Stock were issued and outstanding, stock options to acquire 2,870,128 shares of NPB Common Stock were outstanding under all stock option plans of NPB, no warrants to acquire shares of NPB Common Stock were outstanding, no shares of NPB Preferred Stock were issued and outstanding, and 2,683,288 additional shares of NPB Common Stock (under NPB's stock option plans) and 500,000 shares of NPB Preferred Stock were reserved for issuance. No changes in such capitalization have occurred since March 1, 1996 that, in the aggregate, would be material to NPB, except for option exercises in the ordinary course of business. All of the issued and outstanding shares of NPB Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or By-Laws of NPB or any agreement to which NPB or any of its subsidiaries is a party or by which NPB or any of its subsidiaries is bound. Since March 1, 1996, NPB has not issued any shares of its capital stock, except upon the exercise of stock options to acquire shares of NPB Common Stock to employees under employee benefit plans. All of the shares of NPB Common Stock issuable in exchange for shares of Infrasonics Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

     (b) Except as set forth above and pursuant to NPB's employee benefit plans described in the Nellcor SEC Reports (as defined below) and as otherwise provided in this Agreement and that certain Rights Agreement dated September 1, 1992 between NPB and The First National Bank of Boston as Rights Agent (the "NPB Rights Agreement"), there are not now, and at the Effective Time there will not be, any shares of capital stock of NPB issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating NPB to issue, transfer or sell any shares of its capital stock. As of the date hereof, no Voting Debt of NPB was issued and outstanding and none will be outstanding as of the Effective Time. Except as provided in this Agreement, NPB will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to an employee benefit plan or otherwise. All outstanding shares of the capital stock of NPB's subsidiaries are validly issued, fully paid, non-assessable and owned by NPB or one of its subsidiaries free and clear of any liens, security interest, pledges, agreements, claims, charges, or encumbrances of any nature whatsoever. There are no voting trust or other agreements or understandings to which NPB is a party with respect to the voting of the capital stock of NPB or any of its subsidiaries. None of NPB or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of NPB, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. Except for options and warrants described above or as contemplated by Section
7.8 below, or as required in connection with the Stock Split, immediately after the Effective Time, there will be no option, warrant, call, right or agreement obligating NPB or any subsidiary of NPB to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of NPB Common Stock or any Voting Debt, or obligating NPB or any subsidiary of NPB to grant, extend, or enter into any such option, warrant, call, right or agreement.

     5.3 Authority Relative to this Agreement. NPB has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by NPB and the consummation by NPB of the transactions contemplated hereby have been duly authorized by the Board of Directors of NPB and no other corporate proceedings on the part of NPB are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NPB and constitutes a valid and binding agreement of NPB, enforceable against NPB in accordance with its terms.

     5.4 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, Securities Act, Exchange Act, state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing and recordation of an Agreement of Merger as required by the CCC and the DGCL, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by NPB of the transactions contemplated by this Agreement, except where a failure to make such filing or to obtain such permit, registration, authorization, consent or approval will not in the aggregate have a Material Adverse Effect. Neither the execution and delivery of this Agreement by NPB, nor the consummation by NPB of the transactions contemplated hereby, nor compliance by NPB with any of the provisions hereof, will (a) result in any breach of the Certificate of Incorporation or By-Laws of NPB or any of its subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or change in the award, grant, vesting or determination) under, or give rise to creation of any lien, charge, security interest or encumbrance upon, any of the respective properties or assets of NPB or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement, arrangement, or other instrument or obligation to which NPB or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any court or government authority applicable to NPB, any of its subsidiaries, or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, defaults (or rights of termination, cancellation, acceleration or change), liens, charges, security interests or encumbrances that would not in the aggregate have a Material Adverse Effect.

     5.5 Reports and Financial Statements; Absence of Certain Changes. NPB has filed all reports required to be filed with the SEC pursuant to the Exchange Act since July 7, 1984 including, without limitation, an Annual Report on Form 10-K for the years ended July 3, 1994 and July 2, 1995 and Quarterly Reports on Form 10-Q for the quarters ended October 1, 1995 and January 7, 1996 (all such reports and amendments thereto, collectively, the "NPB SEC Reports"), and has previously furnished or made available to Infrasonics true and complete copies of all NPB SEC Reports filed with respect to periods beginning after December 31, 1992 (including any exhibits thereto) and will promptly deliver to Infrasonics any NPB SEC Reports filed between the date hereof and the Effective Time. None of such NPB SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to the NPB SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to the NPB SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the NPB SEC Reports fairly presents the consolidated financial position of NPB and its subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in cash flows of NPB and its subsidiaries for the respective periods set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments which would not in the aggregate be material in amount or effect. Except as specifically contemplated by this Agreement, since July 2, 1995 there has not been (i) any change or event having a Material Adverse Effect on NPB, (ii) any declaration, setting aside or payment of any dividend or distribution with respect to the NPB Common Stock other than consistent with past practice, or
(iii) any material change in NPB's accounting principles, practices or methods.

     5.6 Information in Registration Statement and Joint Proxy Statement. The information relating to NPB and its subsidiaries to be contained in the Registration Statement and the Joint Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.7 Share Ownership. Except as reflected in NPB SEC Reports, as of the date hereof, to NPB's knowledge there are no stockholders with beneficial ownership (as defined in the Exchange Act) of more than 5% of the NPB Common Stock.

     5.8 Opinion of Financial Advisor. NPB has received the opinion of Robertson, Stephens & Company, L.P. to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of NPB Common Stock from a financial point of view.

     5.9 Compliance With Applicable Law. Except as disclosed in the NPB SEC Reports filed prior to the date of this Agreement, NPB and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of NPB and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to NPB or any of its subsidiaries, except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect.

     5.10 Ownership of Shares of Infrasonics Common Stock. As of the date hereof, neither NPB nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Infrasonics Common Stock, except for (i) shares of Infrasonics Common Stock in the aggregate representing less than 1% of the outstanding shares of Infrasonics Common Stock and (ii) the "standstill" provisions of the Confidentiality Agreement relating to the acquisition of Infrasonics Common Stock.

     5.11 Complete Copies of Requested Documents. NPB has delivered or made available (through public sources or directly) true and complete copies of each document that has been requested by Infrasonics or its counsel in connection with their legal and accounting review of NPB and its subsidiaries.

     5.12 Pooling of Interests. Based upon consultation with its independent accountants, neither NPB nor any of its subsidiaries, nor any of their respective directors, officers or, to the knowledge of NPB, stockholders, has taken any action that would interfere with NPB's ability to account for the Merger as a pooling of interests.

     5.13 Representations Complete. None of the representations or warranties made by NPB herein or in any Schedule hereto, including the NPB Disclosure Schedule, or certificate furnished by NPB pursuant to this Agreement, or the NPB SEC Documents, contain or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the extent such representations permit omissions of items otherwise required to be disclosed because they are not material or do not or would not have a Material Adverse Effect on NPB, such omissions in the aggregate would not and do not have a Material Adverse Effect on NPB.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

     6.1 Conduct of Business by Infrasonics and NPB Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, except as set forth in this Agreement, as agreed to in writing by the other party hereto or as set forth in Section 6.1 of the Infrasonics Disclosure Schedule or NPB Disclosure Schedule:

          (a) the respective businesses of Infrasonics and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

          (b) neither Infrasonics nor its subsidiaries shall (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Articles of Incorporation or Bylaws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries, other than in connection with the use of shares of capital stock to pay the exercise price or tax withholdings in connection with its stock-based employee benefit plans in the ordinary course of business in accordance with past practice;

          (c) neither Infrasonics nor any of its subsidiaries shall (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for unissued shares of Infrasonics Common Stock reserved for issuance upon the exercise of the stock options pursuant to Infrasonics' stock plans or warrants described in the Infrasonics Disclosure Schedule; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the ordinary course of business and consistent with past practices or dispositions of obsolete or worthless assets; (iii) incur, assume or prepay any indebtedness, liability or obligation or any other liabilities or issue any debt securities, other than in the ordinary course of business and consistent with past practices;
     (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary), other than in the ordinary course of business and consistent with past practices; (v) make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries), other than in the ordinary course of business and consistent with past practices; or (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; provided that this subsection (c) shall not prohibit Infrasonics from granting automatic stock options to its nonemployee Directors as contemplated under the 1995 Stock Option Plan ("Automatic Grants"), nor from granting non-director, non-officer employees stock options in the ordinary course of business consistent with past practices.

          (d) Infrasonics shall use its best efforts to preserve intact the business organization of Infrasonics and its subsidiaries to keep available the services of its and its subsidiaries' present officers and key employees, and to preserve the goodwill of those having business relationships with it and its subsidiaries; provided, however, that no breach of this representation shall be deemed to have occurred if a failure to comply with this Section 6.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement or any acquisition proposals made to Infrasonics or the public announcement thereof;

          (e) neither Infrasonics nor any of its subsidiaries, nor NPB nor any of its subsidiaries shall (i) take, or allow to be taken, any action which would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) take, or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code;

          (f) Infrasonics shall pay and cause its subsidiaries to pay debts and taxes when due subject to good faith disputes thereof, and pay or perform other obligations when due;

          (g) neither Infrasonics nor any of its subsidiaries, nor NPB nor any of its subsidiaries, shall fail to use all reasonable efforts to take or omit to take any action nor shall they agree, in writing or otherwise, to take or omit to take any action, which would make any representation or warranty of Infrasonics or NPB, respectively, herein untrue or incorrect;

          (h) Infrasonics and its subsidiaries shall not enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any contract, other than in the ordinary course of business consistent with past practice;

          (i) Infrasonics and its subsidiaries shall not transfer to any person or entity any Infrasonics Intellectual Property Rights other than in the ordinary course of business consistent with past practice;

          (j) Infrasonics and its subsidiaries shall not enter into or amend any agreements pursuant to which any other party is granted exclusive distribution, marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (k) Infrasonics and its subsidiaries shall not enter into any operating lease other than in the ordinary course of business consistent with past practices and in no event in excess of an aggregate of $60,000;

          (l) Infrasonics and its subsidiaries shall not pay, discharge or satisfy in an amount in excess of $40,000 in any one case or $200,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements included in the Infrasonics SEC Reports or reasonably incurred in connection with the transactions contemplated by this Agreement;

          (m) Infrasonics and its subsidiaries shall not make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

          (n) Infrasonics and its subsidiaries shall not materially reduce the amount of any material insurance coverage provided by existing insurance policies;

          (o) Infrasonics and its subsidiaries shall not (i) hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if NPB is given advance notice regarding such hiring decision), (ii) pay any special bonus or special remuneration to any employee or director other than Automatic Grants, (iii) increase the salaries, wage rates, fringe benefits or other compensation of its directors, officers or employees, except in the case of (ii) and (iii) with respect to non-officer employees in the ordinary course of business and consistent with past practice, or
     (iv) enter into any contract, commitment or arrangement to do any of the foregoing (i), (ii) or (iii) except in the case of (ii) and (iii) with respect to non-officer employees in the ordinary course of business and consistent with past practices;

          (p) Infrasonics and its subsidiaries shall not grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

          (q) Infrasonics and its subsidiaries shall not commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with NPB prior to the filing of such a suit, or
     (iii) for a breach of this Agreement or related agreements (e.g., the Confidentiality Agreement);

          (r) Infrasonics and its subsidiaries shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole other than raw materials necessary to conduct its business and in the ordinary course of business consistent with past practices;

          (s) Infrasonics and its subsidiaries shall not other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to Taxes;

          (t) Infrasonics and its subsidiaries shall give all notices and other information required to be given to the employees of Infrasonics, any collective bargaining unit representing any group of employees of Infrasonics, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

          (u) Infrasonics and its subsidiaries shall not revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (v) Infrasonics and its subsidiaries shall not enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; and

          (w) NPB shall not amend its Certificate of Incorporation in any manner that would adversely affect the rights, preferences or privileges of the holders of Common Stock; provided that the Stock Split and increase in authorized Common Stock is expressly permitted.

     6.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, Infrasonics agrees as to itself and its subsidiaries that it will not, without the prior written consent of NPB (except as required by applicable law or pursuant to existing contractual arrangements or solely to the extent necessary to make compensation increases in the ordinary course of business consistent with past practices or make available existing benefit arrangements to new or promoted employees in the ordinary course of business consistent with past practice): (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between Infrasonics and one or more of its officers, directors or employees (collectively, "Compensation Plans"), (b) institute any new employee benefit, welfare program or Compensation Plan, (c) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any written employment or similar agreement or arrangement with any employee, or (d) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

     6.3 Current Information. From the date of this Agreement to the Effective Time, Infrasonics will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semi-monthly) with representatives of NPB and to report the general status of its ongoing operations and to deliver to NPB (not less than quarterly) unaudited consolidated balance sheets and related consolidated statements of income, changes in stockholders equity and changes in financial position for the period since the last such report. Infrasonics will promptly notify the other of any material change in the normal course of its or its subsidiaries' business or in its or its subsidiaries' properties.

     6.4 Letters of Infrasonics' and NPB's Auditors. Infrasonics shall use all reasonable efforts to cause to be delivered to NPB a letter of Ernst & Young LLP ("Ernst & Young"), Infrasonics' independent auditors, and NPB shall use all reasonable efforts to cause to be delivered to Infrasonics a letter of Price Waterhouse, LLP ("Price Waterhouse"), NPB's independent auditors, each such letter dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to NPB or Infrasonics, as applicable, in form and substance reasonably satisfactory to such recipient, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Each of Infrasonics and NPB shall use reasonable efforts to cause to be delivered to the other an update, dated the Closing Date, of the letter of its independent auditors described in the preceding sentence.

     6.5 Legal Conditions to Merger. Each of Infrasonics and NPB shall, and shall cause its subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Merger and the consummation of the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party that is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such party's reasonable opinion, (i) be materially burdensome to such party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or (ii) result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 8.1(e). Each of Infrasonics and NPB will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

     6.6 Affiliates. Not later than ten days prior to the date of the mailing of the Joint Proxy Statement referred to in Section 7.4, each of the parties shall deliver to the other party letters identifying all persons who are "affiliates" of such party for purposes of Rule 145 under the Securities Act. Each of the parties shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other party on or before such mailing date a written "affiliates" agreement, in customary form, restricting the disposition by such person of the shares of NPB Common Stock held by or to be received by such person in the Merger. Certificates surrendered for exchange by any person constituting an "affiliate" of the parties within the meaning of Rule 145 under the Securities Act shall not be exchanged by the Exchange Agent for shares of NPB Common Stock pursuant to Section 3.2 until the parties have received such agreement described in the preceding sentence.

     6.7 Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and shall promptly advise the other both orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. NPB and Infrasonics shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, and subject to Section 7.1 hereof, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

     6.8 Accounting Methods. Except as otherwise contemplated by Section 7.13, Infrasonics shall not change its methods of accounting in effect at June 30, 1995, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors. Infrasonics will not change its fiscal year.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

     7.1 Access and Information.

     (a) Infrasonics and NPB and their respective subsidiaries shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel commitments and records (including but not limited to Returns) and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. No investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

     (b) All information furnished by Infrasonics to NPB or furnished by NPB to Infrasonics pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby. The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with the Confidentiality Agreement, and such Confidentiality Agreement shall survive the termination of this Agreement.

     7.2 No Solicitation of Transactions. From the date hereof until the earlier of termination of this Agreement or consummation of the Merger, neither Infrasonics nor any of its subsidiaries will, directly or indirectly, whether through any director, officer, employee, financial advisor, legal counsel, accountant, other agent or representative (as used in this Section 7.2, "affiliates") or otherwise, (a) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (b) except to the extent required in the exercise of the fiduciary duties of the Board of Directors of Infrasonics under applicable law as advised by independent counsel in connection with an unsolicited proposal, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than a party hereto or their affiliates relating to, any (i) acquisition, (ii) tender offer (including a self-tender offer), (iii) exchange offer, (iv) merger, (v) consolidation, (vi) acquisition of beneficial ownership of (or the right to vote securities representing) 10% or more of the total voting power of such entity or any of its subsidiaries, (vii) dissolution, (viii) business combination, (ix) purchase of all or any significant portion of the assets or any division of (or any equity interest in) such entity or any subsidiary, or (x) any similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Infrasonics will notify NPB orally (within one business day) and in writing (as promptly as practicable) if any such Acquisition Proposals (including the identity of the persons making such proposals and, subject to the fiduciary duties of the Board of Directors of Infrasonics, the terms of such proposals) are received and furnish to NPB a copy of any written proposal relating thereto.

     7.3 Registration Statement. As promptly as practicable after resolving SEC comments on the preliminary Joint Proxy Statement, NPB and Infrasonics shall cooperate and prepare and NPB shall file with the SEC the Registration Statement and use reasonable efforts to have the Registration Statement declared effective. NPB shall also use reasonable efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the shares of NPB Common Stock pursuant hereto. Infrasonics shall furnish NPB with all information concerning Infrasonics and the holders of its capital stock and shall take such other action as NPB may reasonably request in connection with such Registration Statement and issuance of shares of NPB Common Stock.

     7.4 Joint Proxy Statement; Stockholder Approval. Each of Infrasonics and NPB, acting through their respective Boards of Directors, shall, in accordance with applicable law and their respective Certificates or Articles of Incorporation and By-Laws:

          (a) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of its stockholders for the purpose of voting to approve and adopt this Agreement and shall use its best efforts, except to the extent required in the exercise of the fiduciary duties of the Board of Directors of Infrasonics or NPB, as applicable, under applicable law as advised by independent counsel, to obtain such stockholders approval; and

          (b) except to the extent required in the exercise of the fiduciary duties of the Board of Directors of Infrasonics or NPB, as applicable, under applicable law as advised by independent counsel, recommend approval and adoption of this Agreement by the stockholders of Infrasonics or NPB, as applicable, and include in the Joint Proxy Statement such recommendations, and take all lawful action to solicit such approvals.

     In addition, NPB shall present to its stockholders the Stock Split and increase in authorized NPB Common Stock for the stockholders' approval. The vote of NPB stockholders required to approve this Agreement shall be the favorable vote of a majority of the shares of outstanding capital stock of NPB casting votes thereon, and the vote of NPB stockholders required to approve the Stock Split and increase in authorized NPB Common Stock shall be the favorable vote of a majority of the shares of outstanding capital stock of NPB entitled to vote thereon.

     As promptly as practicable, the parties shall prepare and file with the SEC a preliminary Joint Proxy Statement and, after consultation with each other, respond to any comments of the SEC with respect to the preliminary Joint Proxy Statement and cause the definitive Joint Proxy Statement to be mailed to Infrasonics and NPB stockholders. At the stockholders' meeting of Infrasonics, NPB shall vote or cause to be voted in favor of approval and adoption of this Agreement all shares of Infrasonics Common Stock which it beneficially owns at such time. At the stockholders' meeting of NPB, Infrasonics shall vote or cause to be voted in favor of approval and adoption of (i) this Agreement, (ii) the Stock Split, and (iii) the increase in authorized NPB Common Stock, all shares of NPB Common Stock which it beneficially owns at such time. Whenever any event occurs which should be set forth in an amendment or a supplement to the Joint Proxy Statement or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC and/or mailing to stockholders such amendment or supplement. The Joint Proxy Statement, and all amendments and supplements thereto, shall comply in all material respects with applicable law and be in form and substance satisfactory to NPB and Infrasonics.

     7.5 Nasdaq National Market. NPB shall timely notify the Nasdaq National Market of the (a) NPB Common Stock to be issued pursuant to the Merger, (b) Stock Split, and (c) increase in authorized shares of NPB Common Stock, and shall cause such additional issued shares to be approved for listing.

     7.6 Antitrust Laws. As promptly as practicable, Infrasonics and NPB shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section 7.1 hereof, Infrasonics will furnish to NPB, and NPB will furnish to Infrasonics, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Section 7.1 hereof, Infrasonics will provide NPB, and NPB will provide Infrasonics, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby, except to the extent that NPB or Infrasonics is advised by independent counsel that the provision of such information would be inadvisable under applicable antitrust laws.

     7.7 Certain Employee Benefit Plans Matters.

     (a) NPB confirms to Infrasonics that it is NPB's present intent to provide after the Effective Time to continuing employees of Infrasonics and its subsidiaries employee benefit programs that in the aggregate are generally not less favorable to such employees than those being provided to NPB's employees on the date of this Agreement. To the extent the NPB employee benefit programs provide medical or dental welfare benefits after the Closing Date, NPB shall cause all pre-existing condition exclusions and actively at work requirements to be waived, and NPB shall provide that any expenses incurred on or before the Closing Date shall be taken into account under the NPB employee benefit programs for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents. NPB currently expects that it will cause the merger of Infrasonics' 401(k) Plan with NPB's 401(k) Plan after the Merger.

     (b) Infrasonics hereby confirms to NPB that (i) all Infrasonics Stock Options under the Infrasonics 1983 Employee Stock Option Plan, 1991 Stock Option Plan and the 1995 Stock Option Plan shall carry over and become options to acquire NPB Common Stock, (ii) the vesting and exercisability thereof shall not automatically accelerate as a result of the transactions contemplated hereby, and (iii) Infrasonics' Board of Directors shall not cause such options vesting or exercisability to be accelerated.

     (c) Infrasonics shall take no action from and after the date hereof to deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations.

     (d) NPB shall offer Jim Hitchin employment pursuant to the terms of an Employment Agreement substantially in the form of Exhibit 7.7(d).

     7.8 Stock Options and Warrants.

     (a) As of the Effective Time, any stock options, warrants or convertible securities, which are outstanding as of the date hereof and have not expired as of the Effective Time shall be assumed by NPB and converted into options, warrants or convertible securities, as the case may be (or new substitute options, warrants or convertible securities, as the case may be, shall be granted) to purchase the number of shares of NPB

Common Stock (rounded up to the nearest whole share) equal to the number of shares of Infrasonics Common Stock subject to such options, warrants or convertible security, as the case may be, multiplied by the Exchange Ratio, at an exercise price per share of NPB Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of Infrasonics Common Stock under such options, warrants or convertible securities, as the case may be, immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that in the case of any Infrasonics stock option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with
Section 424(a) of the Code to the effect that the number of shares shall be rounded down to the nearest whole share and the exercise price shall be rounded up to the nearest penny. Except as provided above, the converted or substituted stock options, warrants or convertible securities, as the case may be, shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to stock options, warrants or convertible securities, as the case may be, immediately prior to the Effective Time.

     (b) No such option, warrant or convertible security shall be converted into a stock option, warrant or convertible security to purchase a partial share of NPB Common Stock.

     (c) The consummation of the Merger shall not be treated as a termination of employment for purposes of such stock options, warrants or convertible securities.

     (d) NPB agrees that as soon as practicable after the Effective Time it will cause to be filed one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to such other registration statements as may be available, in order to register the shares of NPB Common Stock issuable upon exercise of the aforesaid converted Infrasonics Stock Options, and at or prior to the Effective Time, NPB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NPB Common Stock for delivery upon exercise of the options substituted pursuant to this Section 7.8.

     7.9 Director and Officer Indemnification, Etc.

     (a) For a period of four years from the Effective Time, NPB and the Surviving Corporation each agrees that for acts occurring prior to the Effective Time, all rights to indemnification and advancement of expenses existing in favor of the directors and officers of Infrasonics (the "Indemnified Parties") under the provisions existing on the date hereof of the Articles of Incorporation, Bylaws and indemnification agreements of Infrasonics shall survive the Effective Time, and NPB and the Surviving Corporation each agrees to indemnify and advance expenses to the Indemnified Parties to the full extent required or permitted under the provisions existing on the date hereof of Infrasonics' Articles of Incorporation and Bylaws and indemnification agreements of Infrasonics. The provisions of this Section 7.9 shall be binding on NPB's successors and assigns.

     (b) For a period of four years after the Effective Time, Nellcor shall maintain, with respect to claims arising from facts or events which occurred before the Effective Time, officers' and directors' liability insurance covering the Indemnified Parties who are currently covered (in their capacities as officers and directors) by Infrasonics' existing officers' and directors' liability insurance policies, on terms substantially no less advantageous to such officers and directors than such existing insurance.

     7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter, so long as this Agreement is in effect, NPB and Infrasonics agree that they will each obtain the approval of the other party prior to issuing any press release or any other written communication (including any written communication to employees) and that they will use their best efforts to consult with one another before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the National Association of Securities Dealers, Inc.

     7.11 Expenses. Except as provided in Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not the Merger is consummated) shall be paid by the party incurring such expenses, except that if the Merger is not consummated NPB and

Infrasonics shall share equally the expenses incurred in connection with filings under the HSR Act, printing and mailing the Joint Proxy Statement and all aspects of the Registration Statement.

     7.12 Additional Agreements.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings and to obtain from each natural person who owns of record any shares of the capital stock of any subsidiary of Infrasonics a power of attorney, in form acceptable to NPB and its counsel, appointing one or more representatives of NPB as attorney in fact for such person, effective as of the Effective Time, for purposes of executing any documents and taking any other actions required to transfer record ownership of such shares to such entity as NPB shall determine. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of NPB and Infrasonics shall take all such necessary action.

     (b) NPB and Infrasonics each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

     (c) Each party will keep the other party apprised of the status of any inquiries made of such party by the Department of Justice, the SEC, or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

     7.13 Infrasonics Accruals and Reserves. Prior to the Closing Date, Infrasonics shall review and, to the extent determined necessary or advisable, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its accrual, reserve and provision policies and practices to (a) reflect the Surviving Corporation's plans with respect to the conduct of Infrasonics' business following the Merger and (b) make adequate provision (for the costs and expenses relating thereto) so as to be applied consistently on a mutually satisfactory basis with those of NPB. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section
7.13. Notwithstanding the foregoing, Infrasonics shall not be obligated to take in any respect any such action pursuant to this Section 7.13 (other than pursuant to the preceding sentence) unless and until NPB acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

     7.14 FIRPTA. Infrasonics shall, prior to the Closing Date, provide NPB with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter which states that shares of capital stock of Infrasonics do not constitute "United States real property interests" under
Section 897(c) of the Code, for purposes of satisfying NPB's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Infrasonics shall have provided NPB, as agent for Infrasonics, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for NPB to deliver such notice form to the Internal Revenue Service on behalf of Infrasonics upon the Closing of the Merger.

     7.15 Takeover Statutes. If any Takeover Statute shall become applicable to the transaction contemplated hereby, Infrasonics and the members of the Board of Directors of Infrasonics shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be commenced as promptly as practicable in the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transaction contemplated hereby, except, in each such case, as would not be consistent with the fiduciary obligations of the Board of Directors as determined by independent counsel.

                                  ARTICLE VIII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by both Infrasonics and NPB:

          (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the NPB Common Stock to be issued to Infrasonics stockholders in connection with the Merger shall have been received.

          (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted (i) by the favorable vote of a majority of the shares of outstanding capital stock of Infrasonics entitled to vote thereon at a stockholders meeting at which a quorum is present in accordance with
     Section 1201 of the CCC, and (ii) by the favorable vote of a majority of the shares outstanding capital stock of NPB casting votes thereon at a stockholders meeting at which a quorum is present in accordance with the DGCL.

          (d) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Articles of Merger with the Secretary of State of Delaware and California, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would not materially, adversely affect the consummation of the Merger or in the aggregate have a Material Adverse Effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. NPB shall have received all state securities or blue sky permits and other authorizations necessary to issue the shares of NPB Common Stock in exchange for the shares of Infrasonics Common Stock and to consummate the Merger.

          (e) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon NPB or its subsidiaries or Infrasonics or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (f) NPB and Infrasonics shall have received (i) a letter, dated the Closing Date, addressed to NPB from Price Waterhouse, in response to a letter from NPB summarizing the relevant facts and in form and substance reasonably satisfactory to NPB, a copy of which shall be provided to Infrasonics, and (ii) a letter, dated the Closing Date, addressed to Infrasonics from Ernst & Young, in response to a letter from Infrasonics summarizing the relevant facts and in form and substance reasonably satisfactory to

     Infrasonics, a copy of which shall be given to NPB, in each case to the effect that the Merger qualifies for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles. Price Waterhouse shall also have received from Ernst & Young, a letter in form and substance satisfactory to Price Waterhouse, that Ernst & Young is not aware of any fact concerning Infrasonics or any of its affiliates that would preclude NPB from accounting for the Merger by the "pooling of interests" method for financial reporting purposes.

          (g) The aggregate amount of cash required to be paid on account of all Excluded Shares and with respect to any cash payments for fractional shares pursuant to Section 3.4 shall not exceed ten percent (10%) of the value (determined in accordance with APB Opinion No. 16) of the shares of NPB Common Stock issuable in exchange for shares of Infrasonics Common Stock at the Effective Time.

     8.2 Conditions to Obligation of Infrasonics to Effect the Merger. The obligation of Infrasonics to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by Infrasonics:

          (a) NPB shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of NPB contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and Infrasonics shall have received a certificate of the President or an Executive Vice President of NPB as to the satisfaction of this condition.

          (b) Infrasonics shall have received an opinion of Gray Cary Ware & Freidenrich, counsel to Infrasonics, dated the Closing Date, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that NPB and Infrasonics will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering any such opinion, such counsel may require and, to the extent they deem necessary and appropriate, may rely upon representations made in certificates of officers of NPB, Infrasonics, affiliates of the foregoing and others. In addition, Infrasonics shall have received the opinion, dated the Closing Date, of Morrison & Foerster, counsel for NPB, covering the matters set forth in Exhibit 8.2(b).

          (c) There shall not have occurred following the date of this Agreement and prior to the Closing Date any change, or any event involving a prospective change, in NPB's business, assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by NPB to Infrasonics prior to the execution of this Agreement).

          (d) The shares of NPB Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq National Market.

          (e) NPB shall have offered Jim Hitchin employment on the terms and conditions set forth in Exhibit 7.7(d).

     8.3 Conditions to Obligation of NPB to Effect the Merger. The obligation of NPB to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by NPB:

          (a) Infrasonics shall have performed in all material respects its obligations under this Agreement required to be performed and complied with by it at or prior to the Effective Time and the representations and warranties of Infrasonics contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this

     Agreement, and NPB shall have received a Certificate of the Chairman and President or a Vice President of Infrasonics as to the satisfaction of this condition.

          (b) Infrasonics shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Infrasonics or any subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not materially adversely affect the consummation of the transactions contemplated hereby or in the aggregate have a Material Adverse Effect on the Surviving Corporation and its subsidiaries taken as a whole.

          (c) NPB shall have received the opinion of Morrison & Foerster, counsel to NPB, dated the Closing Date and addressed to NPB, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that NPB and Infrasonics will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering any such opinion, such counsel may require and, to the extent they deem necessary and appropriate, may rely upon representations made in certificates of officers of Infrasonics, NPB affiliates of the foregoing and others. In addition, NPB shall have received the opinion, dated the Closing Date, of Gray Cary Ware & Freidenrich, counsel for Infrasonics, covering the matters set forth in Exhibit 8.3(c).

          (d) There shall not have occurred following the date of this Agreement and prior to the Closing Date any change, or any event involving a prospective change, in Infrasonics' business, assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by Infrasonics to NPB prior to the execution of this Agreement).

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of Infrasonics or NPB:

          (a) by mutual written consent of NPB and Infrasonics;

          (b) by either NPB or Infrasonics if the Merger shall not have been consummated on or before October 5, 1996;

          (c) by Infrasonics if there shall have been any material breach of a representation and warranty or material obligation of NPB hereunder and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by NPB of notice in writing from Infrasonics specifying such breach and requesting that it be remedied; provided, that such 10 day period shall be extended for so long as NPB shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure;

          (d) by NPB if there shall have been any material breach of a representation or warranty or material obligation of Infrasonics hereunder and, if such breach is curable, such default shall not have been remedied within 10 days after receipt by Infrasonics of notice in writing from NPB specifying such breach and requesting that it be remedied; provided, that such 10 day period shall be extended for so long as Infrasonics shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure;

          (e) by NPB if the Board of Directors of Infrasonics shall have (i) withdrawn or modified in a manner adverse to NPB its approval or recommendation (or failed to make such recommendation) of this Agreement or the Merger, or shall have resolved to do any of the foregoing, or (ii) recommended an Acquisition Proposal other than the Merger;

          (f) by either NPB or Infrasonics if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (f) shall have used all reasonable efforts to remove such order, decree or ruling;

          (g) by NPB or Infrasonics, upon written notice to the other party, if any approval of the stockholders of Infrasonics required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

          (h) by Infrasonics or NPB, upon written notice to the other party, if any approval of the stockholders of NPB required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meting of stockholders or at any adjournment thereof;

          (i) by Infrasonics, if its Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders under applicable law as advised by independent counsel, determines that such termination is required by reason of another Acquisition Proposal being made with respect to Infrasonics; or

          (j) [Intentionally omitted.]

     9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of either NPB or Infrasonics or their respective officers or directors (except as set forth in Section 7.1(b) hereof and except for Sections 7.11, 9.3, 10.2, 10.6, 10.7, 10.8,
10.9 and 10.11 hereof which shall survive the termination). Moreover, in the event of termination of this Agreement pursuant to Section 9.1(c) or 9.1(d), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Upon request therefor, each party will redeliver or, at the option of the party receiving such request, destroy all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

     9.3 Cancellation Fees; Expenses.

     (a) If at any time (i) Infrasonics shall have entered into an agreement, including without limitation an agreement in principle, with respect to an Acquisition Proposal, other than the Merger contemplated by this Agreement; (ii) Infrasonics shall breach any of the provisions of Section 7.2 above or shall recommend or approve an Acquisition Proposal pursuant to Section 7.2; or (iii) any person, entity or group of persons or entities acting in concert shall acquire beneficial ownership of more than fifteen percent (15%) of the voting securities of Infrasonics as a result of an Acquisition Proposal and, in the case of (i) or (ii), this Agreement is terminated pursuant to Section 9.1(d),
Section 9.1(e), Section 9.1(g) or Section 9.1(i); then NPB shall be entitled to be paid by Infrasonics a fee in cash or immediately available funds of One Million Five Hundred Thousand U.S. Dollars ($1,500,000.00) (the "Cancellation Fee"). The payment of the Cancellation Fee shall be conditioned on there being no material breach of the representations, warranties or obligations of NPB hereunder.

     (b) Infrasonics shall pay to NPB the Cancellation Fee provided in Section 9.3(a) above within ten (10) days of written demand therefor by the NPB. If Infrasonics fails to pay any amount due NPB pursuant to this Section 9.3 when due, Infrasonics shall pay interest thereon, from the date due until the date paid in full, at the Prime Rate as announced from time to time by Bank of America or any successor thereto (the "Prime Rate") and shall reimburse NPB for all reasonable attorneys' fees and other costs and expenses incurred by NPB in collecting such amount from Infrasonics.

     (c) In the event that either Infrasonics or NPB terminates this Agreement pursuant to, respectively, Section 9.1(c) or Section 9.1(d) hereof, then the nonterminating party shall pay to the terminating party the terminating party's reasonable out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal advisors) ("Expense Reimbursement Payment"); provided, however, that the terminating party shall not be entitled to any Expense Reimbursement Payment pursuant to this Section 9.3(c) if at the time of termination the nonterminating party also would have been entitled to terminate this Agreement pursuant to Section 9.1(c) or Section 9.1(d), as applicable.

     9.4 Amendment. This Agreement may be amended by action taken by NPB and Infrasonics at any time before or after approval hereof by the stockholders of Infrasonics, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X
                               GENERAL PROVISIONS

     10.1 Survival of Representations, Warranties and Agreements. No representations, warranties or agreements contained herein shall survive beyond the Effective Time except that the agreements contained in Sections 2.1, 2.2, 2.3, 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 7.7(a), 7.8, 7.9, 7.11, the last sentence of
7.12(a), 10.1, 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8 hereof shall survive beyond the Effective Time, and the agreements of the "affiliates" delivered pursuant to
Section 6.7 shall survive beyond the Effective Time.

     10.2 Brokers.

     (a) Infrasonics represents and warrants to NPB that, (i) except for its financial advisor, Alex. Brown & Sons Incorporated, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Infrasonics and
(ii) a true and complete copy of all engagement letters or agreements between Infrasonics and its subsidiaries and Alex. Brown & Sons Incorporated and between Infrasonics and any third party for whom any amounts payable contingent upon consummation of the Merger, have previously been delivered to NPB.

     (b) NPB represents and warrants to Infrasonics that, (i) except for its financial advisors, Robertson, Stephens & Company, L.P., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NPB and (ii) a true and complete copy of all engagement letters or agreements among NPB and its subsidiaries and Robertson, Stephens & Company, L.P. and between NPB and any third party for whom any amounts payable are contingent upon consummation of the Merger, have previously been delivered to Infrasonics.

     10.3 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a) If to NPB, to:

                NPB Incorporated
                4280 Hacienda Drive
                Pleasanton, California 94288
                Attention: Laureen DeBuono, Esq.
                         Vice President of Human Resources, General
                         Counsel and Corporate Secretary

          with a copy to:

                  Morrison & Foerster
                Twelfth Floor
                19900 MacArthur Boulevard
                Irvine, California 92715
                Attention: Robert M. Mattson, Jr., Esq.

              (b) If to Infrasonics, to:

                 Infrasonics, Inc.
                 3911 Sorrento Valley Boulevard
                 San Diego, California 92121
                 Attention: Jim Hitchin

          with a copy to:

                  Gray Cary Ware & Freidenrich
                4365 Executive Drive, Suite 1600
                San Diego, California 92121
                  Attention: Douglas J. Rein, Esq.

     10.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.5 Entire Agreement; Assignment. This Agreement (including the Exhibit and other documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof and thereof; (b) except for Sections 7.7(a) and (d), 7.8 and 7.9, is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, provided that NPB may assign its rights and obligations hereunder to a direct or indirect subsidiary of NPB, but no such assignment shall relieve NPB, as the case may be, of its obligations hereunder.

     10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

     10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     10.8 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     10.9 Jurisdiction and Venue. Each party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in a state court of Delaware. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Delaware court or to any claim that such Delaware court is an inconvenient forum.

     10.10 Investigation. The respective representations and warranties of NPB and Infrasonics contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

     10.11 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of NPB or Infrasonics, the written consent of the Chief Executive Officer of NPB or Infrasonics, as the case may be, shall be sufficient to constitute such consent.

     IN WITNESS WHEREOF, each of NPB and Infrasonics has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

NELLCOR PURITAN BENNETT
INCORPORATED

By:
        Name: Michael Downey
        Title: Executive Vice President and Chief Financial Officer INFRASONICS, INC.

By:
        Name: Jim Hitchin
        Title: Chairman and President

                                   APPENDIX B

                          ROBERTSON, STEPHENS OPINION

                                                                   March 8, 1996

PRIVILEGED AND CONFIDENTIAL

Board of Directors
Nellcor Puritan Bennett Incorporated
4280 Hacienda Drive
Pleasanton, CA 94588

Members of the Board:

     You have asked our opinion with respect to the fairness to the stockholders of Nellcor Puritan Bennett Incorporated ("NPB"), from a financial point of view and as of the date hereof, of the Exchange Ratio (as defined below), in the proposed merger of Infrasonics, Inc. ("Infrasonics") with an into NPB, pursuant to the Agreement and Plan of Merger, dated as of March 8, 1996 (the "Agreement"). Under the terms of the Agreement, Infrasonics shall be merged with and into NPB. NPB shall be the surviving corporation and the separate existence of Infrasonics shall cease (the "Merger"). In the Merger, each outstanding share of the common stock of Infrasonics will be converted into the right to receive a fraction of a share of Common Stock of NPB determined in accordance with the Agreement. The Initial Exchange Ratio is 0.095, which is subject to adjustment, provided that the exchange ratio cannot increase above 0.112 without NPB's consent. For purposes of this opinion, the "Exchange Ratio" refers to the range of exchange ratios between 0.095 and 0.112, inclusive. Outstanding options to acquire shares of Infrasonics common stock will be converted into options to acquire shares of NPB common stock, adjusted for the Exchange Ratio. The Merger is intended to qualify as a tax-free reorganization and to be accounted for as a "pooling of interests." The terms and conditions of the Merger are set out more fully in the Agreement.

     For purposes of this opinion we have: (i) reviewed financial information on NPB and Infrasonics furnished to us by both companies, including certain internal financial analyses and forecasts prepared by the management of NPB and Infrasonics; (ii) reviewed publicly available information; (iii) held discussions with the management of NPB and Infrasonics concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined, including certain information provided by the management of NPB concerning potential cost savings and synergies that could result from the Merger; (iv) reviewed the Agreement;
(v) reviewed the stock price and trading histories of both companies; (vi) reviewed the exchange ratio implied by historical stock prices of the two companies; (vii) reviewed the contribution by each Company to pro forma combined revenue, gross income, operating income, pretax income and net income; (viii) reviewed the valuations of publicly traded companies that we deemed comparable to Infrasonics; (ix) compared the financial terms of the Merger with other transactions that we deemed relevant; (x) prepared discounted cash flow analyses of Infrasonics; (xi) analyzed the pro forma earnings per share of the combined Company; and (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In connection with rendering our opinion, however, we have not independently verified any of the foregoing information and have assumed that all such information is complete and accurate in all material respects. Furthermore, we did not obtain any independent appraisal of the properties or assets and liabilities of Infrasonics or of any of its subsidiaries, nor were we furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of NPB and Infrasonics that we have reviewed, we have assumed that such forecasts have been reasonably prepared and reflect the best available estimates and judgments of the respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of NPB and Infrasonics. In addition, we have relied upon estimates and judgments of NPB and Infrasonics managements as to the future financial performance of both companies, including the cost savings and synergies resulting from the Merger. The forecasts, estimates and judgments of NPB and Infrasonics on which we relied constitute forward-looking information, are based on numerous factors and events beyond the control of the parties, and are inherently subject to significant uncertainty. Accordingly, actual future results may be materially different from those projected. We also have assumed, with your consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. While we believe that our review, as described within, is an adequate basis for the opinion that we express, this opinion is necessarily based upon market, economic, and other conditions that exist and can be evaluated as of the date of this letter, and on information available to us as of the date hereof.

     Robertson, Stephens & Company is familiar with NPB, having provided certain investment banking services to NPB from time to time, including acting as an underwriter for the initial public offering of shares of the common stock of Nellcor (NPB's predecessor before the merger with Puritan-Bennett Corporation) in May 1987, and acting as financial advisor to Nellcor in its merger with Puritan-Bennett Corporation in August 1995. Robertson, Stephens & Company maintains a market in shares of the common stock of NPB. Furthermore, Robertson, Stephens & Company has acted as financial advisor to NPB in connection with the Merger for which fees are due and payable contingent upon the closing of the Merger.

     It is understood that this letter is for the information of the Board of Directors of NPB only and may not be used for any other purpose without prior written consent. Based upon and subject to the foregoing considerations, it is our opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio is fair to the stockholders of NPB from a financial point of view.

                                          Very truly yours,

                                          ROBERTSON, STEPHENS & COMPANY, LLC

                                          By: Robertson, Stephens & Company
                                          Group, L.L.C.

                                          --------------------------------------
                                          Authorized Signatory

                                   APPENDIX C

                              ALEX. BROWN OPINION

                            [ALEX. BROWN LETTERHEAD]

                                                                    May 14, 1996

Board of Directors
Infrasonics, Inc.
3991 Sorrento Valley Boulevard
San Diego, CA 92121

Dear Board of Directors:

     Infrasonics, Inc. (the "Company") and Nellcor Puritan Bennett Incorporated (the "Buyer") propose to enter into an agreement (the "Agreement") pursuant to which the Company will be merged with the Buyer in a transaction (the "Merger") in which each outstanding share of the Company's Common Stock, no par value (the "Company Common Stock"), will be converted into the right to receive shares of the common stock of the Buyer, par value $0.001 (the "Buyer Common Stock").

     Pursuant to the Agreement, each share of Company Common Stock shall be converted into the right to receive that fraction of a share of Buyer Common stock equal to the Exchange Ratio which shall be calculated as follows: 1) if the Closing Market Value (as defined in the Agreement) is greater than or equal to $65.77 and less than or equal to $75.77, the Exchange Ratio will be 0.095; 2) if the Closing Market Value is grater than $75.77, the Exchange Ratio will be the quotient of (i) $7.20 divided by (ii) the Closing Market Value, rounded to the nearest one-one thousandth of a share; and 3) if the Closing Market Value is less than $65.77 the Exchange Ratio will be the quotient of (i) $6.25 divided by
(ii) the Closing Market Value, rounded to the nearest one-one thousandth of a share. We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax free transaction for the stockholders of the Company. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the Company's stockholders.

     Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. Alex. Brown regularly publishes research reports regarding the medical equipment and devices industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of business, Alex. Brown may actively trade the securities of both the Company and the Buyer for our own account and the account of our customers and, accordingly, may at any time hold a long or short portion in securities of the Company and the Buyer.

     In connection with our opinion, we have reviewed certain publicly available financial information concerning the Buyer and the Company and internal financial analyses and other information regarding the Company, furnished to us by the Company. We have also held discussions with the senior management of the Company regarding the business and prospects of the Company and the joint prospects of the combined company. In addition, we have (i) reviewed reported prices and trading activity for the Company Common Stock and for the Buyer Common Stock, (ii) compared certain financial and stock market information for the Company and the Buyer with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of a final draft of the Agreement dated March 8, and

(v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of the Company, we have assumed that such information reflects the best currently available estimates and judgments of management of the Company as to the likely future financial performance of the Company and of the combined company. In addition, we have not made an independent evaluation or appraisal of the assets of the Company and Buyer, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of the Company and do not constitute a recommendation to the Company's stockholders as to how they should vote at the stockholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the Company's stockholders.

                                          Very truly yours,

                                          ALEX. BROWN & SONS INCORPORATED

                                          By:
                                                     Managing Director

                                   APPENDIX D

                              FORM OF AMENDMENT TO
                            NELLCOR PURITAN BENNETT
                          CERTIFICATE OF INCORPORATION

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION

     Nellcor Puritan Bennett Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Nellcor Puritan Bennett Incorporated resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

     RESOLVED, that the Restated Certificate of Incorporation of this Company be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

          A. The total number of shares of all classes of stock that the Company is authorized to issue is one hundred fifty five million (155,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of Common Stock, with a par value of one-tenth of one cent ($0.001), and five million (5,000,000) shares of Preferred Stock, with a par value of one-tenth of one cent ($0.001).

          B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     RESOLVED FURTHER, that upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware at 4:30 p.m. Eastern Time on such date (the "Effective Date"), each share of the Company's Common Stock issued and outstanding and each share of the Company's Common Stock issued and held in the treasury of the Company as of the record date shall be converted into two shares, fully paid and nonassessable, of Common Stock, with the same rights and privileges, and each security exchangeable for or convertible into one share of Common Stock shall be converted into the right to receive two shares of Common Stock.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said Corporation was duly called and held, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Nellcor Puritan Bennett Incorporated has caused this certificate to be signed by C. Raymond Larkin, Jr., its President and Chief
Executive Officer and authorized executive officer, this      day of           ,
1996.

                                          By:
                                                  C. RAYMOND LARKIN, JR.,
                                               President and Chief Executive
                                                           Officer

                                   APPENDIX E

                               CHAPTER 13 OF THE
                          CALIFORNIA CORPORATIONS CODE

                 CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE

SEC. 1300 CORPORATE PURCHASE OF DISSENTING SHARES

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the date before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commission of Corporations under the subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that his provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.
    History: Amended by Stats 1993 Ch 543 sec. 13.

SEC. 1301 NOTICE TO DISSENTING SHAREHOLDERS; DEMAND FOR PURCHASE OF SHARES

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the share-holder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.
    History: Amended by Stats 1980 Ch 1155.

SEC. 1302 SHAREHOLDER CERTIFICATES OR NOTICE; TIME LIMIT FOR SUBMISSION

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.
    History: Amended by Stats 1986 Ch 766 sec. 23.

SEC. 1303 AGREED PRICE; INTEREST; FILING OF AGREEMENTS; TIME FOR PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.
    History: Amended by Stats 1987 Ch. 766 sec. 24.

SEC. 1304 ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING OR TO DETERMINE FAIR
          MARKET VALUE

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is an issue, the court shall first determine that issue. If the fair market value of the dissenting shares is an issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.
    History: Enacted by Stats 1975 Ch 682.

SEC. 1305 APPRAISER'S REPORT

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within a time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at a legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities, and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal costs exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).
    History: Amended by Stats 1986 Ch 766 sec. 25.

SEC. 1306 HOLDERS OF DISSENTING SHARES AS CREDITORS

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.
    History: Enacted by Stats 1975 Ch 682.

SEC. 1307 DIVIDENDS ON DISSENTING SHARES AFTER APPROVAL DATE

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.
    History: Enacted by Stats 1975 Ch 682.

SEC. 1308 RIGHTS IN DISSENTING SHARES PRIOR TO DETERMINATION OF FAIR MARKET
VALUE

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.
    History: Enacted by Stats 1975 Ch. 682.

SEC. 1309 TERMINATION OF DISSENTING SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.
    History: Enacted by Stats 1975 Ch 682.

SEC. 1310 LITIGATION; SUSPENSION OF PROCEEDINGS

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.
    History: Enacted by Stats 1975 Ch 682.

SEC. 1311 SHARES SPECIFYING AMOUNT IN EVENT OF MERGER OR REORGANIZATION

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.
    History: Amended by Stats 1988 Ch 919 sec. 8.

SEC. 1312 ATTACK ON VALIDITY OF MERGER OR REORGANIZATION

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.
    History: Amended by Stats 1988 Ch 919 sec. 8.

                                   APPENDIX F

                ILLUSTRATIVE CALCULATIONS OF EXCHANGE RATIO AND
                           TOTAL SHARES OF NPB STOCK
                               ISSUABLE IN MERGER

                                   APPENDIX F

     Based on the April 29, 1996 capitalization of NPB and Infrasonics, the following table indicates, at various Closing Market Values, the resulting Exchange Ratios, the approximate number of shares of NPB Common Stock to be issued in the Merger and the percentage of NPB Common Stock immediately after the Merger represented by the shares issued to Infrasonic shareholders.

     The information presented in this Appendix F is not intended as an estimate or projection of the Closing Market Value or the number of shares of NPB Common Stock that an Infrasonics shareholder may ultimately receive in the Merger. The actual Exchange Ratio will be based upon the average of the closing price of NPB Common Stock for the ten trading days preceding the fifth trading day before the Special Meetings. Because the aggregate number of shares of NPB Common Stock to be received in the Merger is dependent upon the market price of NPB Common Stock during the Exchange Ratio valuation period, fluctuations in the market value of NPB Common Stock during that valuation period will impact the number of shares of NPB Common Stock received in the Merger in exchange for each outstanding share of Infrasonics Common Stock. As a result, the market value of NPB Common Stock that the shareholders of Infrasonics ultimately receive could be more or less than its market value on the date of this Joint Proxy Statement/Prospectus or on the date of the Special Meetings. NPB stockholders and Infrasonics shareholders are advised to obtain current market quotations for Infrasonics Common Stock. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF NPB COMMON STOCK AT ANY TIME BEFORE THE EFFECTIVE TIME OR AS TO THE MARKET PRICE OF NPB COMMON STOCK AT ANY TIME THEREAFTER.


                                                                                    APPROXIMATE VALUE
           NPB                                              % OWNERSHIP               OF NPB COMMON
          CLOSING                  APPROXIMATE           OF NPB REPRESENTED          STOCK PER SHARE
          MARKET    EXCHANGE      NO. OF SHARES         BY SHARES ISSUED TO          OF INFRASONICS
          VALUE      RATIO       TO BE ISSUED(1)     INFRASONIC SHAREHOLDERS(2)       COMMON STOCK
          ------    --------     ---------------     --------------------------     -----------------
          $40.00     0.156x         1,652,819                    5.4%                     $6.25
          $42.00     0.149x         1,574,113                    5.2%                      6.25
          $44.00     0.142x         1,502,563                    5.0%                      6.25
          $46.00     0.136x         1,437,234                    4.8%                      6.25
          $48.00     0.130x         1,377,349                    4.6%                      6.25
          $50.00     0.125x         1,322,255                    4.4%                      6.25
          $52.00     0.120x         1,271,399                    4.2%                      6.25
          $54.00     0.116x         1,224,310                    4.1%                      6.25
          $56.00     0.112x         1,160,585                    3.9%                      6.25
          $58.00     0.108x         1,139,875                    3.8%                      6.25
          $60.00     0.104x         1,101,879                    3.7%                      6.25
          $62.00     0.101x         1,066,335                    3.6%                      6.25
          $64.00     0.098x         1,033,012                    3.5%                      6.25
          $66.00     0.095x         1,005,211                    3.4%                      6.27
          $68.00     0.095x         1,005,211                    3.4%                      6.46
          $70.00     0.095x         1,005,211                    3.4%                      6.65
          $72.00     0.095x         1,005,211                    3.4%                      6.84
          $74.00     0.095x         1,005,211                    3.4%                      7.03
          $76.00     0.095x         1,002,130                    3.4%                      7.20


- ---------------
(1) Based on 10,783,400 shares of Infrasonics Common Stock issued and outstanding as of April 29, 1996. Excludes outstanding options to purchase such stock.

(2) Based on 28,790,761 shares of NPB Common Stock issued and outstanding as of April 29, 1996. Excludes outstanding options to purchase such stock.

                               INFRASONICS, INC.
                         3911 SORRENTO VALLEY BOULEVARD
                          SAN DIEGO, CALIFORNIA 92121


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS OF INFRASONICS, INC. TO BE HELD ON JUNE 27, 1996.



    The undersigned hereby appoints Jim Hitchin and Fred McGee, each with full power of substitution, as proxy of the undersigned, to attend the Special Meeting of Shareholders of INFRASONICS, INC. (the "Company") to be held at the offices of the Company, 3911 Sorrento Valley Boulevard, San Diego, California 92121, commencing at 11:00 a.m. local time, and at any and all adjournments thereof, and to vote all Common Stock of the Company, as designated on the reverse side of this proxy, with all powers the undersigned would possess if personally present at the meeting.


    This Proxy will be voted or withheld from being voted in accordance with the instructions specified. Where no choice is specified, the Proxy will confer discretionary authority and will be voted FOR approval of Proposal 1. This Proxy confers authority for the above named persons to vote in his or her discretion with respect to amendments or variations to the matters identified in the notice of meeting accompanying this Proxy and other matters which may properly come before this meeting, other than the person designated in this form of proxy. Such right may be exercised by inserting the name of such person in the blank space provided.

                                                              [SEE REVERSE SIDE]
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

/X/    PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

    1. APPROVAL of the Merger Proposal pursuant to which the Company would merge into Nellcor Puritan Bennett Incorporated.
                    / / FOR        / / AGAINST        / / ABSTAIN

                                                   Date: , 1996.

                                                   Please sign, date and return
                                                   the proxy card promptly in
                                                   the enclosed envelope.

                                                   -----------------------------
                                                         Please Sign Here

                                                   -----------------------------
                                                    Signature (if held jointly)

    NOTE: Please sign exactly as name appears on stock certificate. When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.

                      NELLCOR PURITAN BENNETT INCORPORATED
                              4280 HACIENDA DRIVE
                          PLEASANTON, CALIFORNIA 94588

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
P          SPECIAL MEETING OF STOCKHOLDERS OF NELLCOR PURITAN BENNETT
                    INCORPORATED TO BE HELD ON JUNE 27, 1996
R
        The undersigned hereby appoints C. Raymond Larkin, Laureen DeBuono and
O Michael Downey, each with full power of substitution, as proxy of the undersigned, to attend the Special Meeting of Stockholders of NELLCOR PURITAN
X BENNETT INCORPORATED (the "Company") to be held at the offices of the Company, 4280 Hacienda Drive, Pleasanton, California 94588, commencing at
Y 11:00 a.m. local time, and at any and all adjournments thereof, and to vote all Common Stock of the Company, as designated on the reverse side of this proxy, with all powers the undersigned would possess if personally present at the meeting.

        THIS PROXY WILL BE VOTED OR WITHHELD FROM BEING VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL CONFER DISCRETIONARY AUTHORITY AND WILL BE VOTED FOR APPROVAL OF PROPOSALS 1 AND 2. THIS PROXY CONFERS AUTHORITY FOR THE ABOVE NAMED PERSONS TO VOTE IN HIS OR HER DISCRETION WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE NOTICE OF MEETING ACCOMPANYING THIS PROXY AND OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. A STOCKHOLDER HAS THE RIGHT TO APPOINT A PERSON, WHO NEED NOT BE A STOCKHOLDER, TO ATTEND AND ACT ON HIS OR HER BEHALF AT THE MEETING, OTHER THAN THE PERSON DESIGNATED IN THIS FORM OF PROXY. SUCH RIGHT MAY BE EXERCISED BY INSERTING THE NAME OF SUCH PERSONS IN THE BLANK SPACE PROVIDED.

                                                                    SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE

                                  DETACH HERE

/X/ Please mark
    votes as in
    this example.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

    1. APPROVAL of the Merger Proposal pursuant to which Infrasonics, Inc. would merge into the Company.

                                                FOR     AGAINST     ABSTAIN
                                                / /       / /         / /

    2. APPROVAL of an increase in the authorized number of shares and a two-for-one stock split of the Company's Common Stock.

                                                FOR     AGAINST     ABSTAIN
                                                / /       / /         / /

                                        MARK HERE / /
                                      FOR ADDRESS
                                       CHANGE AND
                                     NOTE AT LEFT

                        Please sign, date and return the proxy card promptly in the enclosed envelope.

                        NOTE: Please sign exactly as name appears on stock certificate. When signing as executor, administrator, attorney, trustee or guardian please give your full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.

Signature ___________________ Date _____________

Signature ___________________ Date _____________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL") which provides for indemnification of directors and officers in certain circumstances.

     The Registrant's Certificate of Incorporation provides that a director of Registrant will not be personally liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director of Registrant except for liability (i) for any breach of such director's duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL (unlawful payment of dividends) or (iv) for any transaction from which such director derived an improper personal benefit.

     Registrant is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director or officer of Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Registrant's Bylaws provide that Registrant shall indemnify its directors, and may indemnify its officers, to the full extent permitted by law.

     The Registrant has entered into agreements with certain directors and officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts to the fullest extent permitted by law incurred in connection with any proceeding to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted honestly and in good faith with a view to the best interests of the corporation.

     There are directors' and officers' liability insurance policies presently in force insuring directors and officers of the Registrant and its subsidiaries.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
- -----------   --------------------------------------------------------------------------------
      2.1     Amended and Restated Agreement and Plan of Merger, dated as of May 14, 1996 by and between Registrant and Infrasonics, Inc. (included as Appendix A to the
              Joint Proxy Statement/Prospectus).
      3.1     Restated Certificate of Incorporation of Registrant (filed as Exhibit 3.1 to the
              Report on Form 10-Q for the period ended October 1, 1995 and incorporated herein by reference).
      3.2     Certificate of Determination of Preferences of Series A Junior Participating
              Preferred Stock (filed as Exhibit 3.2 to the Report on Form 10-K for the year ended July 7, 1991 and incorporated herein by reference).
      3.3     By-laws of Registrant, as amended (filed as Exhibit 3.3 to the Report on Form
              10-K for the year ended July 3, 1994 and incorporated herein by reference).

      4.1     Rights Agreement, dated as of September 1, 1992, between Registrant and The
              First National Bank of Boston, as Rights Agent (incorporated by reference to
              Exhibit 2.1 of Amendment No. 1 to the Registrants' Registration Statement on
              Form 8-A filed with the Commission on July 13, 1995). Reference is also made to
              Exhibits 3.1, 3.2 and 3.3.

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
- -----------   --------------------------------------------------------------------------------
      4.2     Credit Agreement, dated as of November 16, 1994, entered into by Registrant, the
              Banks Named Therein and ABN AMRO Bank N.V., San Francisco International Branch,
              as Agent (filed as Exhibit 10.1 to the Report on Form 10-Q for the period ended
              January 1, 1995 and incorporated herein by reference).
      5.1     Opinion of Morrison & Foerster LLP.
      8.1     Tax Opinion of Morrison & Foerster LLP.
      8.2     Tax Opinion of Gray Cary Ware & Freidenrich.
     10.1     Lease Agreement dated August 17, 1983 between Registrant and
              Crow-Spieker-Singleton #87, together with Lease Amendment No. One thereto, dated
              January 3, 1994, Lease Amendment No. Two thereto, dated as of May 5, 1986, and related letters dated July 31, 1984 and October 15, 1984 (filed as Exhibit 10.1 to Form S-1 Registration Statement No. 33-8211, filed August 22, 1986 and incorporated herein by reference).
     10.2     Lease Agreement dated March 31, 1986 between Registrant and
              Crow-Spieker-Singleton #115 (filed as Exhibit 10.2 to Form S-1 Registration
              Statement No. 33-8211, filed August 22, 1986 and incorporated herein by reference).
     10.3     Letters dated June 17, 1987 and April 28, 1987 relating to the terms of the
              Lease Agreement listed as Exhibits 10.1 and 10.2 (filed as Exhibit 10.4 to the
              Report on Form 10-K for the year ended June 28, 1987 and incorporated herein by reference).
     10.4     Lease Agreement dated October 21, 1987 between Registrant and
              Crow-Spieker-Singleton #87 (filed as Exhibit 19.1 to the Report on Form 10-Q for the period ended December 27, 1987 and incorporated herein by reference).
     10.5     Lease Agreement dated July 10, 1989 between Registrant and Baja de Mar, S.A. de
              C.V. (filed as Exhibit 10.14 to the Report on Form 10-K for the year ended July
              2, 1989 and incorporated herein by reference).
     10.6     Lease Agreement dated February 1, 1990 between Registrant and Eastlake
              Development Company (filed as Exhibit 19.1 to the Report on Form 10-Q for the period ended April 1, 1990 and incorporated hereby by reference).
     10.7     First Amendment dated September 26, 1990 to Lease Agreement listed as Exhibit
              10.6 (filed as Exhibit 10.13 to the Report on Form 10-K for the year ended July
              1, 1990 and incorporated herein by reference).
     10.8     Lease Agreement dated April 18, 1991 between Registrant and Britannia
              Developments, Inc. (filed as Exhibit 10.8 to the Report on Form 10-K for the year ended July 7, 1991 and incorporated herein by reference) and the First
              Amendment to the Lease Agreement dated February 13, 1992 between the Registrant and Britannia Developments, Inc.
     10.9     Settlement Agreement effective as of June 1, 1986 between Registrant and The BOC
              Group (portions with respect to which confidentiality has been requested were filed separately with the request for confidential treatment) (filed as Exhibit
              10.4 to Amendment No. 3 to Form S-1 Registration Statement No. 33-8211, filed
              April 16, 1987 and incorporated herein by reference).
    10.10     Settlement Agreement dated as of December 15, 1986 between Registrant and Robert
              F. Shaw and related documents (filed as Exhibit 10.21 to Amendment No. 3 to Form
              S-1 Registration Statement No. 33-8211, filed April 16, 1987 and incorporated herein by reference).
   *10.11     Registrant's 1982 Incentive Stock Option Plan, as amended (filed as Exhibit 10.
              16 to the Report on Form 10-K for the year ended June 26, 1988 and incorporated herein by reference), and forms of documents in connection with the 1982 Plan
              (filed as Exhibit 28.1 to Amendment No. 1 to Form S-8 Registration Statement No.
              33-16590, filed August 31, 1987 and incorporated herein by reference).

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
- -----------   --------------------------------------------------------------------------------
   *10.12     Registrant's 1985 Equity Incentive Plan, as amended (filed as Exhibit 10.22 to the Report on Form 10-K for the year ended July 1, 1990 and incorporated herein by reference) and forms of documents used in connection with the 1985 Plan
              (filed as Exhibit 10.22 to the Report on Form 10-K for the year ended July 1,
              1990 and incorporated herein by reference).
   *10.13     Registrant's 1988 Stock Option Plan for Non-Employee Directors and forms of documents used in connection with such Plan, as amended (filed as Exhibit 10.13 to the Report on Form 10-K for the year ended July 7, 1991 and incorporated herein by reference).
   *10.14     Registrant's 1991 Equity Incentive Plan (filed as Exhibit 10.14 to the Report on
              Form 10-K for the year ended July 7, 1991 and incorporated herein by reference).
   *10.15     Notice of Grant of Stock Options and Stock Option Grant Agreement dated March
              30, 1988 between Registrant and Frederick M. Grafton (filed as Exhibit 10.21 to the Report on Form 10-K for the year ended June 26, 1988 and incorporated herein by reference).
    10.16     Fourth Amended Registration Rights Agreement dated as of December 31, 1984,
              January 15, 1985, March 6, 1985, March 29, 1985 and April 19, 1985 between
              Registrant and certain purchasers of its securities (filed as Exhibit 10.15 to
              Form S-1 Registration Statement No. 33-8211, filed August 22, 1986 and incorporated herein by reference).
    10.17     Amendment to Fourth Amended Registration Rights Agreement listed as Exhibit
              10.16 dated as of August 19, 1986 (filed as Exhibit 10.21 to Amendment No. 1 to
              Form S-1 Registration Statement No. 33-8211, filed September 10, 1986 and incorporated herein by reference).
    10.18     Second Amendment to Fourth Amended Registration Rights Agreement listed as
              Exhibit 10.16 dated as of December 24, 1986 (filed as Exhibit 10.20 to Amendment
              No. 3 to Form S-1 Registration Statement No. 33-8211, filed April 16, 1987 and incorporated herein by reference).
   *10.19     Indemnification Agreement dated as of June 17, 1986 between Registrant and
              Robert S. Smith (filed as Exhibit 10.16 to Form S-1 Registration Statement No.
              33-8211, filed August 22, 1986, and incorporated herein by reference).
   *10.20     Form of Indemnification Agreement entered into between Registrant and each of its directors, current officers and one former officer (filed as Exhibit 10.22 to Amendment No. 3 to Form S-1 Registration Statement No. 33-8211, filed April
              16, 1987 and incorporated herein by reference).
    10.21     License Agreement between Registrant and Andros Analyzers Incorporated dated
              October 30, 1987 (portions with respect to which confidentiality has been requested were filed separately with the request for confidential treatment)
              (Filed as Exhibit 10.37 to the Report on Form 10-K for the year ended June 26,
              1988 and incorporated herein by reference).
   *10.22     Letter agreement between Registrant and Paul J. Malloy, dated September 11, 1989
              (filed as Exhibit 10.18 to the Report on Form 10-K for the year ended July 2,
              1989 and incorporated herein by reference), letter agreement between Registrant and James E. Corenman, dated May 19, 1989 (filed as Exhibit 10.19 to the Report on Form 10-K for the year ended July 2, 1989 and incorporated herein by reference), letter agreement and letter of indemnification between Registrant and Robert S. Smith dated August 5, 1989 (filed as Exhibit 10.20 to the Report on Form 10-K for the year ended July 2, 1989 and incorporated herein by reference), letter agreement between Registrant and Charles C. Wilson dated
              October 5, 1989 (filed as Exhibit 10.35 to the Report on Form 10-K for the period ended July 1, 1990 and incorporated herein by reference), letter agreement between Registrant and L. Jack Lloyd dated March 16, 1990 (filed as
              Exhibit 10.36 to the Report on Form 10-K for the period ended July 1, 1990 and incorporated herein by reference) and letter agreement between Registrant and
              Tibor Foldvari dated June 27, 1990 (filed as Exhibit 10.37 to the Report on Form
              10-K for the period ended July 1, 1990 and incorporated herein by reference).

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
- -----------   --------------------------------------------------------------------------------
   *10.23     Agreement and General Release dated as of July 24, 1991 between Registrant and
              Lauren F. Yazolino (filed as Exhibit 10.23 to the Report on Form 10-K for the year ended July 7, 1991 and incorporated herein by reference) and the First
              Amendment to the Agreement and General Release dated May 1, 1992.
   *10.24     Employment Agreement dated effective as of May'23, 1989 between Registrant and
              Virginia Perry, Vice President, Quality Assurance and Regulatory Affairs (filed as Exhibit 10.38 to the Report on Form 10-K for the period ended July 1, 1990 and incorporated herein by reference).
   *10.25     Employment Agreement dated as of September 2, 1991 between Registrant and
              Theodore H. Toch, Vice President and General Manager, Instruments (filed as
              Exhibit 10.25 to the Report on Form 10-K for the year ended July 7, 1991 and incorporated herein by reference).
    10.26     Agreement and Plan of Reorganization dated as of March 2, 1990 by and among
              Registrant, Nellcor Merger Corporation, Radiant Systems, Inc., Jeffrey J.
              Alholm, and Edward Kleban and related Letter Agreement and Exchange Agreement
              (filed as Exhibits 19.2, 19.3 and 19.4 to the Report on Form 10-Q for the period ended April 1, 1990 and incorporated herein by reference).
    10.27     Buy-Sell Agreement for Rights and Products between Registrant and Colin Medical
              Instruments dated April 23, 1990, as amended July 24, 1990 (filed as Exhibit
              10.34 to the Report on Form 10-K for the period ended July 1, 1990 and incorporated herein by reference).
    10.28     Amendment dated February 8, 1991 to the Buy-Sell Agreement for the Rights and
              Products listed as Exhibit 10.27 (filed as Exhibit 10.28 to the Report on Form
              10-K for the period ended July 7, 1991 and incorporated herein by reference) and the Third Amendment dated June 1, 1992 to the Buy-Sell Agreement aforementioned.
    10.29     Stock Purchase Agreement dated August 12, 1991 among Registrant, EdenTec
              Corporation and the Stockholders and Optionholders of EdenTec Corporation and
              related Employment Agreements between Registrant and Edward Schuck and Bruce
              Bowman, respectively (filed as Exhibit 10.29 to the Report on Form 10-K for the year ended July 7, 1991 and incorporated herein by reference).
    10.30     Asset Purchase Agreement dated September 20, 1991 among Registrant, Fenem, Inc.,
              Carl Fehder, M.D. and Edward Nemerovsky (filed as Exhibit 10.30 to the Report on
              Form 10-K for the year ended July 7, 1991 and incorporated herein by reference).
   *10.31     Letter agreement dated November 1, 1992, regarding Offer of Employment between
              Registrant and David J. Illingworth (filed as Exhibit 10.31 to the Report on
              Form 10-K for the year ended July 4, 1993 and incorporated herein by reference).
   *10.32     Promissory Note secured by Deed of Trust, dated February 18, 1993 made by David
              J. Illingworth in favor of Registrant (filed as Exhibit 10.32 to the Report on
              Form 10-K for the year ended July 4, 1993 and incorporated herein by reference).
   *10.33     Separation Agreement and General Release between Registrant and Theodore H. Toch dated as of January 15, 1993 (filed as Exhibit 10.33 to the Report on Form 10-K for the year ended July 4, 1993 and incorporated herein by reference).
   *10.34     Separation Agreement and General Release between Registrant and Walter J.
              McBride dated as of March 9, 1993 (filed as Exhibit 10.34 to the Report on Form
              10-K for the year ended July 4, 1993 and incorporated herein by reference).
   *10.35     Separation Agreement between Registrant and Robert M. Johnson dated November 24,
              1993 (filed as Exhibit 10.35 to the Report on Form 10-K for the year ended July
              3, 1994 and incorporated herein by reference).
   *10.36     Agreement between Registrant and Virginia Perry dated March 16, 1994 (filed as
              Exhibit 10.36 to the Report on Form 10-K for the year ended July 3, 1994 and incorporated herein by reference).

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
- -----------   --------------------------------------------------------------------------------
   *10.37     Separation Agreement between Registrant and Julio Guardado dated May 16, 1994
              (filed as Exhibit 10.37 to the Report on Form 10-K for the year ended July 3,
              1994 and incorporated herein by reference).
   *10.38     Separation Agreement between Registrant and Patricia E. Bashaw dated May 27,
              1994 (filed as Exhibit 10.38 to the Report on Form 10-K for the year ended July
              3, 1994 and incorporated herein by reference).
   *10.39     Agreement between Registrant and David L. Schlotterbeck dated June 13, 1994
              (filed as Exhibit 10.39 to the Report on Form 10-K for the year ended July 3,
              1994 and incorporated herein by reference).
   *10.40     Forms of Chief Executive Officer, Executive Officer and Key Employee Severance
              Agreements (filed as Exhibits 10.2, 10.3 and 10.4 to the Report on Form 10-Q for
              the period ended January 1, 1995 and incorporated herein by reference).
   *10.41     Registrant's 1994 Equity Incentive Plan, as amended (filed as Exhibit 4.5 to
              Form S-8 Registration Statement No. 33-87490 and incorporated herein by reference).
   *10.42     Registrant's 1995 Merger Stock Incentive Plan (filed as Exhibit 4.5 to Form S-8
              Registration Statement No. 33-62465 and incorporated herein by reference).
     21.1     List of Subsidiaries (filed as Exhibit 21.1 to the Report on Form 10-K for the year ended July 3, 1994 and incorporated herein by reference).
     23.1     Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
     23.2     Consent of Morrison & Foerster LLP (included in Exhibit 8.1).
     23.3     Consent of Gray Cary Ware & Freidenrich (included in Exhibit 8.2).
     23.4     Consent of Price Waterhouse LLP.
     23.5     Consent of Ernst & Young LLP.
     24.1     Power of Attorney of certain officers and directors (included in Part II to the
              Registration Statement).

- ---------------

* An asterisk next to the number of an exhibit indicates that the exhibit is a management contract or compensatory plan or arrangement.

ITEM 22. UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 (the "Act") and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of the Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Registrant being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (5) Insofar as indemnification for liabilities arising under the act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraph (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PLEASANTON, STATE OF CALIFORNIA, ON THE 29TH DAY OF MAY 1996.

                                            NELLCOR PURITAN BENNETT

                                            By: /s/ C. RAYMOND LARKIN, JR.
                                              C. Raymond Larkin, Jr.
                                              President and Chief Executive
                                                Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW, CONSTITUTES AND APPOINTS J. RAYMOND LARKIN, JR., MICHAEL P. DOWNEY AND LAUREEN DEBUONO, JOINTLY AND SEVERALLY, ATTORNEYS-IN-FACT AND AGENTS, EACH WITH FULL POWER OF SUBSTITUTION, FOR HIM OR HER IN ANY AND ALL CAPACITIES TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, AND ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH OF SAID ATTORNEYS-IN-FACT AND AGENTS, OR HIS OR THEIR SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

               SIGNATURES                             TITLE                       DATE
- ----------------------------------------  ------------------------------  --------------------
  /s/ C. RAYMOND LARKIN, JR.              Director, President and Chief       May 29, 1996
  C. RAYMOND LARKIN, JR.                  Executive Officer (Principal
                                          Executive Officer)
  /s/ BURTON A. DOLE, JR.                 Director, Chairman of the           May 29, 1996
  BURTON A. DOLE, JR.                     Board
  /s/ MICHAEL P. DOWNEY                   Executive Vice President and        May 29, 1996
  MICHAEL P. DOWNEY                       Chief Financial Officer
                                          (Principal Financial &
                                          Accounting Officer)
  /s/ ROBERT J. GLASER, M.D.              Director                            May 29, 1996
  ROBERT J. GLASER, M.D.
__                                        Director                            May   , 1996
  FREDERICK M. GRAFTON
  /s/ DONALD L. HAMMOND                   Director                            May 29, 1996
  DONALD L. HAMMOND
  /s/ RISA J. LAVIZZO-MOUREY, M.D.        Director                            May 29, 1996
  RISA J. LAVIZZO-MOUREY, M.D.
  /s/ THOMAS A. MCDONNELL                 Director                            May 29, 1996
  THOMAS A. MCDONNELL
  /s/ WALTER J. MCNEMEY                   Director                            May 29, 1996
  WALTER J. MCNEMEY
  /s/ EDWIN E. VAN BRONKHORST             Director                            May 29, 1996
  EDWIN E. VAN BRONKHORST

                               INDEX TO EXHIBITS


                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
EXHIBIT NO.                         DESCRIPTION OF EXHIBIT                             PAGE
- -----------   -------------------------------------------------------------------  ------------
      2.1     Amended and Restated Agreement and Plan of Merger, dated as of May
              14, 1996 by and between Registrant and Infrasonics, Inc. (included as Appendix A to the Joint Proxy Statement/Prospectus).
      3.1     Restated Certificate of Incorporation of Registrant (filed as
              Exhibit 3.1 to the Report on Form 10-Q for the period ended October
              1, 1995 and incorporated herein by reference).
      3.2     Certificate of Determination of Preferences of Series A Junior
              Participating Preferred Stock (filed as Exhibit 3.2 to the Report on Form 10-K for the year ended July 7, 1991 and incorporated herein by reference).
      3.3     By-laws of Registrant, as amended (filed as Exhibit 3.3 to the
              Report on Form 10-K for the year ended July 3, 1994 and
              incorporated herein by reference).
      4.1     Rights Agreement, dated as of September 1, 1992, between Registrant and The First National Bank of Boston, as Rights Agent
              (incorporated by reference to Exhibit 2.1 of Amendment No. 1 to the
              Registrants' Registration Statement on Form 8-A filed with the
              Commission on July 13, 1995). Reference is also made to Exhibits
              3.1, 3.2 and 3.3.
      4.2     Credit Agreement, dated as of November 16, 1994, entered into by
              Registrant, the Banks Named Therein and ABN AMRO Bank N.V., San
              Francisco International Branch, as Agent (filed as Exhibit 10.1 to the Report on Form 10-Q for the period ended January 1, 1995 and incorporated herein by reference).
      5.1     Opinion of Morrison & Foerster LLP.
      8.1     Tax Opinion of Morrison & Foerster LLP.
      8.2     Tax Opinion of Gray Cary Ware & Freidenrich.
     10.1     Lease Agreement dated August 17, 1983 between Registrant and
              Crow-Spieker-Singleton #87, together with Lease Amendment No. One thereto, dated January 3, 1994, Lease Amendment No. Two thereto, dated as of May 5, 1986, and related letters dated July 31, 1984 and October 15, 1984 (filed as Exhibit 10.1 to Form S-1
              Registration Statement No. 33-8211, filed August 22, 1986 and incorporated herein by reference).
     10.2     Lease Agreement dated March 31, 1986 between Registrant and
              Crow-Spieker-Singleton #115 (filed as Exhibit 10.2 to Form S-1
              Registration Statement No. 33-8211, filed August 22, 1986 and incorporated herein by reference).
     10.3     Letters dated June 17, 1987 and April 28, 1987 relating to the terms of the Lease Agreement listed as Exhibits 10.1 and 10.2
              (filed as Exhibit 10.4 to the Report on Form 10-K for the year ended June 28, 1987 and incorporated herein by reference).
     10.4     Lease Agreement dated October 21, 1987 between Registrant and Crow-
              Spieker-Singleton #87 (filed as Exhibit 19.1 to the Report on Form
              10-Q for the period ended December 27, 1987 and incorporated herein by reference).
     10.5     Lease Agreement dated July 10, 1989 between Registrant and Baja de
              Mar, S.A. de C.V. (filed as Exhibit 10.14 to the Report on Form
              10-K for the year ended July 2, 1989 and incorporated herein by reference).

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
EXHIBIT NO.                         DESCRIPTION OF EXHIBIT                             PAGE
- -----------   -------------------------------------------------------------------  ------------
     10.6     Lease Agreement dated February 1, 1990 between Registrant and
              Eastlake Development Company (filed as Exhibit 19.1 to the Report on Form 10-Q for the period ended April 1, 1990 and incorporated hereby by reference).
     10.7     First Amendment dated September 26, 1990 to Lease Agreement listed as Exhibit 10.6 (filed as Exhibit 10.13 to the Report on Form 10-K for the year ended July 1, 1990 and incorporated herein by reference).
     10.8     Lease Agreement dated April 18, 1991 between Registrant and
              Britannia Developments, Inc. (filed as Exhibit 10.8 to the Report on Form 10-K for the year ended July 7, 1991 and incorporated herein by reference) and the First Amendment to the Lease Agreement dated February 13, 1992 between the Registrant and Britannia
              Developments, Inc.
     10.9     Settlement Agreement effective as of June 1, 1986 between
              Registrant and The BOC Group (portions with respect to which confidentiality has been requested were filed separately with the request for confidential treatment) (filed as Exhibit 10.4 to
              Amendment No. 3 to Form S-1 Registration Statement No. 33-8211,
              filed April 16, 1987 and incorporated herein by reference).
    10.10     Settlement Agreement dated as of December 15, 1986 between
              Registrant and Robert F. Shaw and related documents (filed as
              Exhibit 10.21 to Amendment No. 3 to Form S-1 Registration Statement
              No. 33-8211, filed April 16, 1987 and incorporated herein by reference).
   *10.11     Registrant's 1982 Incentive Stock Option Plan, as amended (filed as
              Exhibit 10. 16 to the Report on Form 10-K for the year ended June
              26, 1988 and incorporated herein by reference), and forms of documents in connection with the 1982 Plan (filed as Exhibit 28.1 to Amendment No. 1 to Form S-8 Registration Statement No. 33-16590,
              filed August 31, 1987 and incorporated herein by reference).
   *10.12     Registrant's 1985 Equity Incentive Plan, as amended (filed as
              Exhibit 10.22 to the Report on Form 10-K for the year ended July 1,
              1990 and incorporated herein by reference) and forms of documents used in connection with the 1985 Plan (filed as Exhibit 10.22 to the Report on Form 10-K for the year ended July 1, 1990 and incorporated herein by reference).
   *10.13     Registrant's 1988 Stock Option Plan for Non-Employee Directors and
              forms of documents used in connection with such Plan, as amended
              (filed as Exhibit 10.13 to the Report on Form 10-K for the year ended July 7, 1991 and incorporated herein by reference).
   *10.14     Registrant's 1991 Equity Incentive Plan (filed as Exhibit 10.14 to the Report on Form 10-K for the year ended July 7, 1991 and incorporated herein by reference).
   *10.15     Notice of Grant of Stock Options and Stock Option Grant Agreement
              dated March 30, 1988 between Registrant and Frederick M. Grafton
              (filed as Exhibit 10.21 to the Report on Form 10-K for the year ended June 26, 1988 and incorporated herein by reference).
    10.16     Fourth Amended Registration Rights Agreement dated as of December
              31, 1984, January 15, 1985, March 6, 1985, March 29, 1985 and April
              19, 1985 between Registrant and certain purchasers of its
              securities (filed as Exhibit 10.15 to Form S-1 Registration
              Statement No. 33-8211, filed August 22, 1986 and incorporated herein by reference).

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
EXHIBIT NO.                         DESCRIPTION OF EXHIBIT                             PAGE
- -----------   -------------------------------------------------------------------  ------------
    10.17     Amendment to Fourth Amended Registration Rights Agreement listed as
              Exhibit 10.16 dated as of August 19, 1986 (filed as Exhibit 10.21 to Amendment No. 1 to Form S-1 Registration Statement No. 33-8211,
              filed September 10, 1986 and incorporated herein by reference).
    10.18     Second Amendment to Fourth Amended Registration Rights Agreement
              listed as Exhibit 10.16 dated as of December 24, 1986 (filed as
              Exhibit 10.20 to Amendment No. 3 to Form S-1 Registration Statement
              No. 33-8211, filed April 16, 1987 and incorporated herein by reference).
   *10.19     Indemnification Agreement dated as of June 17, 1986 between
              Registrant and Robert S. Smith (filed as Exhibit 10.16 to Form S-1
              Registration Statement No. 33-8211, filed August 22, 1986, and incorporated herein by reference).
   *10.20     Form of Indemnification Agreement entered into between Registrant and each of its directors, current officers and one former officer
              (filed as Exhibit 10.22 to Amendment No. 3 to Form S-1 Registration
              Statement No. 33-8211, filed April 16, 1987 and incorporated herein by reference).
    10.21     License Agreement between Registrant and Andros Analyzers
              Incorporated dated October 30, 1987 (portions with respect to which confidentiality has been requested were filed separately with the request for confidential treatment) (Filed as Exhibit 10.37 to the
              Report on Form 10-K for the year ended June 26, 1988 and
              incorporated herein by reference).
   *10.22     Letter agreement between Registrant and Paul J. Malloy, dated
              September 11, 1989 (filed as Exhibit 10.18 to the Report on Form
              10-K for the year ended July 2, 1989 and incorporated herein by reference), letter agreement between Registrant and James E.
              Corenman, dated May 19, 1989 (filed as Exhibit 10.19 to the Report on Form 10-K for the year ended July 2, 1989 and incorporated herein by reference), letter agreement and letter of
              indemnification between Registrant and Robert S. Smith dated August
              5, 1989 (filed as Exhibit 10.20 to the Report on Form 10-K for the year ended July 2, 1989 and incorporated herein by reference), letter agreement between Registrant and Charles C. Wilson dated
              October 5, 1989 (filed as Exhibit 10.35 to the Report on Form 10-K for the period ended July 1, 1990 and incorporated herein by reference), letter agreement between Registrant and L. Jack Lloyd dated March 16, 1990 (filed as Exhibit 10.36 to the Report on Form
              10-K for the period ended July 1, 1990 and incorporated herein by reference) and letter agreement between Registrant and Tibor
              Foldvari dated June 27, 1990 (filed as Exhibit 10.37 to the Report on Form 10-K for the period ended July 1, 1990 and incorporated herein by reference).
   *10.23     Agreement and General Release dated as of July 24, 1991 between
              Registrant and Lauren F. Yazolino (filed as Exhibit 10.23 to the
              Report on Form 10-K for the year ended July 7, 1991 and
              incorporated herein by reference) and the First Amendment to the
              Agreement and General Release dated May 1, 1992.
   *10.24     Employment Agreement dated effective as of May'23, 1989 between
              Registrant and Virginia Perry, Vice President, Quality Assurance
              and Regulatory Affairs (filed as Exhibit 10.38 to the Report on
              Form 10-K for the period ended July 1, 1990 and incorporated herein by reference).

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
EXHIBIT NO.                         DESCRIPTION OF EXHIBIT                             PAGE
- -----------   -------------------------------------------------------------------  ------------
   *10.25     Employment Agreement dated as of September 2, 1991 between
              Registrant and Theodore H. Toch, Vice President and General
              Manager, Instruments (filed as Exhibit 10.25 to the Report on Form
              10-K for the year ended July 7, 1991 and incorporated herein by reference).
    10.26     Agreement and Plan of Reorganization dated as of March 2, 1990 by and among Registrant, Nellcor Merger Corporation, Radiant Systems,
              Inc., Jeffrey J. Alholm, and Edward Kleban and related Letter
              Agreement and Exchange Agreement (filed as Exhibits 19.2, 19.3 and
              19.4 to the Report on Form 10-Q for the period ended April 1, 1990 and incorporated herein by reference).
    10.27     Buy-Sell Agreement for Rights and Products between Registrant and
              Colin Medical Instruments dated April 23, 1990, as amended July 24,
              1990 (filed as Exhibit 10.34 to the Report on Form 10-K for the period ended July 1, 1990 and incorporated herein by reference).
    10.28     Amendment dated February 8, 1991 to the Buy-Sell Agreement for the
              Rights and Products listed as Exhibit 10.27 (filed as Exhibit 10.28 to the Report on Form 10-K for the period ended July 7, 1991 and incorporated herein by reference) and the Third Amendment dated
              June 1, 1992 to the Buy-Sell Agreement aforementioned.
    10.29     Stock Purchase Agreement dated August 12, 1991 among Registrant,
              EdenTec Corporation and the Stockholders and Optionholders of
              EdenTec Corporation and related Employment Agreements between
              Registrant and Edward Schuck and Bruce Bowman, respectively (filed as Exhibit 10.29 to the Report on Form 10-K for the year ended July
              7, 1991 and incorporated herein by reference).
    10.30     Asset Purchase Agreement dated September 20, 1991 among Registrant,
              Fenem, Inc., Carl Fehder, M.D. and Edward Nemerovsky (filed as
              Exhibit 10.30 to the Report on Form 10-K for the year ended July 7,
              1991 and incorporated herein by reference).
   *10.31     Letter agreement dated November 1, 1992, regarding Offer of
              Employment between Registrant and David J. Illingworth (filed as
              Exhibit 10.31 to the Report on Form 10-K for the year ended July 4,
              1993 and incorporated herein by reference).
   *10.32     Promissory Note secured by Deed of Trust, dated February 18, 1993 made by David J. Illingworth in favor of Registrant (filed as
              Exhibit 10.32 to the Report on Form 10-K for the year ended July 4,
              1993 and incorporated herein by reference).
   *10.33     Separation Agreement and General Release between Registrant and
              Theodore H. Toch dated as of January 15, 1993 (filed as Exhibit
              10.33 to the Report on Form 10-K for the year ended July 4, 1993 and incorporated herein by reference).
   *10.34     Separation Agreement and General Release between Registrant and
              Walter J. McBride dated as of March 9, 1993 (filed as Exhibit 10.34 to the Report on Form 10-K for the year ended July 4, 1993 and incorporated herein by reference).
   *10.35     Separation Agreement between Registrant and Robert M. Johnson dated
              November 24, 1993 (filed as Exhibit 10.35 to the Report on Form
              10-K for the year ended July 3, 1994 and incorporated herein by reference).

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
EXHIBIT NO.                         DESCRIPTION OF EXHIBIT                             PAGE
- -----------   -------------------------------------------------------------------  ------------
   *10.36     Agreement between Registrant and Virginia Perry dated March 16,
              1994 (filed as Exhibit 10.36 to the Report on Form 10-K for the year ended July 3, 1994 and incorporated herein by reference).
   *10.37     Separation Agreement between Registrant and Julio Guardado dated
              May 16, 1994 (filed as Exhibit 10.37 to the Report on Form 10-K for the year ended July 3, 1994 and incorporated herein by reference).
   *10.38     Separation Agreement between Registrant and Patricia E. Bashaw dated May 27, 1994 (filed as Exhibit 10.38 to the Report on Form
              10-K for the year ended July 3, 1994 and incorporated herein by reference).
   *10.39     Agreement between Registrant and David L. Schlotterbeck dated June
              13, 1994 (filed as Exhibit 10.39 to the Report on Form 10-K for the year ended July 3, 1994 and incorporated herein by reference).
   *10.40     Forms of Chief Executive Officer, Executive Officer and Key
              Employee Severance Agreements (filed as Exhibits 10.2, 10.3 and
              10.4 to the Report on Form 10-Q for the period ended January 1,
              1995 and incorporated herein by reference).
   *10.41     Registrant's 1994 Equity Incentive Plan, as amended (filed as
              Exhibit 4.5 to Form S-8 Registration Statement No. 33-87490 and
              incorporated herein by reference).
   *10.42     Registrant's 1995 Merger Stock Incentive Plan (filed as Exhibit 4.5 to Form S-8 Registration Statement No. 33-62465 and incorporated herein by reference).
     21.1     List of Subsidiaries (filed as Exhibit 21.1 to the Report on Form
              10-K for the year ended July 3, 1994 and incorporated herein by reference).
     23.1     Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
     23.2     Consent of Morrison & Foerster LLP (included in Exhibit 8.1).
     23.3     Consent of Gray Cary Ware & Freidenrich (included in Exhibit 8.2).
     23.4     Consent of Price Waterhouse LLP.
     23.5     Consent of Ernst & Young LLP.
     24.1     Power of Attorney of certain officers and directors (included in
              Part II to the Registration Statement).


- ---------------

* An asterisk next to the number of an exhibit indicates that the exhibit is a management contract or compensatory plan or arrangement.